Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

February 25, 2021

among

ATLAS TC HOLDINGS LLC,
as Holdings,

ATLAS INTERMEDIATE HOLDINGS LLC,

as Borrower,

The Lenders From Time to Time Party Hereto

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent and as Collateral Agent

(continued)

i

(continued)

(continued)

(continued)

(continued)

v

SCHEDULES:

Schedule 1.01	—	Refinancing
Schedule 2.01	—	Commitments and Term Loans
Schedule 3.12	—	Subsidiaries
Schedule 3.24	—	Insurance
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(e)	—	Existing Investments
Schedule 6.08	—	Existing Affiliate Transactions
Schedule 6.09(a)	—	Existing Restrictions (Liens)
Schedule 6.09(b)	—	Existing Restrictions (Distributions and Transfers)
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Guarantee Agreement
Exhibit C	—	Form of Perfection Certificate
Exhibit D	—	Form of Collateral Agreement
Exhibit E	—	[Reserved]
Exhibit F	—	Form of Prepayment Notice
Exhibit G	—	Form of Interest Election Request
Exhibit H	—	Form of Closing Certificate
Exhibit I	—	Form of Intercompany Note
Exhibit J	—	Form of Specified Discount Prepayment Notice
Exhibit K	—	Form of Specified Discount Prepayment Response
Exhibit L	—	Form of Discount Range Prepayment Notice
Exhibit M	—	Form of Discount Range Prepayment Offer
Exhibit N	—	Form of Solicited Discounted Prepayment Notice
Exhibit O	—	Form of Solicited Discounted Prepayment Offer
Exhibit P	—	Form of Acceptance and Prepayment Notice
Exhibit Q-1	—	Form of United States Tax Compliance Certificate 1
Exhibit Q-2	—	Form of United States Tax Compliance Certificate 2
Exhibit Q-3	—	Form of United States Tax Compliance Certificate 3
Exhibit Q-4	—	Form of United States Tax Compliance Certificate 4
Exhibit R	—	Form of Note
Exhibit S	—	Form of Borrowing Request
Exhibit T	—	Form of Compliance Certificate
Exhibit U	—	Form of Solvency Certificate

CREDIT AGREEMENT, dated as of February 25, 2021 (this “Agreement”), among ATLAS TC HOLDINGS LLC, a Delaware limited liability company (“Holdings”), ATLAS INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), the LENDERS from time to time party hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION (“Wilmington Trust”), as administrative agent (the “Administrative Agent”) and collateral agent (the “Collateral Agent”).

PRELIMINARY STATEMENTS

Pursuant to that certain Credit Agreement, dated as of February 14, 2020 (as amended, restated, supplemented, or otherwise modified from time to time, the “Existing Credit Agreement”), among Holdings, the Borrower, Atlas TC Buyer LLC, the lenders and issuing banks from time to time party thereto (the “Existing Lenders”) and Macquarie Capital Funding LLC, as administrative agent (the “Existing Administrative Agent”), the Existing Lenders extended credit to the Borrower for the purposes set forth therein.

Pursuant to that certain Subscription Agreement, dated as of February 14, 2020, between Holdings and GSO COF III AIV-2 LP (the “Blackstone Holder”), the Blackstone Holder purchased 145,000 units of Series A senior preferred units of Holdings (the “Preferred Units”), which Preferred Units are subject to the terms and conditions set forth in the Amended and Restated Limited Liability Company Agreement of Holdings, dated as of February 14, 2020 (the “Holdings LLC Agreement”).

The Borrower has requested that the Lenders extend credit to the Borrower in the form of Initial Term Loans in an initial aggregate principal amount of $432,000,000.

The proceeds of the Initial Term Loans will be used to fund the Transactions (including to pay the Transaction Costs).

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABL Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent under the ABL Credit Agreement, and its successors and permitted assigns and any similar agent(s) in any refinancing or replacement thereof in accordance with the ABL Intercreditor Agreement.

“ABL Collateral Agreement” shall mean each security, collateral or pledge agreement, however named or referred to, entered into in connection with the ABL Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance therewith and the ABL Intercreditor Agreement, or refinanced or replaced in accordance with the ABL Intercreditor Agreement.

“ABL Credit Agreement” means the Credit Agreement, dated as of the Closing Date, among the Borrower, each other Loan Party, the lenders from time to time party thereto and the ABL Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance therewith and the ABL Intercreditor Agreement, or refinanced or replaced in accordance with the ABL Intercreditor Agreement.

“ABL First Priority Collateral” has the meaning provided to the term “First Priority Collateral” in the ABL Intercreditor Agreement.

“ABL Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, between the Agents and the ABL Agent and acknowledged by each Loan Party, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith and therewith.

“ABL Loan Documents” means the ABL Credit Agreement, the ABL Collateral Agreement and the other Loan Documents (as defined in the ABL Credit Agreement), in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance therewith and the ABL Intercreditor Agreement, or refinanced or replaced in accordance with the ABL Intercreditor Agreement.

“ABL Loans” means the Loans (as defined in the ABL Credit Agreement) and any similar term in any refinancing or replacement thereof in accordance with the ABL Intercreditor Agreement.

“ABL Obligations” means the Secured Obligations (as defined in the ABL Credit Agreement) and any similar term in any refinancing or replacement thereof in accordance with the ABL Intercreditor Agreement.

“ABL Secured Cash Management Liabilities” means Banking Services Obligations (as defined in the ABL Credit Agreement) and any similar term in any refinancing or replacement thereof in accordance with the ABL Intercreditor Agreement.

“ABL Secured Swap Liabilities” means the Swap Agreement Obligations (as defined in the ABL Credit Agreement) and any similar term in any refinancing or replacement thereof in accordance with the ABL Intercreditor Agreement.

“ABR” when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit P.

“Acceptance Date” has the meaning specified in Section 2.11(a)(ii)(D)(2).

“Accepting Lenders” has the meaning specified in Section 2.24(a).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, as the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Additional Lender” means, at any time, any bank, financial institution or other institutional lender or investor that agrees to provide any portion of any (a) Incremental Term Loans pursuant to an Incremental Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Lender shall be subject to the approval of the Administrative Agent if such consent would be required under Section 9.04(b) for an assignment of Term Loans, Term Commitments or Delayed Draw Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval not to be unreasonably withheld, conditioned or delayed) and the Borrower.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to the product of (i) the LIBO Rate as in effect at such time for such Interest Period and (ii) the Statutory Reserve Rate; provided that, in any event, the Adjusted LIBO Rate shall not be less than 1.0% per annum.

“Administrative Agent” means Wilmington Trust, National Association, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning specified in Section 2.24(a).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly manages, advises, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means the Administrative Agent, the Collateral Agent and any of their respective successors and assigns in such capacity, and “Agents” means two or more of them.

“Agent Fee Letter” means that certain Agent Fee Letter, dated as of the Closing Date, by and among the Borrower, the Administrative Agent and the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agent Removal Effective Date” has the meaning assigned to such term in Section 8.06.

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00% and (c) the Adjusted LIBO Rate for the applicable Term Loan on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with an Interest Period of one month plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Effective Rate or by virtue of the provisions of Section 2.14 or 2.23, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all applicable laws, rules and regulations from time to time concerning or relating to bribery, corruption, or improper payments, including the FCPA.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Change of Control” means a Change of Control pursuant to which any Person or group, other than the Permitted Holders (directly or indirectly, including through one or more holding companies) (such Person or group, the “Applicable Holder”), acquires ownership, directly or indirectly, beneficially or of record, of Equity Interests representing at least 35% but less than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings or Atlas, from any Permitted Holder described in clause (c) of the definition thereof.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“Applicable Holder” has the meaning assigned to such term in the definition of the term “Applicable Change of Control.”

“Applicable Lender” has the meaning assigned to such term in the definition of the term “Applicable Premium.”

“Applicable Premium” means, with respect to any Initial Term Loan on any Prepayment Date, an amount equal to the sum of (A) the present value at such Prepayment Date of each scheduled payment of interest (including interest accrued at the PIK Rate and added to the unpaid principal amount of such Initial Term Loan) to be made on such Initial Term Loan on or after such Prepayment Date through (and including) the first anniversary of the Closing Date (assuming for purposes of clause (B)(II) of this definition that a PIK Election is made, in respect of any Interest Periods that begin at any time after the applicable Prepayment Date and prior to the first anniversary of the Closing Date, for proportionately the same number of Interest Periods and in the same pattern as the number and pattern of Interest Periods for which a PIK Election was made in respect of Interest Periods that begin any time on or after the Closing Date and on or prior to the applicable Prepayment Date), in each case, discounted to such Prepayment Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as of such Prepayment Date plus 50 basis points, plus (B) the product of (I) 102.0%, multiplied by (II) the principal amount of such Initial Term Loan (including any additional amounts accrued at the PIK Rate and added to the unpaid principal amount of such Initial Term Loan pursuant to a PIK Election made in accordance with Section 2.13(d)(iv)(y)).

Notwithstanding the foregoing, in the event that the Borrower prepays any Initial Term Loans substantially concurrently with the consummation of any Applicable Change of Control, the Applicable Premium shall be an amount equal to the lesser of (i) the amount calculated pursuant to the immediately preceding paragraph of this definition and (ii) $25,000,000; provided that, if the Applicable Holder acquires ownership, directly or indirectly, beneficially or of record, of Equity Interests representing at least 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings or Atlas on or prior to the date that is 180 days following such Applicable Change of Control, then no later than 11:00 a.m. (New York City time) one (1) Business Day after the Applicable Holder acquires such ownership interest described in this proviso, the Borrower shall (A) provide the Administrative Agent (or, if on such date the Term Loans have already been paid in full and this Agreement has terminated, the Applicable Lenders) with written notice thereof and (B) pay to the Administrative Agent, for the account of each Person that was a Lender on the date of the consummation of such Applicable Change of Control (each such Lender, an “Applicable Lender”) (or, if on such date the Term Loans have already been paid in full and this Agreement has terminated, pay the Applicable Lenders directly), an amount equal to the excess (if any) of (x) the amount that would have been payable to such Applicable Lenders if the Applicable Premium was calculated pursuant to the immediately preceding paragraph of this definition and (y) the amount that was actually paid to such Lenders as a result of the application of this paragraph. The obligations of the Borrower under this paragraph shall survive and remain in full force and effect regardless of the repayment of the Term Loans and all other amounts payable hereunder or the termination of this Agreement or any provision hereof.

The Applicable Premium shall be calculated by the Borrower in consultation with (and subject to the consent of) the Required Lenders.

“Applicable Rate” means, for any day, with respect to any Term Loan, (i) 4.50% per annum, in the case of an ABR Loan or (ii) 5.50% per annum, in the case of a Eurodollar Loan.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Foreign Bank” has the meaning assigned to such term in the definition of “Permitted Investments.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form reasonably approved (including electronic documentation generated by MarkitClear or other electronic platforms) by the Administrative Agent.

“Atlas” means Atlas Technical Consultants, Inc., a Delaware corporation.

“Auction Agent” means (a) the Administrative Agent, to the extent the Administrative Agent has agreed in writing to act in such capacity, or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii)(A); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” means (i) the audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the SPAC for its Fiscal Year ended December 31, 2019 and (ii) the audited consolidated balance sheet and related statements of income, stockholder’s equity and cash flows of Atlas for the Fiscal Years ended December 31, 2017, December 31, 2018 and December 31, 2019.

“Available Amount” means, as of any date of determination, a cumulative amount equal to (without duplication):

(a)  the greater of (A) $3,500,000 and (B) 5% of Consolidated EBITDA for the most recently completed Test Period; plus

(b)  the remainder of (A) the sum of an amount (which amount shall not be less than zero) equal to the sum of Excess Cash Flow (but not less than zero in any period) for the Fiscal Year of the Borrower ending on December 31, 2021 (but, in the case of such Fiscal Year, only for the period from the Closing Date through and including December 31 2021) and Excess Cash Flow for each succeeding completed Fiscal Year of the Borrower as of such date, in each case, that was not required to prepay Term Borrowings pursuant to Section 2.11(d) or other secured pari passu term Indebtedness as permitted by such Section 2.11(d) minus (B) the aggregate amount by which the required payment of Term Borrowings pursuant to Section 2.11(d) for any Fiscal Year of the Borrower has been reduced by operation of the first proviso to such Section 2.11(d); plus

(c) the aggregate amount of returns, profits, distributions and similar amounts (whether by means of a sale or other disposition, a repayment of a loan or advance, a dividend or otherwise) received by the Borrower and its Restricted Subsidiaries in cash or in the form of Permitted Investments on Investments made using the Available Amount (not to exceed the original amount of such Investments); plus

(d) the aggregate amount of Investments of the Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary made using the Available Amount that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries (up to the lesser of (i) the fair market value (as reasonably determined in good faith by the Borrower) of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value (as reasonably determined in good faith by the Borrower) of the original Investment by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary); plus

(e) the aggregate amount of Net Proceeds of a sale or other Disposition of any Unrestricted Subsidiary (including the issuance of stock of an Unrestricted Subsidiary) received by the Borrower and its Restricted Subsidiaries in cash or in the form of Permitted Investments to the extent the original Investment or Investments therein were made in reliance on the Available Amount (not to exceed the original amount of such Investment or Investments); plus

(f) to the extent not included in Consolidated Net Income or otherwise refreshing another basket under Section 6.04, dividends or other distributions or returns on capital received by the Borrower or any of its Restricted Subsidiaries in cash from an Unrestricted Subsidiary (unless otherwise excluded pursuant to Section 6.07(a)(vi)(A)) to the extent the original Investment or Investments therein were made in reliance on the Available Amount; plus

(g) the aggregate amount of any Retained Declined Proceeds since the Closing Date; plus

(h) the aggregate amount of Net Proceeds of new public or private issuances of Qualified Equity Interests of Holdings or any parent of Holdings which are received in cash and are contributed to the Borrower, in each case, after the Closing Date; plus

(i) the aggregate amount of capital contributions received by Holdings and contributed to the Borrower in cash or in the form of Permitted Investments, in each case, after the Closing Date (other than in respect of any Disqualified Equity Interest); plus

(j) the aggregate amount of Net Proceeds received by the Borrower or any of its Restricted Subsidiaries in cash from Indebtedness and Disqualified Equity Interest issuances issued after the Closing Date and which have been exchanged or converted into Qualified Equity Interests of Holdings or any parent of Holdings;

provided that, in no event, shall the Available Amount include (i) any Cure Amounts or (ii) any other equity proceeds as provided in Sections 6.04(b), 6.07(a)(v), 6.07(a)(viii) and 6.07(a)(xi).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bambino Acquisition” means the acquisition by Atlas Technical Consultants LLC, a Delaware limited liability company (“Atlas Technical”) of all of the outstanding Equity Interests of certain Persons in connection with the proposed acquisition identified to the Lenders prior to the Closing Date as “Project Bambino.”

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities, in the case of clauses (i) and (ii), that is administratively feasible as determined by the Administrative Agent, and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that (x) has been selected by the Administrative Agent (at the direction of the Required Lenders) and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time and (y) is administratively feasible as determined by the Administrative Agent.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent (acting at the direction of the Required Lenders) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (acting at the direction of the Required Lenders) determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as (x) the Administrative Agent (acting at the direction of the Required Lenders) decides is reasonably necessary in connection with the administration of this Agreement and (y) the Administrative Agent determines is administratively feasible.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with clauses (b) through (e) of Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to clauses (b) through (e) of Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” has the meaning assigned to such term in Section 4.01(j).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blackstone” means Blackstone Alternative Credit Advisors LP, and its funds, accounts and clients managed, advised or sub-advised by it.

“Blackstone Entity” means Blackstone, Blackstone Finco, any of Blackstone’s Affiliates, and shall include, without limitation, certain funds, accounts and clients managed, advised or sub-advised by Blackstone, Blackstone Finco, or any of their respective Affiliates, as the context may require.

“Blackstone Finco” means Blackstone Holdings Finance Co. L.L.C. and its Affiliates.

“Blackstone Holder” has the meaning given to such term in the preliminary statements hereto.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing or any committee thereof duly authorized to act on behalf of such board, manager or managing member, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning given to such term in the preliminary statements hereto.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrowing” means Term Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Eurodollar Borrowing, $1,000,000 and (b) in the case of an ABR Borrowing, $500,000.

“Borrowing Multiple” means (a) in the case of a Eurodollar Borrowing, $1,000,000 and (b) in the case of an ABR Borrowing, $500,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, substantially in the form of Exhibit S or any other form reasonably approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Requirements of Law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, that all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 31, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease or Capital Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following December 31, 2018 that would otherwise require such obligation to be recharacterized as a Capital Lease Obligation; provided further, that, for purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee; and provided further, that, to the extent reasonably requested by the Administrative Agent, the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations or reporting of such leases under this Agreement and calculations or reporting of such leases in accordance with GAAP (after giving effect to such change in GAAP following December 31, 2018). For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Leases” means all leases that have been, in accordance with GAAP as in effect on December 31, 2018, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“CARES Act” means Title I of the Coronavirus Aid, Relief and Economic Security Act, as amended (including any successor thereto), commonly referred to as the “Paycheck Protection Program”, and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof as in effect from time to time, regardless of the date enacted, adopted, issued or implemented.

“CARES Debt” means unsecured Indebtedness of any Restricted Subsidiary acquired in connection with a Permitted Acquisition (but not in contemplation of such Permitted Acquisition) to the extent such Indebtedness was advanced by (i) any Governmental Authority (including the Small Business Administration) or any other Person acting as a financial agent of a Governmental Authority or (ii) any other Person to the extent such Indebtedness under this clause (ii) is guaranteed by a Governmental Authority (including the Small Business Administration), in each case pursuant to the CARES Act.

“CARES Debt Escrow Conditions” means, collectively, (i) the Person acquired pursuant to the applicable Permitted Acquisition completes a forgiveness application reflecting its use of all the proceeds of the subject CARES Debt and submits such forgiveness application, together with any required supporting documentation, to the lender of the applicable CARES Debt prior to the consummation of the Permitted Acquisition, (ii) an interest-bearing escrow account controlled by the lender of the subject CARES Debt is established prior to the consummation of the applicable Permitted Acquisition, (iii) funds are thereafter maintained in such escrow account in an amount no less than the outstanding balance from time to time of the subject CARES Debt and (iv) such funds in such escrow account may only be released (A) if the subject CARES Debt is forgiven in full, to the Person acquired pursuant to the applicable Permitted Acquisition, or (B) if the subject CARES Debt is not forgiven or is not forgiven in full, first, to repay the remaining subject CARES Debt, together with any interest thereon, and thereafter, to the Person acquired pursuant to the applicable Permitted Acquisition.

“Cash Management Obligations” means (a) obligations of Holdings, the Borrower or any of its Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code that is owned directly or indirectly by a Loan Party.

“Change in Law” means: (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, implemented, promulgated or issued.

“Change of Control” means (a) the failure of Holdings to directly or indirectly own all of the Equity Interests of the Borrower, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, other than the Permitted Holders (directly or indirectly, including through one or more holding companies), of Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings, (c) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, other than the Permitted Holders (directly or indirectly, including through one or more holding companies), of Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Atlas, or (d) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in (x) the ABL Credit Agreement or (y) the documentation governing any First Lien Indebtedness, any Indebtedness that is secured by the Collateral on a junior basis to the Secured Obligations or any unsecured Indebtedness incurred pursuant to Section 6.01(a)(ix), (a)(xv) or (a)(xx), in each case of this clause (y), that is Material Indebtedness. For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act and (ii) the phrase “Person or group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan. For purposes of this definition, any voting Equity Interests held by the Management Investors in Holdings or any direct or indirect parent company thereof in excess of 20% of the aggregate voting Equity Interests in Holdings or any direct or indirect parent company thereof shall be disregarded for purposes of determining the respective thresholds in this definition.

“Class” when used in reference to (a) any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are Initial Term Loans, Delayed Draw Term Loans, Incremental Term Loans or Other Term Loans, (b) any Commitment, refers to whether such Commitment is a Term Commitment, Delayed Draw Commitment or Other Term Commitment and (c) any Lender, refers to whether such Lender has a Term Loan or Commitment with respect to a particular Class of Term Loans or Commitments, Delayed Draw Term Loans, Other Term Commitments, Other Term Loans and Incremental Term Loans, and Incremental Term Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means February 25, 2021.

“Closing Payment Letter” means that certain Closing Payment Letter, dated as of the Closing Date, by and among the Borrower and each Lender party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to any of the Security Documents as security for the Secured Obligations.

“Collateral Agent” has the meaning given to such term in Section 8.01(b) and its successors in such capacity as provided in Article VIII.

“Collateral Agreement” means the Collateral Agreement, dated as of the Closing Date, among the Borrower, each other Loan Party and the Collateral Agent, substantially in the form of Exhibit D.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from (i) Holdings, the Borrower and each of its Restricted Subsidiaries (other than any Excluded Subsidiary, including any Restricted Subsidiary that becomes an Excluded Subsidiary and is otherwise permitted to be released from any obligations hereunder or under the other Loan Documents pursuant to Section 9.14) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Person, (ii) Holdings, the Borrower and each Subsidiary Loan Party either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Subsidiary Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Closing Date, to the extent reasonably requested by the Required Lenders, opinions and documents of the type referred to in Sections 4.01(b), 4.01(c), 4.01(d), 4.01(f), 4.01(j), 4.01(m) and 4.01(n) and (iii) Holdings, the Borrower and each Subsidiary Loan Party either (x) a counterpart of each Intercreditor Agreement (to the extent then in effect) or (y) in the case of any Person that becomes or is required to become a Subsidiary Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a joinder to each such Intercreditor Agreement, in substantially the form specified therein;

(b) all outstanding Equity Interests of the Borrower and each of its Restricted Subsidiaries (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement, and the Collateral Agent shall have received certificates, if any, or other instruments, if any, representing all such Equity Interests (other than such Equity Interests constituting Excluded Assets), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) if any Indebtedness for borrowed money of Holdings, the Borrower or any Subsidiary in a principal amount of $5,000,000 or more is owing by such obligor to any Loan Party (or, when aggregated with all other such Indebtedness owed to any Loan Party by any such obligors, exceed a principal amount of $10,000,000 in the aggregate) and such Indebtedness shall be evidenced by a promissory note, such promissory note shall be pledged pursuant to the Collateral Agreement, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that the foregoing delivery requirement with respect to any intercompany indebtedness may be satisfied by delivery of the Intercompany Note executed by all Loan Parties as payees and all such obligors as payors;

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property Security Agreements required by this Agreement, the Security Documents or any Requirements of Law and reasonably requested by the Required Lenders to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent in proper form for filing, registration or recording; and

(e) the Administrative Agent shall have received with respect to each Material Real Property, (i) counterparts of a Mortgage with respect to such Material Real Property duly executed and delivered by the record owner of such Mortgaged Property (it being understood that if a mortgage tax will be owed on the entire amount of the Indebtedness evidenced hereby, the Administrative Agent will cooperate with the Borrower or the other applicable Loan Party in order to minimize the amount of mortgage tax payable in connection with such Mortgage as permitted by, and in accordance with, applicable law including, to the extent permitted by applicable law, limiting the amount secured by such Mortgage to the fair market value of the respective Mortgaged Property (as reasonably determined in good faith by the Borrower) at the time such Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such customary lender’s endorsements (other than a creditor’s rights endorsement) as the Administrative Agent or the Required Lenders may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the Administrative Agent and the Lenders shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements in jurisdictions in which zoning endorsements are either not available or not available at commercially reasonable rates), in an amount equal to the fair market value of such Mortgaged Property or as otherwise reasonably agreed by the Borrower and the Administrative Agent (acting at the direction of the Required Lenders); provided that in no event will the Borrower be required to obtain independent appraisals of such Mortgaged Properties, unless required by FIRREA, (iii) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property, and if any improved Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in special flood hazard area, a duly executed notice about special flood hazard area status and flood disaster assistance and evidence of such flood insurance as provided in Section 5.07(b), (iv) if requested by the Required Lenders, opinions addressed to the Administrative Agent, the Collateral Agent and the other Secured Parties, from counsel qualified to opine in the jurisdiction in which the applicable Loan Party is organized and in each jurisdiction where a Mortgaged Property is located regarding such customary matters as may be in form and substance reasonably satisfactory to the Required Lenders, (v) if requested by the Required Lenders, a new survey in form and substance reasonably acceptable to the Required Lenders or existing survey together with a no change affidavit of such Mortgaged Property, sufficient for the title insurance company to remove the standard survey exceptions and issue the survey related endorsements and otherwise reasonably satisfactory to the Required Lenders, and (vi) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings in appropriate county land office(s).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties that constitute Excluded Assets or in the assets of any Subsidiary that is an Excluded Subsidiary. In addition, notwithstanding anything to the contrary contained herein or in any other Loan Document, the Borrower and the other Loan Parties shall not be required, nor shall the Administrative Agent be authorized, (i) to perfect the above-described pledges, security interests and mortgages or any other pledge, security interest or mortgage granted in connection with the Loan Documents by any means other than by (A) the filing of Uniform Commercial Code financing statements in the applicable filing offices, (B) the filing of any Mortgage with respect to real property that constitutes Collateral, (C) filings in the United State Patent and Trademark Office or the United State Copyright Office for Intellectual Property that constitutes Collateral, and (D) taking possession of any stock certificates or intercompany or other notes or instruments that constitute Collateral, (ii) to enter into any deposit account control agreement, securities account control agreement or other control agreement with respect to any deposit account, securities account or other asset (other than in respect of Equity Interests of the Borrower or any of its Subsidiaries that constitute an “uncertificated security” within the meaning of Article 8 of the UCC) requiring perfection through control agreements or (iii) to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction to create any security interests in assets located or titled outside of the United States or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia). The Administrative Agent (acting at the direction of the Required Lenders) may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions (if requested) or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means with respect to any Lender, its Term Commitment, Delayed Draw Commitment, Other Term Commitment of any Class or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means the certificate required to be delivered pursuant to Section 5.01(e), substantially in the form of Exhibit T.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets plus (B) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest expense in accordance with GAAP plus (C) the implied interest component of synthetic leases with respect to such period plus (D) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments plus (E) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (F) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program;

(ii) provision for taxes based on income, profits or capital, including federal, provincial, territorial, foreign, state, local, franchise, excise, and similar taxes and foreign withholding paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto);

(iii) Non-Cash Charges;

(iv) extraordinary expenses, losses or charges (as defined in GAAP prior to the effectiveness of FASB ASU 2015-01), provided, however, the aggregate amounts increasing Consolidated EBITDA pursuant to this clause (a)(iv), together with the adjustments pursuant to clauses (a)(v), (a)(vi) and (b) below, the definition of Pro Forma Adjustment and the proviso to the definition of Pro Forma Basis, shall not collectively exceed the greater of (x) $20,000,000 or (y) 30% of Consolidated EBITDA for the relevant period (calculated prior to giving effect to any such increase);

(v) unusual or non-recurring expenses, losses or charges (including any unusual or non-recurring operating expenses, losses or charges directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions), systems development and establishment costs, recruiting fees, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees incurred in connection with any of the foregoing; provided, however, the aggregate amounts increasing Consolidated EBITDA pursuant to this clause (a)(v), together with the adjustments pursuant to clause (a)(iv) above, clauses (a)(vi) and (b) below, the definition of Pro Forma Adjustment and the proviso to the definition of Pro Forma Basis, shall not collectively exceed the greater of (x) $20,000,000 or (y) 30% of Consolidated EBITDA for the relevant period (calculated prior to giving effect to any such increase);

(vi) restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements; provided, however, the aggregate amounts increasing Consolidated EBITDA pursuant to this clause (a)(vi), together with the adjustments pursuant to clauses (a)(iv) and (a)(v) above, clause (b) below, the definition of Pro Forma Adjustment and the proviso to the definition of Pro Forma Basis, shall not collectively exceed the greater of (x) $20,000,000 or (y) 30% of Consolidated EBITDA for the relevant period (calculated prior to giving effect to any such increase);

(vii) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary;

(viii) (A) the amount of non-management board of directors fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) Holdings (or any direct or indirect parent thereof) and (B) the amount of expenses relating to payments made to option holders of Holdings or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Loan Documents;

(ix) losses, expenses or charges (including all fees and expenses or charges relating thereto) (A) from abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed, disposed or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) and (B) attributable to business dispositions or asset dispositions (other than in the ordinary course of business), as reasonably determined in good faith by a Financial Officer;

(x) any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such loss has not been realized);

(xi) any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period;

(xii) any costs or expenses incurred by the Borrower or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of Holdings or Net Proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests), in each case, which have been contributed to the Borrower;

(xiii) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;

(xiv) charges, losses, lost profits, expenses (including litigation expenses, fee and charges) or write-offs to the extent indemnified or insured by a third party, including expenses or losses covered by indemnification provisions or by any insurance provider in connection with the Transactions, a Permitted Acquisition or any other acquisition or Investment, Disposition or any Casualty Event, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed in cash within one (1) year after the related amount is first added to Consolidated EBITDA pursuant to this clause (a)(xiv) (and if not so reimbursed within one (1) year, such amount shall be deducted from Consolidated EBITDA during the next measurement period);

(xv) expenses incurred during such period in connection with earn-out and other deferred payments in connection with any acquisitions constituting an Investment permitted under this Agreement, to the extent included in the calculation of Consolidated Net Income as an accounting adjustment to the extent that the actual amount payable or paid in respect of such earn-out or other deferred payments exceeds the liability booked by the applicable Person therefor;

(xvi) to the extent that any of the expenses referred to in clause (ii) of the last sentence of the definition of Consolidated Net Income would have been added back to Consolidated EBITDA pursuant to any of the foregoing clauses of this definition had such expenses been incurred directly by the Borrower, the amount of such expenses; and

(xvii) expenses, losses or charges (but not lost revenue or profits) directly or indirectly related to the circumstances surrounding the outbreak of the pandemic caused by the virus known as COVID-19 and any orders of a Governmental Authority issued in connection therewith, in each case to the extent incurred on or prior to December 31, 2021; provided that any severance costs related to the circumstances surrounding outbreaks of the pandemic caused by the virus known as COVID-19 which have been added back to Consolidated EBITDA pursuant to clauses (a)(v) or (a)(xii) above may continue to be added back to Consolidated EBITDA following December 31, 2021; plus

(b)  without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies related to the Transactions or any Specified Transaction, any restructuring, cost saving initiative or other initiative projected by the Borrower in good faith to be realized as a result of actions either taken or with respect to which substantial steps have been taken or that are expected to be taken, in each case on or prior to the date that is eighteen (18) months after the Closing Date (in the case of the Transactions) or such Specified Transaction or the implementation of such restructuring, cost saving or other initiative, as the case may be (which cost savings, operating expense reductions and synergies shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable and (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions, other operating improvements or synergies that are included in clauses (a)(v) and (a)(vi) above or in the definitions of Pro Forma Adjustment and Pro Forma Basis (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken); provided, however, the aggregate amounts increasing Consolidated EBITDA pursuant to this clause (b) shall not, (x) together with the adjustments pursuant to the definition of Pro Forma Adjustment and the proviso to the definition of Pro Forma Basis, exceed 20% of Consolidated EBITDA for the relevant period (calculated prior to giving effect to any such increase), or (y) together with the adjustments pursuant to clauses (a)(iv), (a)(v) and (a)(vi) above, the definition of Pro Forma Adjustment and the proviso to the definition of Pro Forma Basis, collectively exceed the greater of (A) $20,000,000 or (B) 30% of Consolidated EBITDA for the relevant period (calculated prior to giving effect to any such increase);

(c) [reserved]; less

(d) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains (as defined in GAAP prior to the effectiveness of FASB ASU 2015-01) and unusual or non-recurring gains;

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period) and other items of non-cash income;

(iii) gains or other income (A) from abandoned, closed, disposed or discontinued operations and any gains or other income on disposal of abandoned, closed, disposed or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) and (B) attributable to business dispositions or asset dispositions (other than in the ordinary course of business), as reasonably determined in good faith by a Financial Officer;

(iv) any non-cash gain attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such gain has not been realized);

(v) any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in such period;

(vi) gains during period in connection with earn-outs and other deferred payments in connection with any acquisitions constituting an Investment permitted under this Agreement, to the extent included in the calculation of Consolidated Net Income as an accounting adjustment to the extent that the actual amount payable or paid in respect of such earn-outs or other deferred payments is less than the liability booked by the applicable Person therefor; and

(vii) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary; plus

(e) without duplication, any cash income from investments recorded using the equity method of accounting or the cost method of accounting, to the extent not included in arriving at Consolidated Net Income, except to the extent such income was attributable to income that would be deducted pursuant to clause (d) above if it were income of the Borrower or its Restricted Subsidiaries; minus

(f) without duplication, any losses from investments recorded using the equity method of accounting or the cost method of accounting, to the extent not deducted in arriving at Consolidated Net Income, except to the extent such loss was attributable to losses that would be added back pursuant to clauses (a) and (b) above if it were a loss of the Borrower or a Restricted Subsidiary; plus

(g) without duplication, an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting, equal to the amount attributable to each such investment that would be added to Consolidated EBITDA pursuant to clauses (a) and (b) above if instead attributable to the Borrower or a Restricted Subsidiary of the Borrower, pro-rated according to the Borrower’s or its applicable Restricted Subsidiary’s percentage ownership in such investment; minus

(h) without duplication, an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting, equal to the amount attributable to each such investment that would be deducted from Consolidated EBITDA pursuant to clause (c) above if instead attributable to the Borrower or a Restricted Subsidiary of the Borrower, pro-rated according to the Borrower’s or its applicable Restricted Subsidiary’s percentage ownership in such investment, in each case, as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in accordance with GAAP; plus

(i) without duplication, the aggregate amount of credits received as a result of treatment of cash rent payments pursuant to GAAP;

in each case, as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in accordance with GAAP; provided that:

(I) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of assets or liabilities (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),

(II) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging,

(III) there shall be included in determining Consolidated EBITDA for any period, without duplication, to the extent not included in Consolidated Net Income, the Acquired EBITDA of any Person, property, business or asset or attributable to any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis;

(IV) there shall be, to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations in accordance with GAAP (other than (x) if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period and (y) for periods prior to the applicable sale, transfer or other disposition) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis; and

(V) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to the Transactions or any Permitted Acquisition (or other similar Investment permitted hereunder).

“Consolidated First Lien Indebtedness” means, as of any date of determination, the aggregate amount of Consolidated Total Indebtedness that constitutes First Lien Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (to the extent otherwise included therein), without duplication,

(a) the cumulative effect of a change in accounting principles during such period,

(b) any Transaction Costs incurred during such period,

(c) any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investment, recapitalization, asset disposition, non-competition agreement, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of or waiver or consent relating to any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(d) any income (loss) (and all fees and expenses or charges relating thereto) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(e) accruals and reserves that are established or adjusted as a result of the Transactions or any Permitted Acquisition or other similar Investment not prohibited under this Agreement in accordance with GAAP (including any adjustment of estimated payouts on earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,

(f) stock-based award compensation expenses,

(g) any income (loss) attributable to deferred compensation plans or trusts,

(h) any income (loss) from Investments recorded using the equity method,

(i) the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration,

(j) any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP, and

(k) the net income of any Person that is not a Subsidiary of the Borrower or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period.

There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries), as a result of the Transactions, any acquisition or Investment consummated prior to the Closing Date and any Permitted Acquisitions (or other Investment not prohibited hereunder) or the amortization or write-off of any amounts thereof.

In addition, (i) to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received in cash from business interruption insurance and (ii) Consolidated Net Income shall be reduced (to the extent not already reduced hereby) by the amount of payments to or on behalf of Holdings or any direct or indirect parent thereof pursuant to Section 6.07(a)(vi) (other than sub-clause (D) thereof) or Section 6.04(l) in lieu thereof, in each case, to the extent that such amounts otherwise would have reduced Consolidated Net Income if such amounts were a direct expense of the Borrower.

“Consolidated Total Indebtedness” means, as of any date of determination, (a) the aggregate amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with the Transactions or any Permitted Acquisition (or other similar Investment not prohibited hereunder)) consisting only of Indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit or similar instruments, obligations in respect of Capitalized Leases, purchase money Indebtedness, debt obligations evidenced by bonds, promissory notes, debentures, indentures, credit agreements or similar instruments and any guarantees of the foregoing minus (b) Unrestricted Cash & Investments as of such date. Notwithstanding the foregoing, CARES Debt shall not be considered Indebtedness for purposes of this definition so long as the CARES Debt Escrow Conditions are satisfied with respect to such CARES Debt.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Term Loans to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries outside the ordinary course of business shall be ignored and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Loan Document Obligations.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Restricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including Other Term Loans), in each case, issued, incurred or otherwise obtained by the Borrower (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (i) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (plus any premium, commission, underwriting discount, accrued and unpaid interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing), (ii) does not mature earlier than or have a Weighted Average Life to Maturity shorter than, the Refinanced Debt (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing which otherwise complies with such maturity requirement), provided that, if such Indebtedness is unsecured or secured by the Collateral on a junior lien basis to the Secured Obligations, such Indebtedness (A) does not mature, have scheduled amortization or payments of principal, or have mandatory commitment reductions, prior to the date that is ninety-one (91) days after the Latest Maturity Date then in effect (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing which otherwise complies with such maturity requirement) and (B) does not have any mandatory prepayment, redemption or offer to purchase events more onerous to Holdings, the Borrower and its Restricted Subsidiaries (as reasonably determined in good faith by the Borrower) than those set forth in this Agreement, (iii) shall not be guaranteed by any entity that is not a Loan Party, (iv) in the case of any secured Indebtedness, (A) is not secured by any assets not securing the Secured Obligations and (B) if not comprising Other Term Loans hereunder, is subject to the relevant Intercreditor Agreements, (v) is used to repay, defease or satisfy and discharge, in whole or in part, such Refinanced Debt including the associated accrued and unpaid interest, fees, premium, commission and underwriting discount (if any) in connection therewith, in each case on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or otherwise obtained, (vi) if the Refinanced Debt was (A) contractually subordinated to the Loan Document Obligations in right of payment, shall be contractually subordinated to the Loan Document Obligations on at least the same basis, (B) contractually subordinated to the Loan Document Obligations in right of security, shall be contractually subordinated in right of security to the Loan Document Obligations on at least the same basis or be unsecured or (C) unsecured, shall be unsecured and (vii) has terms and conditions (excluding pricing and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect) that reflect terms and conditions at the time of incurrence or issuance not materially more favorable to the lenders thereof (as reasonably determined by the Borrower in good faith) than the terms and conditions of the applicable Refinanced Debt, except for such Indebtedness (A) terms, conditions and other provisions applicable only to periods after the Latest Maturity Date then in effect or (B) such terms, conditions or other provisions as are reasonably acceptable to the Required Lenders or added in the facilities under this Agreement for the benefit of the Lenders pursuant to an amendment hereto (with no consent of the Lenders being required for such amendment).

“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Agent Removal Effective Date” has the meaning assigned to such term in Section 8.06.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Term Loans, within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm in a manner satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, or (e) has, or has a direct or indirect parent company that has, other than in connection with an Undisclosed Administration, (i) become or is insolvent, (ii) become the subject of a proceeding under any Debtor Relief Law or Bail-In Action, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority. Any determination by the Administrative Agent or the Required Lenders that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delayed Draw Availability Period” shall mean the period commencing on the Business Day immediately following the Closing Date and ending on the Delayed Draw Termination Date.

“Delayed Draw Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Delayed Draw Term Loans hereunder during the Delayed Draw Availability Period, expressed as an amount representing the maximum principal amount of each Delayed Draw Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment or (iii) a Loan Modification Agreement. The initial amount of each Lender’s Delayed Draw Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Delayed Draw Commitment, or the applicable Loan Modification Agreement or Refinancing Amendment, as the case may be. The aggregate Delayed Draw Commitments on the Closing Date is $75,000,000.

“Delayed Draw Funding Date” shall mean one or more dates on which Delayed Draw Term Loans are made.

“Delayed Draw Lender” means a Lender with a Delayed Draw Commitment or an outstanding Delayed Draw Term Loan.

“Delayed Draw Term Loans” means the Term Loans made from time to time after the Closing Date pursuant to clause (b) of Section 2.01.

“Delayed Draw Termination Date” shall mean the earliest to occur of (a) the date on which the Delayed Draw Commitments have been reduced to $0 as a result of the funding thereof in full or the termination thereof in accordance with Section 2.08 or Article VII and (b) the date that is eighteen (18) months following the Closing Date.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary of the Borrower in connection with a Disposition pursuant to Section 6.05(l) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one hundred eighty (180) days following the consummation of the applicable Disposition).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit L.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit M, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Dispose” and “Disposition” each have the meaning assigned to such term in Section 6.05.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period through (but not after) the date of such disposition or designation, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date ninety-one (91) days after the Latest Maturity Date then in effect; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Term Loans and all other Loan Document Obligations that are accrued and payable and the termination of all Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof) or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Disqualified Lenders” means (i) those Persons identified by the Borrower to the Administrative Agent and the Lenders in writing prior to the Closing Date as being “Disqualified Lenders,” (ii) those Persons who are competitors of Holdings, the Borrower and its Restricted Subsidiaries identified by the Borrower to the Administrative Agent from time to time in writing (including by email) as being “Disqualified Lenders”, which designation shall become effective immediately upon written delivery of each such written designation to the Administrative Agent but shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Term Loans or Commitments and (iii) in the case of each Person identified pursuant to clauses (i) and (ii) above, any of their Affiliates that are either (x) identified in writing by the Borrower to the Administrative Agent from time to time, which designation shall become effective immediately upon written delivery of each such written designation to the Administrative Agent but shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Term Loans or Commitments or (y) clearly identifiable as Affiliates at such time solely on the basis of such Affiliate’s name (other than, in either case, Affiliates that are bona fide debt funds, fixed income investors, regulated bank entities or unregulated lending entities generally engaged in making, purchasing, holding or otherwise investing in commercial loans, debt securities or similar extensions of credit in the ordinary course of business); provided that the term “Disqualified Lender” shall exclude any Person that the Borrower shall have designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time. Such list of Disqualified Lenders shall be available for inspection upon request by any Lender. For the avoidance of doubt, no Affiliate of The Blackstone Group Inc. that operates as a fund or account (or manager or adviser to a fund or account) within the credit division of The Blackstone Group Inc. shall be considered a “Disqualified Lender.”

“Division/Series Transaction” means, with respect to any Loan Party and/or any of its Restricted Subsidiaries that is a limited liability company organized under the laws of its jurisdiction of organization, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Restricted Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of its jurisdiction of organization.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Early Opt-in Election” means the occurrence of:

(a) (i) a determination by the Administrative Agent that, or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that, U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in clauses (b) through (e) of Section 2.14, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(b) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(d) with respect to any Fiscal Year of the Borrower, if the Total Net Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(d), but after giving effect to any voluntary prepayments made pursuant to Section 2.11(a) prior to the date of such prepayment) as of the end of such Fiscal Year is (a) greater than 6.00 to 1.00, 100% of Excess Cash Flow for such Fiscal Year, (b) greater than 5.00 to 1.00 but less than or equal to 6.00 to 1.00, 75% of Excess Cash Flow for such Fiscal Year and (c) less than or equal to 5.00 to 1.00, 50% of Excess Cash Flow for such Fiscal Year.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the good faith determination of the Required Lenders and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below), any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination, or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (a) the remaining Weighted Average Life to Maturity of such Indebtedness and (b) the four years following the date of incurrence thereof) payable generally to lenders or other institutions providing such Indebtedness, but excluding any arrangement, syndication, commitment, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders or other holders of such Indebtedness; provided that with respect to any Indebtedness that includes a “LIBOR floor” or “Base Rate floor,” (i) to the extent that the LIBO Rate or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (ii) to the extent that the LIBO Rate or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than Holdings, the Borrower or any of their respective Subsidiaries or other Affiliates), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or, to the extent relating to exposure to Hazardous Materials, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental investigation, remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, recycling, transportation, storage, or treatment of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the Release or threatened Release of any Hazardous Material or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any entity, whether or not incorporated, that is under common control with any Loan Party within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which any Loan Party is a member; or (c) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which any Loan Party is a member.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan or by application of Section 4069 of ERISA with respect to any terminated plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or to an intention to terminate or to appoint a trustee to administer any plan or plans in respect of which such Loan Party or ERISA Affiliate would be deemed to be an employer under Section 4069 of ERISA; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the complete or partial withdrawal from any Multiemployer Plan; (h) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability, but excluding notices related to estimated Withdrawal Liability which has not yet been incurred, or the failure of a Loan Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any Withdrawal Liability; (i) the withdrawal of a Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (j) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance under Section 430 of the Code or Section 303 of ERISA, or the arising of such a lien or encumbrance.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar” when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period;

(ii) an amount equal to the amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income;

(iii) decreases in Consolidated Working Capital and long-term account receivables for such period;

(iv) an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(v) any cash gains or other cash items of income that were excluded from the calculation of Consolidated Net Income for such period; less:

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Agreement to the extent such amounts are due but not received during such period) and cash charges included in clauses (a) through (i) of the definition of “Consolidated Net Income” (other than cash charges in respect of Transaction Costs paid on or about the Closing Date to the extent financed with the proceeds of Indebtedness incurred on the Closing Date or an equity investment on the Closing Date) that were excluded in the calculation of Consolidated Net Income;

(ii) without duplication of amounts deducted pursuant to clause (xii) below in prior Fiscal Years, the amount of capital expenditures made in cash or accrued during such period to the extent that such capital expenditures were financed with internally generated cash flow of the Borrower or its Restricted Subsidiaries;

(iii) the aggregate amount of all principal payments of Indebtedness (including (1) the principal component of payments in respect of Capitalized Leases, (2) the aggregate amount of scheduled amortization repayments on Indebtedness for borrowed money (including the Term Loans) and (3) the amount of any mandatory prepayment of Term Loans to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding all other prepayments of Term Loans, all prepayments of other Indebtedness using the Available Amount and all prepayments of ABL Loans or other revolving loans) made during such period, other than (A) in respect of ABL Loans or other revolving loans, except to the extent there is an equivalent permanent reduction in commitments thereunder, and (B) to the extent financed with the proceeds of other long-term Indebtedness of the Borrower or its Restricted Subsidiaries;

(iv) an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v) increases in Consolidated Working Capital and long-term account receivables for such period;

(vi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than in respect of Indebtedness;

(vii) without duplication of amounts deducted pursuant to clause (xii) below in prior Fiscal Years, the amount of Investments (other than (i) Investments in Permitted Investments and (ii) intercompany Investments among or between the Borrower and its Restricted Subsidiaries) and Permitted Acquisitions not prohibited by this Agreement to the extent that such Investments and Permitted Acquisitions were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries (other than in reliance on the Available Amount);

(viii) the amount of dividends and other Restricted Payments (including the amount of Tax Distributions made by the Borrower during such period to the extent not deducted in arriving at Consolidated Net Income) paid in cash by the Borrower during such period, to the extent such dividends and other Restricted Payments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries (other than in reliance on the Available Amount) and did not otherwise reduce Consolidated Net Income for such period;

(ix) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period;

(x) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of Non-Cash Charges that were added back to Excess Cash Flow pursuant to clause (a)(ii) above in any prior period;

(xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness to the extent financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries and which were not otherwise deducted in arriving at Consolidated Net Income for such period;

(xii) at the option of the Borrower, and without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts, commitments or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such period relating to Permitted Acquisitions, other similar Investments or capital expenditures (including Capitalized Software Expenditures or other purchases of Intellectual Property) to be consummated or made during a subsequent period; provided, to the extent that the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, other similar Investments or capital expenditures during such subsequent period is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period;

(xiii) the amount of cash rent payments made in such period to the extent they exceed the amount of rent payments deducted in determining Consolidated Net Income for such period;

(xiv) the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; and

(xv) any cash losses that were excluded from the calculation of Consolidated Net Income for such period.

“Excess Cash Flow Prepayment Amount” has the meaning assigned to such term in Section 2.11(d).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchanging Existing Lenders” means each Existing Lender listed under the heading “Exchanging Existing Lenders” on Schedule 1.01.

“Excluded Assets” means (a) any fee-owned real property that is not Material Real Property and all leasehold (including ground lease) interests in real property (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (b) motor vehicles and other assets subject to certificates of title or ownership to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement, (c) letter of credit rights (except to the extent constituting supporting obligations (as defined under the UCC) in which a security interest can be perfected with the filing of a UCC-1 financing statement), (d) commercial tort claims with a value of less than $10,000,000 in the aggregate and commercial tort claims for which no complaint or counterclaim has been filed in a court of competent jurisdiction, (e) Equity Interests in any Person (other than the Borrower or any of its Wholly Owned Restricted Subsidiaries) to the extent (but only for so long as) the pledge thereof is not permitted by the terms of such Person’s organizational or joint venture documents or would require the consent of one or more third parties (other than a Loan Party or a Subsidiary thereof) that has not been obtained (after giving effect to the applicable anti-assignment provisions of the UCC or other Requirements of Law), (f) voting Equity Interests constituting an amount greater than 65% of the total voting Equity Interests of any Subsidiary that is a CFC or a FSHCO and that is owned directly by a Borrower or Loan Guarantor, (g) any assets to the extent the creation or perfection of pledges thereof, or security interests therein, would reasonably be expected to result in material adverse tax consequences to Holdings, the Borrower or its Restricted Subsidiaries, as reasonably determined by the Borrower and the Required Lenders, (h) any lease, license or other agreement or any property subject thereto, governmental approval or franchise with any Person if, to the extent and for so long as, the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party or a Subsidiary thereof) to, such lease, license or other agreement, governmental approval or franchise (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any other Requirements of Law), (i) any asset subject to a Lien of the type permitted by Section 6.02(iv) (whether or not incurred pursuant to such Section) or a Lien permitted by Section 6.02(xi), in each case if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party or a Subsidiary thereof) to, any agreement pursuant to which such Lien has been created (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any other Requirements of Law), (j) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act, (k) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law, rule or regulation, or agreements with any Governmental Authority (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law) or which would require consent, approval, license or authorization from any Governmental Authority or regulatory authority, unless such consent, approval, license or authorization has been received, (l) margin stock (within the meaning of Regulation U of the Board of Governors, as in effect from time to time), (m) Equity Interests of any Unrestricted Subsidiary and any Restricted Subsidiary that is a captive insurance company or a not-for-profit entity, (n) any cash collateral provided pursuant to the Existing Credit Agreement to cash collateralize letters of credit but only so long as such letters of credit are outstanding, and (o) any assets with respect to which, in the reasonable judgment of the Required Lenders and the Borrower, the cost or other consequences of pledging such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided, however, that “Excluded Assets” shall not include any right to receive proceeds from the sale or other disposition of any Excluded Asset or any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Information” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Excluded Prepayment Event” means any prepayment made pursuant to Section 2.11(d).

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of Holdings, (b) any Subsidiary that is prohibited by applicable law, rule or regulation or contractual obligation existing on the Closing Date or, if later, the date such Subsidiary first becomes a Restricted Subsidiary (so long as such prohibition was not created in contemplation of the Transactions or such Person becoming a Restricted Subsidiary), from guaranteeing the Secured Obligations or which would require any governmental or regulatory consent, approval, license or authorization to do so, unless such consent, approval, license or authorization has been obtained, (c) any Foreign Subsidiary that is a CFC, (d) any Subsidiary that is a Subsidiary of a FSHCO or a Foreign Subsidiary that is a CFC, (e) any Domestic Subsidiary (y) that is a FSHCO or (z) substantially all of whose assets consist of capital stock of one or more Foreign Subsidiaries that are CFCs or FSHCOs, (f) any Immaterial Subsidiary, (g) any other Subsidiary with respect to which, in the reasonable judgment of the Required Lenders and the Borrower (as agreed in writing), the burden or cost or other consequences (including any adverse tax consequences or any adverse regulatory consequences) of providing the Guarantee under the Guarantee Agreement are likely to be excessive in view of the benefits to be obtained by the Lenders therefrom, (h) any other Subsidiary excused from becoming a Loan Party pursuant to the last paragraph of the definition of the term “Collateral and Guarantee Requirement”, (i) any not-for profit Subsidiaries or captive insurance companies, (j) any special purpose securitization vehicle (or similar entity) to the extent that the related obligation is otherwise permitted hereunder and (k) each Unrestricted Subsidiary; provided, that any Immaterial Subsidiary that is a signatory to the Collateral Agreement and the Guarantee Agreement shall be deemed not to be an Excluded Subsidiary for purposes of this Agreement and the other Loan Documents; provided, further that the Borrower may at any time and in its sole discretion, upon written notice to the Administrative Agent (and, in the case of a Foreign Subsidiary, with the prior written consent of the Required Lenders), deem that any Restricted Subsidiary shall not be an Excluded Subsidiary for purposes of this Agreement and the other Loan Documents. Any Subsidiary that fails to meet the foregoing requirements shall continue to be deemed an “Excluded Subsidiary” hereunder until the date that is thirty (30) days following the date on which any Responsible Officer of Holdings or the Borrower obtains knowledge of such failure (or such later date as the Administrative Agent (acting at the direction of the Required Lenders) shall reasonably agree). Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Loan Document, (i) any Subsidiary that ceases to be a Wholly Owned Subsidiary of Holdings as a result of (A) a transfer of its Equity Interests to any Affiliate of Holdings or the Borrower or (B) a non-bona fide transaction shall, in each case, not be deemed to be an Excluded Subsidiary by virtue of clause (a) of this definition of “Excluded Subsidiary” and (ii) no Subsidiary will be an “Excluded Subsidiary” hereunder if such Subsidiary guarantees any ABL Obligations or any subordinated Indebtedness of any Loan Party.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) such recipient’s net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes) by a jurisdiction, and branch profit taxes imposed under Section 884(a) of the Code, or any similar Tax law, in each case, (i) as a result of such recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or (ii) that are Other Connection Taxes, (b) any withholding Tax imposed pursuant to FATCA, (c) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(e) and (d) except in the case of an assignment pursuant to a request by the Borrower under Section 2.19, any U.S. federal withholding Taxes imposed on amounts payable to a Lender pursuant to a Requirement of Law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a).

“Existing Administrative Agent” has the meaning given to such term in the preliminary statements hereto.

“Existing Credit Agreement” has the meaning given to such term in the preliminary statements hereto.

“Existing Lenders” has the meaning given to such term in the preliminary statements hereto.

“Existing Loans” means the “Loans” outstanding under (and as defined in) the Existing Credit Agreement on the date hereof immediately prior to the effectiveness of this Agreement, all as set forth in further detail on Schedule 1.01.

“Factoring Agreement” means that certain Factoring and Security Agreement dated April 1, 2004, by and between EnviroCap, LLC, as purchaser, and ATC Group Services, Inc., as seller.

“fair market value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset or group of assets at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time taking into account the nature and characteristics of such assets, as reasonably determined by the Borrower in good faith (which determination shall be conclusive absent manifest error).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable thereto and not materially more onerous to comply with), any current or future Treasury regulations thereunder or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing intergovernmental agreements implementing the foregoing.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If the Federal Funds Effective Rate cannot reasonably be determined in accordance with the foregoing clauses, then the Administrative Agent may in its reasonable discretion, and acting in consultation with the Required Lenders and the Borrower, select an alternative method for determining the Federal Funds Effective Rate.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Financial Officer” means the chief financial officer, chief or principal accounting officer, chief operating officer, treasurer or controller of the Borrower.

“Financial Performance Covenant” means the covenant set forth in Section 6.11.

“Financing Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, (b) the borrowing of Term Loans hereunder and the use of the proceeds thereof, (c) the execution, delivery and performance by each Loan Party of the ABL Loan Documents to which it is to be a party and (d) the other transactions related to or entered into in connection with any of the foregoing.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Indebtedness” means the ABL Obligations and any other Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by a Lien on any asset of the Borrower or any of the Restricted Subsidiaries (other than a Lien that is junior to the Lien of the Collateral Agent pursuant to the Second Lien Intercreditor Agreement (if applicable) or another intercreditor or other subordination agreement that is reasonably satisfactory to the Required Lenders).

“First Lien Intercreditor Agreement” means a customary first lien intercreditor agreement among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Loan Document Obligations, in form and substance reasonably acceptable to the Required Lenders, the Administrative Agent and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith and therewith.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated First Lien Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Fiscal Quarter” means (a) on or prior to December 31, 2020, the period of a calendar quarter and (b) on and after January 1, 2021, the period from the day after the immediately preceding fiscal quarter and ending on the Friday closest to each of March 31, June 30, September 30 and December 31 (e.g., January 1, 2021 through April 2, 2021, April 3, 2021 through July 2, 2021).

“Fiscal Year” means (a) on or prior to December 31, 2020, the period of a calendar year and (b) on and after January 1, 2021, the period beginning on the day after the immediately preceding fiscal year and ending on the Friday closest to December 31 (e.g., January 1, 2021 through December 31, 2021, January 1, 2022 through December 30, 2022).

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means a Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code).

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.11(g).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“FSHCO” means any direct or indirect Domestic Subsidiary of the Borrower if substantially all of its assets (directly or through one or more disregarded entities) consists of Equity Interests (or any debt or other instrument treated as equity for U.S. federal income tax purposes) of one or more CFCs.

“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Term Loans and ABL Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Required Lenders shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligations of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligations or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligations of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligations; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into after the Closing Date in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the guarantee agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit B.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other materials, wastes, chemicals, pollutants, contaminants or harmful or deleterious substances of any nature and in any form regulated pursuant to any Environmental Law.

“Holdings” has the meaning given to such term in the preliminary statements hereto.

“Holdings LLC Agreement” has the meaning given to such term in the preliminary statements hereto.

“ICE LIBOR” has the meaning assigned to such term in the definition of “Alternate Base Rate.”

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(a)(ii)(D)(3).

“Immaterial Subsidiary” means any Subsidiary other than a Material Subsidiary; provided, however, that no Subsidiary shall be an “Immaterial Subsidiary” hereunder unless such Subsidiary is an “Immaterial Subsidiary” under (and as defined in) the ABL Credit Agreement.

“Impacted Loans” has the meaning assigned to such term in Section 2.14(a)(i).

“Incremental Amendment” has the meaning assigned to such term in Section 2.20(d).

“Incremental Cap” means, as of any date of determination, the maximum aggregate principal amount that can be incurred without causing the First Lien Net Leverage Ratio, after giving effect to the incurrence of such Incremental Term Loan and the use of proceeds thereof, on a Pro Forma Basis, to exceed 5.50 to 1.00 for the most recent Test Period ended (subject to Section 1.06 to the extent applicable).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business, (y) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable and (z) expenses accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (or similar instruments) and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any Person that is a direct or indirect parent of Holdings appearing on the balance sheet of Holdings or the Borrower, or solely by reason of push down accounting under GAAP, in each case, so long as none of Holdings, the Borrower or any Restricted Subsidiary thereof shall have any liability in respect of any such Indebtedness, (v) any non-compete or consulting obligations incurred in connection with a Permitted Acquisition or any similar Investment permitted hereunder, (vi) any reimbursement obligations under pre-paid contracts entered into with clients in the ordinary course of business and (vii) for the avoidance of doubt, any Qualified Equity Interests issued by Holdings or the Borrower. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. The amount of any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to such discount.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in preceding clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Initial Term Loans” means the Term Loans made pursuant to Section 2.01(a).

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intellectual Property Security Agreement” means a short-form security agreement, suitable for filing with the United States Patent and Trademark Office or the United States Copyright Office (as applicable), with respect to any Intellectual Property that is registered, issued or applied for in the United States and that constitute Collateral.

“Intercompany Note” means a promissory note substantially in the form of Exhibit I.

“Intercreditor Agreement” means the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement (if applicable) or the Second Lien Intercreditor Agreement (if applicable), as the context may require, and “Intercreditor Agreements” means all of them.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, substantially in the form of Exhibit G or any other form reasonably approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each Fiscal Quarter (or, if such day is not a Business Day, the immediately preceding Business Day) and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing and ending on the date that is one (1), two (2), three (3) or six (6) months thereafter as selected by the Borrower in its Borrowing Request (or, if agreed to by each Lender participating therein, twelve (12) months or such other period less than one (1) month); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond the applicable Term Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness or other obligations of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment, as of any date of determination, shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“Junior Financing” means (a) any Indebtedness that is expressly subordinated in right of payment to the Loan Document Obligations, (b) any Indebtedness that is secured on a junior basis to the Liens securing the Secured Obligations, (c) any unsecured Indebtedness that is incurred pursuant to Section 6.01(a)(ix), (a)(xv) or (a)(xx) and (d) any Permitted Refinancing in respect of the foregoing.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan, any Other Term Loan or any Other Term Commitment, in each case as extended in accordance with this Agreement from time to time.

“LCT Election” has the meaning assigned to such term in Section 1.06.

“LCT Test Date” has the meaning assigned to such term in Section 1.06.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Amendment, a Loan Modification Agreement or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, subject to implementation of a Benchmark Replacement pursuant to Section 2.14(b), for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum equal to the ICE Benchmark Administration LIBOR or the successor thereto if the ICE Benchmark Administration is no longer making a LIBO rate available, as published by Bloomberg (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. Each calculation by the Administrative Agent of the LIBO Rate shall be conclusive and binding for all purposes, absent manifest error. The provisions of this definition are subject to clauses (b) through (e) of Section 2.14.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” means any Permitted Acquisition or any similar Investment permitted hereunder by the Borrower or one or more of its Restricted Subsidiaries, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“Loan Document Obligations” means (a) the due and punctual payment in cash by the Borrower of (i) the principal of, premium, if any, and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expenses, reimbursement obligations and indemnification obligations and obligations to provide cash collateral, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment in cash of all other monetary obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment in cash of all the monetary obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding). For the avoidance of doubt, Loan Document Obligations shall include any interest that is added to the principal amount of the Term Loans pursuant to Section 2.13(d).

“Loan Documents” means this Agreement, any Refinancing Amendment, any Loan Modification Agreement, any Incremental Amendment, the Guarantee Agreement, the Collateral Agreement, the other Security Documents, the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement (if applicable), the Second Lien Intercreditor Agreement (if applicable), and, except for purposes of Section 9.02, the Agent Fee Letter, the Closing Payment Letter and any Note delivered pursuant to Section 2.09(e).

“Loan Guarantors” means Holdings and the Subsidiary Loan Parties.

“Loan Modification Agreement” means a loan modification agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

“Loan Modification Offer” has the meaning specified in Section 2.24(a).

“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time; provided that (i) the total outstanding Term Loans held by the Borrower or any Affiliate thereof and (ii) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans of, each Defaulting Lender, in each case, shall be excluded for purposes of making a determination of the Majority in Interest.

“Management Investors” means the members of the Board of Directors, officers and employees of Holdings, the Borrower and/or its Subsidiaries who own or hold (directly or indirectly through one or more investment vehicles) Equity Interests in Holdings (or any direct or indirect parent thereof).

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations, in each case, of Holdings, the Borrower and its Restricted Subsidiaries (taken as a whole), (b) the ability of the Borrower and the Loan Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the material rights and material remedies of the Administrative Agent, the Collateral Agent and the Lenders (taken as a whole) under the applicable Loan Documents.

“Material Indebtedness” means (a) the ABL Obligations and (b) any other Indebtedness for borrowed money (other than the Loan Document Obligations), Capital Lease Obligations, unreimbursed obligations for letter of credit drawings, financial guarantees and similar instruments (other than ordinary course of business contingent reimbursement obligations) or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and its Restricted Subsidiaries, in each case of this clause (b), in an aggregate principal amount of $10,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means, collectively, any Intellectual Property owned by Holdings, the Borrower or any of its Restricted Subsidiaries that is material to the business of the Borrower and its Restricted Subsidiaries.

“Material Non-Public Information” means (a) if Holdings or the Borrower is a public reporting company, material non-public information with respect to Holdings, the Borrower or its Subsidiaries, or the respective securities of any of the foregoing for purposes of United States Federal and state securities laws, and (b) if Holdings or the Borrower is not a public reporting company, information that is (i) of the type that would not be publicly available if Holdings or the Borrower were a public reporting company and (ii) material with respect to Holdings, the Borrower and its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws.

“Material Real Property” means real property (including fixtures) located in the United States and fee owned by any Loan Party with a fair market value, as reasonably determined by the Borrower in good faith, greater than or equal to $2,500,000.

“Material Subsidiary” means (i) each Wholly Owned Restricted Subsidiary that, as of the last day of the Fiscal Quarter of the Borrower most recently ended, had revenues or total assets for such Fiscal Quarter in excess of 2.5% of the consolidated revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for such quarter; provided, in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the Fiscal Quarter of the Borrower most recently ended revenues or total assets in excess of 5.0% of the consolidated revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for such Fiscal Quarter, the Borrower shall designate at its sole discretion one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 5.0% limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be an Material Subsidiary hereunder.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time. Each Mortgage shall be in form and substance reasonably satisfactory to the Required Lenders, the Collateral Agent and the Borrower.

“Mortgaged Property” means each parcel of Material Real Property with respect to which a Mortgage is granted pursuant to the Collateral and Guarantee Requirement, Section 5.11, Section 5.12 or Section 5.14 (if any).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) a Loan Party or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which a Loan Party or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid (or reasonably expected to be payable) by Holdings, the Borrower and its Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings, the Borrower and its Restricted Subsidiaries as a result of such event to repay Indebtedness permitted to be incurred hereunder (other than the Term Loans and any other secured Indebtedness that is subject to an Intercreditor Agreement) secured by such asset and otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings, the Borrower or its Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Restricted Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable), the amount of Tax Distributions, dividends and other restricted payments that Holdings, the Borrower and/or the Restricted Subsidiaries may make pursuant to Section 6.07(a)(vi)(A) or (B) as a result of such event, and the amount of any reserves established by Holdings, the Borrower and its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Non-Accepting Lender” has the meaning assigned to such term in Section 2.24(c).

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets and Investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles pursuant to GAAP (which, without limiting the foregoing, shall include any impairment charges resulting from the application of FASB Statements No. 142 and 144 and the amortization of intangibles arising pursuant to No. 141), (b) all losses from Investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) depreciation and amortization (including, without limitation, as they relate to acquisition accounting, amortization of deferred financing fees or costs, Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pension and other post-employment benefits) and (f) other non-cash charges (including non-cash charges related to deferred rent) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person other than a Wholly Owned Subsidiary.

“Not Otherwise Applied” means, with reference to the Available Amount, that such amount was not previously applied pursuant to Sections 6.04(m)(B), 6.07(a)(vii) and/or 6.07(b)(iv).

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit R, payable to a Lender or its registered assigns (or, if requested by a Lender, to the order of such Lender) in any facility hereunder in a principal amount equal to the principal amount of the Term Loans of such Lender.

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient (x) having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to this Agreement, or (y) with respect to any Taxes imposed as a result of any Loan Party’s connection with the taxing jurisdiction, having sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment or a Loan Modification Agreement.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment or a Loan Modification Agreement.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C.

“Permitted Acquisition” means, collectively, (a) the Bambino Acquisition and (b) the purchase or other acquisition, by merger, consolidation or otherwise, by the Borrower or any of its Restricted Subsidiaries of at least a majority of the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (i) in the case of any purchase or other acquisition of Equity Interests in a Person, (x) such Person, upon the consummation of such purchase or acquisition, will be a Restricted Subsidiary (including as a result of a merger or consolidation between any Restricted Subsidiary and such Person), or (y) such Person is merged into or consolidated with the Borrower or a Restricted Subsidiary and the Borrower (in the case of any merger or consolidation involving it) or such Restricted Subsidiary (in all other cases) is the surviving entity of such merger or consolidation, (ii) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.03(b), (iii) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Restricted Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are reasonably satisfactory to the Required Lenders) (unless such newly created or acquired Subsidiary is designated as an Unrestricted Subsidiary pursuant to Section 5.13 or is otherwise an Excluded Subsidiary), (iv) other than in the case of the Bambino Acquisition, (x) subject to Section 1.06, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) to the extent that Section 1.06 is applicable, immediately before and immediately after the consummation of any such purchase or acquisition, no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing and (v) other than in the case of the Bambino Acquisition, subject to Section 1.06, the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Performance Covenant on a Pro Forma Basis for the most recently ended Test Period.

“Permitted Amendment” means an amendment to this Agreement and, if applicable the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.24, providing for an extension of a maturity date applicable to the Term Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate with respect to the Term Loans and/or Commitments of the Accepting Lenders and/or (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (c) a change in terms and conditions (excluding pricing and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect) that reflect terms and conditions at the time of such amendment not materially more favorable to the Lenders thereof after giving effect to such amendment (as reasonably determined in good faith by the Borrower) than those applicable prior to giving effect to such amendment (except for (x) covenants and other provisions applicable only to periods after the Latest Maturity Date then in effect of any facility under this Agreement remaining outstanding after giving effect to such amendment and (y) such terms are reasonably acceptable to the Required Lenders or added in the facilities under this Agreement for the benefit of the Lenders pursuant to an amendment hereto (with no consent of the Lenders being required for such amendment)).

“Permitted Encumbrances” means:

(a) Liens for Taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) Liens with respect to outstanding motor vehicle fines and Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not, either individually or in the aggregate, have a Material Adverse Effect;

(c) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d) Liens incurred or deposits made to secure the performance of bids, trade contracts (other than for the payment of Indebtedness for borrowed money), governmental contracts and leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;

(e) easements, rights-of-way, restrictions, encroachments, protrusions, zoning restrictions and other similar encumbrances and minor title defects and minor survey exceptions affecting real property that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(f) Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g) Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Restricted Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01 and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(h) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of its Restricted Subsidiaries;

(i) rights of recapture of unused real property (other than any Mortgaged Property) in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any Governmental Authority;

(j)  Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts;

(k) Liens in favor of obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(l) Liens arising from grants of non-exclusive licenses or sublicenses of Intellectual Property made in the ordinary course of business;

(m) rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(n) Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent or performance of other obligations in respect of leased properties, so long as such Liens are not exercised or except where the exercise of such Liens, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(o)  Liens or security given to public utilities or to any municipality or Governmental Authority when required by the utility, municipality or Governmental Authority in connection with the supply of services or utilities to the Borrower and any of its Restricted Subsidiaries;

(p) servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements pertaining to the use or development of any of the assets of the Person, provided the same, either individually or in the aggregate, do not result in (i) a substantial and prolonged interruption or disruption of the business activities of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) a Material Adverse Effect;

(q) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement; and

(r) Liens securing Priority Obligations;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money other than Liens referred to in clauses (d) and (k) above securing obligations under letters of credit or bank guarantees or similar instruments related thereto and in clause (g) above, in each case to the extent any such Lien would constitute a Lien securing Indebtedness for borrowed money.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or senior secured loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Secured Obligations and is not secured by any other assets or properties, (ii) such Indebtedness complies with the applicable requirements set forth in the definition of Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness, if guaranteed, is not guaranteed by any Person other than another Loan Party, (iv) such Indebtedness shall not have the benefit of mandatory prepayment provisions that are more favorable to the applicable lenders or creditors than those of the Initial Term Loans (it being understood that any Indebtedness that is secured on a pari passu basis with the liens securing the Secured Obligations may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments in respect of any Initial Term Loans), and (v) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the relevant Intercreditor Agreement(s); provided that if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by the Borrower, then the Borrower, Holdings, the Subsidiary Loan Parties, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered the relevant Intercreditor Agreement(s). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means (a) Atlas, (b) the Management Investors and (c) Bernhard Capital Partners Management LLP and its controlled investment Affiliates (other than any portfolio companies).

“Permitted Investments” means any of the following, to the extent owned by the Borrower or any of its Restricted Subsidiaries:

(a) dollars;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States, having average maturities of not more than twelve (12) months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c) time deposits with, or certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than twelve (12) months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than twelve (12) months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer covering securities described in clauses (b) and (c) above;

(f) marketable short-term money market and similar highly liquid funds substantially all of the assets of which are comprised of securities of the types described in clauses (b) through (e) above;

(g) securities with average maturities of twelve (12) months or less from the date of acquisition issued or fully guaranteed by any state of the United States or by any political subdivision or taxing authority of any such state having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) investments with average maturities of twelve (12) months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction;

(j) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k) with respect to any Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia: (i) obligations of the national government of the country in which such Restricted Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Restricted Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than twelve (12) months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(l) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (k) above.

“Permitted Ratio Debt” means any Indebtedness permitted to be incurred pursuant Sections 6.01(a)(vii), (a)(viii), (a)(ix), (a)(xiv), (a)(xv) or (a)(xvi).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments then available and unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing which otherwise complies with such maturity requirement), (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended (as determined by the Borrower in good faith), (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(ii), (i) the other terms and conditions of any such Permitted Refinancing shall be as agreed between the Borrower and the lenders providing any such Permitted Refinancing and (ii) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(vii), (a)(viii), (a)(ix), (a)(xiv), (a)(xv), (a)(xvi), or (a)(xix), the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is (x) unsecured if the Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured or (y) not secured on a more favorable basis than the Indebtedness being modified, refinanced, refunded, renewed or extended if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured (as determined in good faith by the Borrower). For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01(a) and, if applicable, secured under Section 6.02. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Permitted Second Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second (or lesser) priority basis (but without regard to the control of remedies) with the Secured Obligations and is not secured by any other assets or properties, (ii) such Indebtedness complies with the applicable requirements set forth in the definition of Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness, if guaranteed, is not guaranteed by any Person other than another Loan Party, (iv) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such Indebtedness prior to the maturity thereof (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing which otherwise complies with such maturity requirement) and (v) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the relevant Intercreditor Agreement(s); provided that if such Indebtedness is the initial Permitted Second Priority Refinancing Debt incurred by the Borrower, then the Borrower, Holdings, the Subsidiary Loan Parties, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered the relevant Intercreditor Agreement(s). Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or unsecured loans; provided that (i) such Indebtedness complies with the applicable requirements set forth in the definition of Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such Indebtedness prior to the maturity thereof (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing which otherwise complies with such maturity requirement), (iii) such Indebtedness, if guaranteed, is not guaranteed by any Person other than another Loan Party, and (iv) such Indebtedness is not secured by any Lien on any property or assets of Holdings, the Borrower or any Restricted Subsidiary. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, fund, account, Governmental Authority or other entity, whether existing as of the date hereof or subsequently created or coming to exist.

“PIK Election” means an election by the Borrower to pay interest in kind pursuant to, and in accordance with, Section 2.13(d)(iv)(y).

“PIK Rate” means 2.00% per annum.

“Plan” means any employee pension benefit plan as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01.

“Preferred Liquidation Preference” means, as of any date of determination with respect to any Preferred Unit, an amount equal to $1,000 plus any amounts added to such Preferred Unit as a result of a “Partial Accrual Election” made in accordance with, and as defined in, Section 4.8(b)(ii) of the Holdings LLC Agreement.

“Preferred Units” has the meaning given to such term in the preliminary statements hereto.

“Prepayment Date” means the date of any voluntary prepayment of Initial Term Loans pursuant to Section 2.11(a)(i).

“Prepayment Event” means:

(a) any sale, transfer or other disposition of any property or asset of Holdings, the Borrower or any of its Restricted Subsidiaries permitted by Sections 6.05(f), (k), (l), (n) and (o), other than (i) dispositions constituting a sale-leaseback to the extent consummated substantially contemporaneously with the acquisition by the Borrower or such Restricted Subsidiary of the property subject to such sale-leaseback transaction and (ii) dispositions resulting in aggregate Net Proceeds not exceeding (A) $3,500,000 in the case of any single transaction or series of related transactions and (B) $7,500,000 for all such transactions during any Fiscal Year of the Borrower; or

(b) the incurrence by Holdings, the Borrower or any of its Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Credit Agreement Refinancing Indebtedness, which shall constitute a Prepayment Event to the extent required by the definition of “Credit Agreement Refinancing Indebtedness”).

“Prime Rate” means the prime rate as published by The Wall Street Journal for such day, provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Priority Obligation” means any obligation that is secured by a Lien on any Collateral in favor of a Governmental Authority, which Lien ranks prior to or pari passu with the Liens created thereon by the applicable Security Documents by operation of law, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, other Taxes, workers compensation, governmental royalties and stumpage or pension fund obligations.

“Pro Forma Adjustment” means, for any Test Period, any adjustment to Consolidated EBITDA made in accordance with clauses (III) and (IV) to the proviso of the definition of Consolidated EBITDA.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and interest on the ABL Loans or any other Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with (and subject to any limitations set forth in) the definition of Consolidated EBITDA (including, without limitation, the provisos in clauses (a)(iv), (a)(v), (a)(vi) and (b) of the definition thereof) and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the Borrower or any of its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment, in each case, as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC; provided further that all pro forma adjustments made pursuant to this definition (including the Pro Forma Adjustment) with respect to the Transactions shall be consistent in character and amount with the adjustments reflected in the Pro Forma Financial Statements.

“Pro Forma Entity” has the meaning given to such term in the definition of “Acquired EBITDA.”

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.04(c).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Equity Interests” means Equity Interests of Holdings, the Borrower or a Restricted Subsidiary other than Disqualified Equity Interests.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document.

“Redemption” means the redemption by Holdings of all of the outstanding Preferred Units owned by the Blackstone Holder as of the Closing Date immediately prior to the effectiveness of this Agreement, including any accrued and unpaid amounts added thereto pursuant to the Holdings LLC Agreement, which redemption shall be effectuated by way of a cashless exchange of such Preferred Units for Initial Term Loans hereunder in an aggregate principal amount equal to the sum of (x) the aggregate Preferred Liquidation Preference of such Preferred Units, plus (y) any accrued and unpaid distributions in respect of such Preferred Units, all as set forth in further detail on Schedule 1.01.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing” means the repayment of all “Secured Obligations” of Holdings, the Borrower and their respective Subsidiaries as of the Closing Date under (and as defined in) the Existing Credit Agreement, which repayment shall be effectuated (a) partially in cash and (b) partially by way of a cashless exchange of the Existing Loans held by each Exchanging Existing Lender for Initial Term Loans hereunder in an aggregate principal amount equal to the aggregate principal amount of the Existing Loans held by such Exchanging Existing Lenders, all as set forth in further detail on Schedule 1.01, and the discharge (or the making of arrangements for discharge) of all guarantees and Liens related thereto.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, the Required Lenders and the Borrower, executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Additional Lender and each Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, investment committee members, accountants, trustees, agents, controlling persons, administrators, managers, advisors, consultants, attorneys, current or prospective investors, financing or funding sources, and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns of each of the foregoing.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching, escaping, emptying, pumping, seepage or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building, or any structure, facility or fixture.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Removal Effective Date” has the meaning assigned to such term in Section 8.06.

“Repricing Transaction” means (a) the incurrence by any Loan Party or any Subsidiary of a Loan Party of any Indebtedness in the form of, or any conversion of any Initial Term Loans into, a new or replacement tranche of term loans (i) with an Effective Yield for the respective Type of such Indebtedness less than the Effective Yield for the Initial Term Loans, but excluding Indebtedness incurred in connection with (A) a Change of Control or (B) a Transformative Acquisition, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay, repay or replace), in whole or in part, outstanding principal of Initial Term Loans or (b) any effective reduction in the Effective Yield for the Initial Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with (A) a Change of Control or (B) a Transformative Acquisition. Any determination by the Required Lenders with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Initial Term Loans.

“Required Lenders” means, at any time, Lenders having Term Loans and unused Term Commitments or Delayed Draw Commitments representing more than 50.0% of the aggregate Term Loans and unused Term Commitments and Delayed Draw Commitments at such time; provided that to the extent set forth in Section 9.02 or Section 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Term Loans of, and the unused Term Commitments or Delayed Draw Commitments of, each Defaulting Lender, shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.06.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, any vice president, chief administrative officer, chief legal officer, chief strategy officer, chief growth officer, chief information officer, Financial Officer or other similar officer, manager, or a member of the Board of Directors of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member, or general partner thereof, and as to any document delivered on the Closing Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (x)(i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Restricted Subsidiary and (ii) any payment of any fee, expense or similar amount to any holder of Equity Interests of Holdings, the Borrower or any Restricted Subsidiary in its capacity as such in connection with any amendment, modification, waiver, consent, enforcement or similar action on, or with respect to, any such Equity Interests or any documentation governing the same and (y) any payment or other distribution (whether in cash, securities or other property) of or in respect of principal, interest or other amounts on any intercompany indebtedness, advances or loans made by Holdings to the Borrower or any Restricted Subsidiary, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any intercompany indebtedness, advances or loans made by Holdings to the Borrower or any Restricted Subsidiary, or any other payment that has a substantially similar effect to any of the foregoing in this clause (y).

“Restricted Subsidiary” means, unless otherwise specified herein, any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.11(e).

“S&P” means S&P Global Ratings, an S&P Global, Inc. business, and any successor to its rating agency business.

“Sanctions” means any international economic sanctions administered or enforced by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means a customary second lien intercreditor agreement among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral on a junior basis with the Loan Document Obligations, in form and substance reasonably acceptable to the Administrative Agent, the Required Lenders and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith and therewith.

“Secured Obligations” means the Loan Document Obligations.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Security Documents” means the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement (if applicable), the Second Lien Intercreditor Agreement (if applicable), the Collateral Agreement, the Mortgages and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Sections 5.11, 5.12 or 5.14 to secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Indebtedness permitted by this Agreement to be secured by the Collateral on a pari passu basis or junior or “silent” subordinated basis, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit N.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit O, submitted following the Auction Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“SPAC” means Boxwood Merger Corp., a Delaware corporation.

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower of Discounted Term Loan Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit J.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit K, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(3).

“Specified Indebtedness” means any Credit Agreement Refinancing Indebtedness and any Permitted Ratio Debt.

“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors. Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board of Governors or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower (unless otherwise specified).

“Subsidiary Loan Party” means each Subsidiary of the Borrower that is a party to the Guarantee Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(iv).

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Tax Distributions” has the meaning assigned to such term in Section 6.07(a)(vi)(A).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment, (iii) an Incremental Amendment in respect of any Term Loans or (iv) a Loan Modification Agreement. The amount of each Lender’s Term Commitment as of the Closing Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, or the applicable Loan Modification Agreement or Refinancing Amendment, as the case may be.

“Term Loans” means, individually or collectively as the context requires, Initial Term Loans, Delayed Draw Term Loans, Other Term Loans and Incremental Term Loans.

“Term Maturity Date” means (i) February 25, 2028 (or if such day is not a Business Day, the immediately preceding Business Day) or (ii) with respect to any Term Loans pursuant to (x) a Permitted Amendment, the extended maturity date set forth in any such Loan Modification Agreement, (y) an Incremental Amendment, the maturity date set forth in such Incremental Amendment or (z) a Refinancing Amendment, the maturity date set forth in such Refinancing Amendment.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Test Period” means, at any date of determination, the period of four (4) consecutive Fiscal Quarters of the Borrower then last ended as of such time for which financial statements have been delivered (or were required to have been delivered) pursuant to Section 5.01(a) or Section 5.01(b); provided that for any date of determination before the delivery of the first financial statements pursuant to Section 5.01(a) or Section 5.01(b), the Test Period shall be the period of four (4) consecutive Fiscal Quarters of the Borrower ended as of December 31, 2020.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings, the Borrower or any Subsidiary in connection with the Transactions.

“Transactions” means (a) the Financing Transactions, (b) the Refinancing, (c) the Redemption and (d) the payment of the Transaction Costs.

“Transformative Acquisition” shall mean any acquisition by the Borrower or any Restricted Subsidiary of the Borrower that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

“Treasury Rate” means, as of any date of notice of prepayment, the yield to maturity as of the date of such notice of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent statistical release designated as “H.15” under the caption “Treasury constant maturities” or any successor publication which is published at least weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the federal reserve system) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity that has become publicly available at least two Business Days prior to the date of such notice (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the applicable Prepayment Date to the first anniversary of the Closing Date; provided, however, that if the period from the applicable Prepayment Date to the first anniversary of the Closing Date is less than one year, the weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Type,” when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unaudited Financial Statements” means (i) the unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of Atlas for its Fiscal Quarters ended March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020 and (ii) the unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the SPAC or Atlas, as applicable, for its Fiscal Quarters ended March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020.

“Undisclosed Administration” means, in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(C).

“Unrestricted Cash & Investments” means, as of any date of determination, the aggregate amount of cash and Permitted Investments (in each case, free and clear of all Liens, other than Liens permitted pursuant to Section 6.02), excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date unless “restricted” solely in favor of the Loan Document Obligations and the ABL Obligations (provided that, for the avoidance of doubt, any cash or Permitted Investments maintained in any escrow account described in the definition of “CARES Debt Escrow Conditions” shall be deemed “restricted” for purposes of this definition).

“Unrestricted Subsidiary” means (i) any Subsidiary (other than the Borrower) designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary so designated.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Wilmington Trust” has the meaning given to such term in the preliminary statements hereto.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the UK Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Term Loans and Borrowings.

For purposes of this Agreement, Term Loans and Borrowings may be classified and referred to by Class (e.g., a “Initial Term Loan”) or by Type (e.g., a “Eurodollar Loan” or “ABR Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”); provided that, unless the context otherwise requires, “Term Borrowing” includes “Delayed Draw Borrowing”.

SECTION 1.03 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) unless otherwise provided herein, any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference herein or in any other Loan Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation) (including a Division/Series Transaction), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute a Person or entity).

SECTION 1.04 Accounting Terms; GAAP.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the latest Audited Financial Statements of the SPAC delivered to the Administrative Agent on or prior to the Closing Date, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement, the Total Net Leverage Ratio, the First Lien Net Leverage Ratio and any other financial ratio or test (other than Excess Cash Flow) shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made (it being understood, for the avoidance of doubt, that solely for purposes of calculating quarterly compliance with Section 6.10, if applicable, the date of the required calculation shall be the last day of the Test Period, and no Specified Transaction occurring thereafter shall be taken into account).

SECTION 1.05 Effectuation of Transactions.

All references herein to Holdings, the Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Closing Date, unless the context otherwise requires.

SECTION 1.06 Limited Conditionality Transactions.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary (except as otherwise expressly provided in clause (iv)(y) of the definition of “Permitted Acquisition,” in clauses (A) and (B) of the proviso to the first sentence of Section 2.20(a), or in clauses (i) and (ii) of Section 4.03(a)), when (a) calculating any applicable ratio, the amount or availability of the Available Amount or any other basket based on Consolidated Net Income or Consolidated EBITDA or total assets or determining other compliance with this Agreement (other than (x) determining actual (versus pro forma) compliance with the Financial Performance Covenant or (y) determining the ability to make a Restricted Payment or a prepayment, repayment, acquisition, redemption or similar payment on any Junior Financing), in connection with incurrence of Indebtedness, the creation of Liens, the making of any asset sale, the making of an Investment or the designation of a Subsidiary as restricted or unrestricted, (b) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, (c) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein or (d) determining whether all other conditions precedent to the incurrence of Indebtedness, the creation of Liens, the making of any disposition, the making of an Investment or the designation of a Subsidiary as restricted are satisfied, in each case in connection with a Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the determination of the satisfaction of any other conditions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof, but excluding any Restricted Payment or prepayment, repayment, acquisition, redemption or similar payment on any Junior Financing) such ratios and other provisions are calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending on or prior to the LCT Test Date for which financial statements of the Borrower have been (or were required to have been) delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, the Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction (other than with respect to any Restricted Payment or any prepayment, repayment, acquisition, redemption or similar payment on any Junior Financing) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had been consummated on the LCT Test Date.

SECTION 1.07 Certain Determinations.

For purposes of determining compliance with any of the covenants set forth in Article VI (including in connection with any Incremental Term Loan) at the time of incurrence thereof, any Lien, Investment, Indebtedness, Disposition, Restricted Payment or payment of Junior Financing meets the criteria of one, or more than one, of the clauses permitted pursuant to the relevant section of Article VI (including in connection with any Incremental Term Loan), the Borrower shall in its sole discretion determine under which clause such Lien (other than Liens with respect to the Initial Term Loans, which shall only be designated under Section 6.02(i), and Liens with respect to the ABL Obligations, which shall only be designated under Section 6.02(xxv)), Investment, Indebtedness (other than Indebtedness consisting of the Initial Term Loans, which shall only be designated under Section 6.01(a)(i), and Liens with respect to the ABL Obligations, which shall only be designated under Section 6.02(xxv)), Disposition, Restricted Payment or payment of Junior Financing (or, in each case, any portion there) is permitted. For the avoidance of doubt, if the applicable date for meeting any requirement hereunder or under any other Loan Document falls on a day that is not a Business Day, compliance with such requirement shall not be required until noon on the first Business Day following such applicable date.

SECTION 1.08 CARES Debt.

So long as the CARES Debt Escrow Conditions are satisfied with respect thereto, CARES Debt shall be disregarded for purposes of calculating Consolidated Net Income, Consolidated EBITDA, Pro Forma Compliance, Pro Forma Basis, Pro Forma Effect and any other financial definition or ratio herein.

SECTION 1.09 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.10 Cashless Roll. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Term Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

ARTICLE II

The Credits

SECTION 2.01 Commitments.

Subject to the terms and conditions set forth herein, (a) each Lender severally agrees to make Initial Term Loans to the Borrower on the Closing Date denominated in dollars in a principal amount not exceeding such Lender’s Term Commitment and (b) each Delayed Draw Lender severally agrees to make Delayed Draw Term Loans to the Borrower from time to time during the Delayed Draw Availability Period denominated in dollars in a principal amount not exceeding such Delayed Draw Lender’s Delayed Draw Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02 Term Loans and Borrowings.

(a) Each Term Loan shall be made as part of a Borrowing consisting of Term Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Term Loans as required hereby.

(b) Subject to Section 2.14, each Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding (or such greater number that may be acceptable to the Administrative Agent).

SECTION 2.03 Requests for Borrowings.

To request a Term Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Eurodollar Borrowing (other than any Delayed Draw Borrowing), not later than 11:00 a.m., New York City time, three (3) Business Days (or, in the case of any Eurodollar Borrowing to be made on the Closing Date, one (1) Business Day) before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing (other than any Delayed Draw Borrowing), not later than 10:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing or (c) in the case of a Delayed Draw Borrowing, not later than 10:00 a.m., New York City time, fourteen (14) Business Days before the date of the proposed Borrowing (in each case, or such shorter period (but not shorter than 10:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing) as may be agreed to by the Lenders). Each borrowing of Delayed Draw Term Loans shall be in a minimum amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing Request shall be irrevocable (except that (i) the Borrowing Request submitted in respect of the Term Borrowing to be made on the Closing Date may state that such Borrowing Request is conditional upon the occurrence of the Closing Date and may be revoked by the Borrower if the Closing Date does not occur and (ii) the Borrowing Request submitted in respect of any Term Borrowing intended to finance any Permitted Acquisition may be revoked by the Borrower on or prior to the date that is ten (10) Business Days before the date of the proposed Borrowing) and shall be signed by the Borrower substantially in the form of Exhibit S. Each Borrowing Request shall specify the following information:

(i) whether the requested Borrowing is to be a Term Borrowing, a Delayed Draw Borrowing or a Borrowing of any other Class (specifying the Class thereof);

(ii) the aggregate principal amount of such Borrowing and, in the case of Delayed Draw Term Loans, the aggregate amount of remaining unused Delayed Draw Commitments immediately after giving effect to such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed; and

(vii) that as of the date of such Borrowing, the conditions set forth in Sections 4.02(a) and 4.02(b) or Section 4.03(a), as applicable, are satisfied.

If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be a Eurodollar Borrowing with an Interest Period of one (1) month if the respective notice is received by the Administrative Agent by 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, after which it shall be incurred as an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

SECTION 2.04 [Reserved].

SECTION 2.05 [Reserved].

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in dollars by 12:00 noon, New York City time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make all such requested Term Loans available to the Borrower by promptly wiring the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Term Loan included in such Borrowing.

(c) The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Term Loan or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or to make its payment under Section 9.03(c).

SECTION 2.07 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07; provided that there shall not at any time be more than a total of seven (7) different Interest Periods in effect for Eurodollar Borrowings at any time outstanding. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by the Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section 2.07, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to 11:00 a.m., New York City time, on the third Business Day prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period of one (1) month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and, except for an Event of Default under Section 7.01(h) or (i), the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, any or all of the outstanding Eurodollar Borrowings shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Term Commitments shall terminate at the earlier of (x) upon the making of the Initial Term Loans hereunder on the Closing Date and (y) 5:00 p.m., New York City time, on the Closing Date and (ii) the Delayed Draw Commitments shall automatically terminate (x) to the extent the Delayed Draw Termination Date occurs pursuant to clause (a) of the definition thereof, on the Delayed Draw Termination Date after the funding of the Delayed Draw Term Loans, or (y) to the extent the Delayed Draw Termination Date occurs pursuant to clause (b) of the definition thereof, at 5:00 p.m., New York City time, on the Delayed Draw Termination Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the unfunded Commitments of any Class, provided that (i) each reduction of the Delayed Draw Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 unless such amount represents all of the remaining Delayed Draw Commitments and (ii) each reduction of the Commitments of any other Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 unless such amount represents all of the remaining Commitments of such Class.

(c) The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the unfunded Commitments under paragraph (b) of this Section 2.08 at least one (1) Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable. Any termination or reduction of the unfunded Commitments of any Class shall be permanent. Each reduction of the unfunded Commitments of any Class shall be made ratably among the Lenders in accordance with their respective unfunded Commitments of such Class.

SECTION 2.09 Repayment of Term Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan (including any interest that is added to the principal amount of the Term Loans pursuant to Section 2.13(d)) of such Lender as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section 2.09, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section 2.09 shall control.

(e) Any Lender may request to the Borrower that Term Loans of any Class made by it be evidenced by a Note. In such event, the Borrower shall execute and deliver (at the Borrower’s expense) to such Lender a Note payable to such Lender or its registered assigns (or, if requested by such Lender, to the order of such Lender and its registered assigns).

SECTION 2.10 Amortization of Term Loans.

(a) Subject to adjustment pursuant to paragraph (c) of this Section 2.10, the Borrower shall repay Borrowings of Initial Term Loans and Delayed Draw Term Loans on the last day of each Fiscal Quarter (commencing on April 1, 2022) (each such date, a “Scheduled Repayment Date”) in the aggregate principal amount of Initial Term Loans and Delayed Draw Term Loans as follows:

(i) if the Total Net Leverage Ratio immediately prior to such repayment, calculated on a Pro Forma Basis but without giving effect to such repayment, is greater than 6.00 to 1.00, an amount equal to the sum of (A) 0.625% of the aggregate principal amount of Initial Term Loans outstanding as of the Closing Date, plus (B) on each Scheduled Repayment Date following the first full Fiscal Quarter occurring after any Delayed Draw Funding Date, 0.625% of the aggregate principal amount of Delayed Draw Term Loans funded on such Delayed Draw Funding Date occurring prior to such Scheduled Repayment Date; or

(ii) if the Total Net Leverage Ratio immediately prior to such repayment, calculated on a Pro Forma Basis but without giving effect to such repayment, is less than or equal to 6.00 to 1.00, an amount equal to the sum of (A) 0.250% of the aggregate principal amount of Initial Term Loans outstanding as of the Closing Date, plus (B) on each Scheduled Repayment Date following the first full Fiscal Quarter occurring after any Delayed Draw Funding Date, 0.250% of the aggregate principal amount of Delayed Draw Term Loans funded on such Delayed Draw Funding Date occurring prior to such Scheduled Repayment Date.

No later than 12:00pm (New York City time) three (3) Business Days prior to each Scheduled Repayment Date, the Borrower shall deliver to the Administrative Agent, for distribution to the Lenders, a certificate setting forth (x) the Total Net Leverage Ratio immediately prior to such repayment, calculated on a Pro Forma Basis but without giving effect to the repayment of the Term Loans on such Scheduled Repayment Date, together with a reasonably detailed calculation thereof, (y) the aggregate principal amount of the Initial Term Loans and the aggregate principal amount of the Delayed Draw Term Loans to be paid on such Scheduled Repayment Date and (z) the date that is such Scheduled Repayment Date. If the Borrower fails to deliver the certificate referred to in the immediately preceding sentence to the Administrative Agent within the time period specified in such sentence, clause (a)(i) of this Section 2.10 shall apply for such Scheduled Repayment Date.

(b) To the extent not previously paid, all outstanding Term Loans shall be due and payable on the applicable Term Maturity Date applicable to such Term Loans.

(c) Any prepayment of a Term Borrowing of any Class (i) pursuant to Section 2.11(a)(i) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10 as directed by the Borrower (and, in the absence of any such direction, in direct order of maturity), (ii) pursuant to Section 2.11(a)(ii), shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10 in inverse order of maturity and (iii) pursuant to Section 2.11(c) or 2.11(d) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10, or, except as otherwise provided in any Refinancing Amendment or Loan Modification Agreement, pursuant to the corresponding section of such Refinancing Amendment or Loan Modification Agreement, as applicable, in direct order of maturity.

(d) Each repayment of a Borrowing shall be applied ratably to the Term Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

(e) The Borrower shall repay the Term Loans of any Class (other than Initial Term Loans and Delayed Draw Term Loans) in such scheduled amortization installments, if any, and on such date or dates as shall be specified therefor in the applicable Incremental Amendment, Loan Modification Agreement or Refinancing Amendment, as applicable.

SECTION 2.11 Prepayment of Term Loans.

(a) (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium (except as otherwise provided in clauses (A) and (B) below) or penalty; provided that, at the time of (x) any prepayment of Initial Term Loans (with replacement of a Non-Accepting Lender pursuant to Section 2.24 being deemed, for this purpose, to constitute a prepayment for purposes of this Section 2.11(a)), other than pursuant to an Excluded Prepayment Event, or (y) any amendment of this Agreement resulting in a Repricing Transaction, in each case that is consummated:

(A) after the Closing Date but prior to the first anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, a fee in an amount equal to the Applicable Premium with respect to the principal amount of the Initial Term Loans so prepaid (in the case of clause (x) above) or the principal amount outstanding on such date that is subject to an effective pricing reduction pursuant to such Repricing Transaction (in the case of clause (y) above) (including the outstanding principal amount of any Initial Term Loans of any Non-Accepting Lender which is required to be assigned in accordance with Section 2.24 as a result of such Non-Accepting Lender’s failure to consent to the amendment resulting in such Repricing Transaction); and

(B) on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, a fee in an amount equal to 2.0% of the aggregate principal amount of all Initial Term Loans so prepaid (in the case of clause (x) above) or the principal amount outstanding on such date that is subject to an effective pricing reduction pursuant to such Repricing Transaction (in the case of clause (y) above) (including the principal amount of any Initial Term Loans of any Non-Accepting Lender which is required to be assigned in accordance with Section 2.24 as a result of such Non-Accepting Lender’s failure to consent to the amendment resulting in such Repricing Transaction).

For the avoidance of doubt, no premium or fee shall be payable pursuant to this Section 2.11(a)(i) on or after the second anniversary of the Closing Date.

The Applicable Premium shall be fully earned, and due and payable, on the date of the applicable prepayment, or, if earlier, on the date such prepayment is required to be made, and shall be non-refundable or curable when made. The Loan Parties further acknowledge and agree that the Applicable Premium is not intended to act as a penalty or to punish the Loan Parties for any such prepayment or amendment.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Loan Document Obligations are accelerated as a result of the occurrence of any Event of Default (including by operation of law or otherwise), the Applicable Premium will also be due and payable and shall constitute part of the Loan Document Obligations for all purposes herein. The Applicable Premium shall also be payable in the event the Loan Document Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT, THE ACCRUAL OR COLLECTION OF THE APPLICABLE PREMIUM. The Loan Parties expressly agree that (i) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Applicable Premium shall be payable notwithstanding the then prevailing market interest rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.11(a)(i), (v) the Loan Parties’ agreement to pay the Applicable Premium is a material inducement to the Lenders to make the Initial Term Loans, and (vi) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders, not a penalty, and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders.

(ii) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, Holdings, the Borrower or any of their respective Subsidiaries may offer to prepay all or a portion of the outstanding Term Loans of any Class on the following basis:

(A) Holdings, the Borrower or any of their respective Subsidiaries shall have the right to make a voluntary prepayment of Term Loans of any Class at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that (x) Holdings, the Borrower or any of their respective Subsidiaries shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by Holdings, the Borrower or any of their respective Subsidiaries on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date Holdings, the Borrower or any of their respective Subsidiaries were notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of Holdings’, the Borrower’s or any of their respective Subsidiaries’ election not to accept any Solicited Discounted Prepayment Offers and (y) each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided further that any Term Loan that is prepaid will be automatically and irrevocably cancelled.

(B) (1) Subject to the proviso to subsection (A) above, Holdings, the Borrower or any of their respective Subsidiaries may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of Holdings, the Borrower or any of their respective Subsidiaries, to each Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each relevant Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, Holdings, the Borrower or any of their respective Subsidiaries will make prepayment of outstanding Term Loans of the applicable Class pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days, following the Specified Discount Prepayment Response Date, notify (I) the Administrative Agent (if not the Auction Agent), Holdings, the Borrower or any of their respective Subsidiaries of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to Holdings, the Borrower or any of their respective Subsidiaries and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Holdings, the Borrower or any of their respective Subsidiaries shall be due and payable by Holdings, the Borrower or any of their respective Subsidiaries on the Discounted Prepayment Effective Date in accordance with subsection (F) below (but subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, Holdings, the Borrower or any of their respective Subsidiaries may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of Holdings, the Borrower or any of their respective Subsidiaries, to each Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by Holdings, the Borrower or any of their respective Subsidiaries (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Holdings, the Borrower or any of their respective Subsidiaries shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (the “Discount Range Prepayment Response Date”). Each relevant Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). Holdings, the Borrower or any of their respective Subsidiaries agree to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, Holdings, the Borrower or any of their respective Subsidiaries will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days, following the Discount Range Prepayment Response Date, notify (I) the Administrative Agent (if not the Auction Agent), Holdings, the Borrower or any of their respective Subsidiaries of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to Holdings, the Borrower or any of their respective Subsidiaries and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Holdings, the Borrower or any of their respective Subsidiaries shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (but subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, Holdings, the Borrower or any of their respective Subsidiaries may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of Holdings, the Borrower or any of their respective Subsidiaries, to each Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans Holdings, the Borrower or any of their respective Subsidiaries is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Holdings, the Borrower or any of their respective Subsidiaries shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to the relevant Lenders (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) such Lender is willing to allow to be applied to the prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid subject to such Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide Holdings, the Borrower or any of their respective Subsidiaries with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Holdings, the Borrower or any of their respective Subsidiaries shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to Holdings, the Borrower or any of their respective Subsidiaries (the “Acceptable Discount”), if any. If Holdings, the Borrower or any of their respective Subsidiaries elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by Holdings, the Borrower or any of their respective Subsidiaries from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), Holdings, the Borrower or any of their respective Subsidiaries shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from Holdings, the Borrower or any of their respective Subsidiaries by the Acceptance Date, Holdings, the Borrower or any of their respective Subsidiaries shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by Holdings, the Borrower or any of their respective Subsidiaries at the Acceptable Discount in accordance with this Section 2.11(a)(ii)(D). If Holdings, the Borrower or any of their respective Subsidiaries elects to accept any Acceptable Discount, then Holdings, the Borrower or any of their respective Subsidiaries agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with a Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). Holdings, the Borrower or any of their respective Subsidiaries will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Administrative Agent (if not the Auction Agent), Holdings, the Borrower or any of their respective Subsidiaries of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Lender who made a Solicited Discounted Prepayment Offer of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (but subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, Holdings, the Borrower or any of their respective Subsidiaries and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable and customary fees and expenses from Holdings, the Borrower or any of their respective Subsidiaries in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, Holdings, the Borrower or any of their respective Subsidiaries shall (i) provide the Administrative Agent with at least three (3) Business Days’ prior written notice thereof, which notice shall specify the amount of such prepayment, the Class and Type of Loans to be prepaid, the order of Borrowings to be prepaid, the Lenders to receive such prepayment, the amount of such prepayment allocable to interest and the amount allocable to principal of the Loans to be prepaid, and the amount of the principal amount of the Loans to be reduced as part of such prepayment (and the Lenders hereby authorize and direct the Administrative Agent to conclusively rely on such notice in adjusting the Register) and (ii) prepay such Term Loans on the Discounted Prepayment Effective Date. Holdings, the Borrower or any of their respective Subsidiaries shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, to the Applicable Account in immediately available funds not later than 11:00 a.m., New York City time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Class of Term Loans in inverse order of maturity. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by Holdings, the Borrower or any of their respective Subsidiaries.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of Holdings, the Borrower or any of their respective Subsidiaries and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J) Holdings, the Borrower or any of their respective Subsidiaries shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower to make any prepayment to a Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b) [Reserved].

(c) To the extent not required to be paid to the ABL Agent for application to the ABL Obligations pursuant to the ABL Credit Agreement as in effect on the Closing Date, in the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any of its Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five (5) Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clauses (b) or (c) of the definition of the term “Prepayment Event,” within one (1) Business Day after such Prepayment Event), prepay Term Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds in respect of such Prepayment Event; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event” but only so long as no Event of Default exists or would result therefrom, if the Borrower or any of its Restricted Subsidiaries invest (or commit to invest or provide the Administrative Agent with written assurances of the intent to invest ) the Net Proceeds from such event (or a portion thereof) within 365 days after receipt of such Net Proceeds in assets of the Borrower and its Restricted Subsidiaries useful in the business of the Borrower and its Restricted Subsidiaries (including any acquisitions permitted under Section 6.04, but excluding investments in working capital assets), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or committed to be invested, as applicable) by the end of such 365-day period (or if committed to be so invested within such 365-day period, have not been so invested within 180 days after the expiration of such 365-day period), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested); provided further, that the Borrower may use a portion of such Net Proceeds in the case of a Prepayment Event described in clause (a) of the definition thereof to prepay or repurchase any other secured Indebtedness in the form of term loans or notes that ranks pari passu to the Liens securing the Secured Obligations and is otherwise subject to the terms of the ABL Intercreditor Agreement or the First Lien Intercreditor Agreement (to the extent a mandatory prepayment or offer to prepay such other Indebtedness is required under the applicable governing documents of such other Indebtedness), in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other secured Indebtedness and the denominator of which is the aggregate outstanding principal amount of all Term Loans and all such other secured Indebtedness.

(d) To the extent permitted to be paid pursuant to the ABL Credit Agreement as in effect on the Closing Date, following the end of each Fiscal Year of the Borrower, commencing with the Fiscal Year ending December 31, 2021, the Borrower shall prepay Term Borrowings in an aggregate amount (the “Excess Cash Flow Prepayment Amount”) equal to the ECF Percentage of Excess Cash Flow for such Fiscal Year (or, in the case of the Borrower’s Fiscal Year ending December 31, 2021, for the period from the Closing Date through and including December 31, 2021); provided that such amount shall, at the option of the Borrower, be reduced on a dollar-for-dollar basis for such Fiscal Year by the aggregate amount of prepayments and repurchases of (i) Term Loans made pursuant to Section 2.11(a)(i) or (ii) Term Loans made pursuant to Section 2.11(a)(ii) or otherwise pursuant to Section 9.04(f), in either case, to the extent made with internally generated cash flow of the Borrower and its Restricted Subsidiaries during such Fiscal Year or after such Fiscal Year and prior to the time such prepayment is due (without duplication to subsequent years) as provided below (provided that such reduction as a result of prepayments pursuant to Section 2.11(a)(ii) or Section 9.04(f) shall (x) be limited to the actual amount of cash used to make such principal prepayment and (y) only be applicable if the applicable prepayment offer was made on a pro rata basis to all applicable Lenders); provided that the Borrower may use a portion of such Excess Cash Flow Prepayment Amount to prepay or repurchase any other secured Indebtedness in the form of term loans or notes that ranks pari passu to the Liens securing the Secured Obligations and is otherwise subject to the terms of the First Lien Intercreditor Agreement (to the extent a mandatory prepayment or offer to prepay such other Indebtedness is required under the applicable governing document of such other Indebtedness), in each case in an amount not to exceed the product of (x) the Excess Cash Flow Prepayment Amount and (y) a fraction, the numerator of which is the outstanding principal amount of such other secured Indebtedness and the denominator of which is the aggregate outstanding principal amount of all Term Loans and all such other secured Indebtedness. Each prepayment pursuant to this paragraph shall be made on or before the date that is five (5) days after the earlier of (x) the date on which financial statements are delivered pursuant to Section 5.01(a) with respect to the Fiscal Year for which Excess Cash Flow is being calculated and (y) the date on which financial statements are required to be delivered pursuant to Section 5.01(a) with respect to such Fiscal Year.

(e) Prior to any optional prepayment of Borrowings pursuant to Section 2.11(a)(i), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section 2.11. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Borrowings of each Class pro rata based on the aggregate principal amount of outstanding Term Borrowings of each such Class; provided that (x) any Lender (and, to the extent provided in any Incremental Amendment for any Class of Incremental Term Loans or the Refinancing Amendment or Loan Modification Agreement for any Class of Other Term Loans, any Lender that holds Incremental Term Loans or Other Term Loans of such Class) may elect, by notice to the Administrative Agent by written notice delivered (i) by 4:00 p.m. New York City time, at least two (2) Business Days prior to the prepayment date of a Eurodollar Borrowing or (ii) by 4:00 p.m. New York City time, at least one (1) Business Day prior to the prepayment date of an ABR Borrowing, to decline all or any portion of any prepayment of its Term Loans of any such Class pursuant to this Section 2.11 (other than (i) an optional prepayment pursuant to paragraph (a)(i) of this Section 2.11 or (ii) a mandatory prepayment as a result of the Prepayment Event set forth in clauses (b) or (c) of the definition thereof, which (in each case) may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans of any such Class but was so declined shall be retained by the Borrower (such remaining declined amounts, “Retained Declined Proceeds”). Subject to Section 2.20(b)(v) and the terms of any Refinancing Amendment or Loan Modification Agreement, optional prepayments of Term Borrowings shall be allocated among the Classes of Term Borrowings as directed by the Borrower. Notwithstanding the foregoing, the Net Proceeds of any Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans of the respective Class being so refinanced. In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall apply such proceeds first to ABR Loans of such Class and then Eurodollar Loans of such Class in direct order of Interest Period maturities.

(f) The Borrower shall notify the Administrative Agent of any prepayment pursuant to this Section 2.11 in writing, substantially in the form Exhibit F, of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid, the amount of the Applicable Premium (if any) payable in connection therewith and, if applicable, whether the prepayment is being made in connection with the consummation of an Applicable Change of Control transaction, and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower or the time period for such payment extended (in each case, by written notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Term Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13, and subject to Section 2.11(a)(i), shall be without premium or penalty.

(g) Notwithstanding any other provisions of Section 2.11(c) or (d), (A) to the extent that (x) any or all the Net Proceeds of any Prepayment Event set forth in clause (a) of the definition thereof by a Foreign Subsidiary of the Borrower giving rise to a prepayment pursuant to Section 2.11(c) (a “Foreign Prepayment Event”) or (y) any portion of any Excess Cash Flow attributable to a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(d), in either case, are prohibited, delayed or restricted by applicable local law, rule or regulation from being repatriated to the Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or (d), as the case may be, and such amounts may be retained by such Foreign Subsidiary so long, but only so long, as the Borrower has reasonably determined in good faith that the applicable local law, rule or regulation will not permit repatriation to the Borrower, and, subject to succeeding clause (B), once the Borrower has reasonably determined in good faith that such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, rule or regulation, such repatriation will be effected as soon as practicable and such repatriated Net Proceeds or Excess Cash Flow will be applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to Section 2.11(c) or (d), as applicable, (B) to the extent that and for so long as the Borrower has reasonably determined in good faith (in consultation with the Administrative Agent) that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow from a Foreign Subsidiary would have a material adverse tax consequence with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Foreign Subsidiary; provided that when the Borrower reasonably determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow, in each case, from a Foreign Subsidiary would no longer have a material adverse tax consequence with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow shall be applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(c) or Section 2.11(d), as applicable; provided that, subject to the foregoing provisions of this paragraph (g), the Borrower shall use commercially reasonable efforts to permit such repatriation or remove such prohibition, as applicable.

(h) Notwithstanding anything to the contrary, if any of the Term Loans would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i) of the Code or any successor provisions, on any Interest Payment Date after the fifth anniversary of the date hereof, the Borrower shall be required to make a cash payment on the Term Loans equal to the accrued unpaid amount of original issue discount (as defined in Treasury regulations Section 1.1273-1(a)) as shall be necessary to ensure that the Term Loans shall not be considered to have “significant original issue discount” as defined in Section 163(i)(2) of the Code (the “AHYDO Catch Up Payment”). No partial repayment of the Term Loans prior to such payment date pursuant to any other provision of this Agreement will alter the Borrower’s obligations to make the AHYDO Catch Up Payment, if required, pursuant to the preceding sentence.

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent and the Collateral Agent, for their own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent and the Collateral Agent in the Agent Fee Letter.

(b) The Borrower agrees to pay to each Lender party to this Agreement as a Lender on the Closing Date (after giving effect to the transactions contemplated by this Agreement), fees payable in the amounts and at the times separately agreed upon between the Borrower and such Lenders in the Closing Payment Letter.

(c) Notwithstanding the foregoing, and subject to Section 2.22 and Section 2.12(b), the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

(d) All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, and shall not be refundable under any circumstances.

SECTION 2.13 Interest.

(a) The Term Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate, plus the Applicable Rate, plus the PIK Rate.

(b) The Term Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Eurodollar Borrowing, plus the Applicable Rate, plus the PIK Rate.

(c) Notwithstanding the foregoing, any principal of or interest on any Term Loan or any fee or other amount payable by the Borrower hereunder that is not paid when due (after giving effect to any applicable grace period), whether at stated maturity, upon acceleration or otherwise, shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal, premium or interest of any Term Loan, 2.00% per annum plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount payable to any Lender, 2.00% per annum plus the rate applicable to ABR Loans held by such Lender as provided in paragraph (a) of this Section 2.13.

(d) Accrued interest on each Term Loan shall be payable in cash (except as otherwise set forth in clause (iv) below) in arrears on each Interest Payment Date for such Term Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable in cash on demand, (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid (including accrued interest at the PIK Rate) shall be payable in cash on the date of such repayment or prepayment, (iii)  in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Loan (including interest accrued at the PIK Rate) shall be payable in cash on the date of such conversion and (iv) interest accrued at the PIK Rate pursuant to paragraphs (a) or (b) of this Section 2.13 shall be payable, at the Borrower’s election by written notice to the Administrative Agent at least three (3) Business Days prior to the applicable Interest Payment Date either (x) in cash or (y) by capitalizing and adding such interest to the unpaid principal amount of the Term Loans (on a pro rata basis among the Lenders) (it being understood that (A) if the Borrower does not make an election by written notice to the Administrative Agent for any Interest Payment Date, it shall be deemed to have elected to pay on such Interest Payment Date such interest accruing at the PIK Rate in-kind by capitalizing such interest and adding it to the unpaid principal amount of the Term Loans, (B) any written election made by the Borrower for an Interest Payment Date shall be deemed to apply only to such Interest Payment Date and not to any subsequent Interest Payment Date and (C) any election made by the Borrower pursuant to this clause (iv) shall apply to all (but not less than all) of the interest accruing at the PIK Rate). Amounts representing accrued interest that are capitalized and added to the outstanding principal of any Term Loan pursuant to this Section 2.13(d) shall thereafter constitute principal and bear interest in accordance with the terms of this Agreement.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to clause (a) of the definition of Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest; Effect of Benchmark Transition Event.

(a) If at least two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) (A) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period, or (B) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period (in each case with respect to the Term Loans impacted by this clause (B) or clause (i)(A) above, “Impacted Loans”), the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Borrowing, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received; and

(ii) notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i)(A) of this Section 2.14 and/or is advised by the Required Lenders of their determination in accordance with clause (a)(i)(B) of this Section 2.14 and the Borrower shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend the definition of “LIBO Rate” and other applicable provisions to preserve the original intent thereof in light of such change; provided that, until so amended, such Impacted Loans will be handled as otherwise provided pursuant to the terms of this Section 2.14.

(b) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement (and the Lenders hereby (A) authorize and direct the Administrative Agent to execute and deliver any such amendment in which the Required Lenders are a signatory thereto and (B) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations, protections and indemnifications provided for in this Agreement in favor of the Administrative Agent in executing and delivering any such amendment); provided that, such amendment shall meet the standards set forth in Proposed United States Treasury Regulation Section 1.1001-6 or any final version thereof so as not to be treated as a “significant modification” (and therefore an exchange) for purpose of Treasury Regulation Section 1.1001-3. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to clauses (b) through (e) of this Section 2.14 will occur prior to the applicable Benchmark Transition Start Date.

(c) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent (acting at the direction of the Required Lenders) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to clauses (b) through (e) of this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to clauses (b) through (e) of this Section 2.14.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of a Eurodollar Borrowing to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period, the component of the Alternate Base Rate based upon the Adjusted LIBO Rate will not be used in any determination of the Alternate Base Rate.

The Administrative Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of the LIBO Rate (or any other applicable benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of (except as directed by the Required Lenders), any termination date relating to the LIBO Rate, (ii) to select determine or designate any alternative rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any other modifier to any alternative rate or (iv) to determine whether or what alternative rate changes are necessary or advisable, if any, in connection with any of the foregoing. The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of the LIBO Rate (or any other applicable benchmark) and absence of a designated replacement benchmark, including as a result of any inability, delay, error or inaccuracy on the part of the Required Lenders in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to any alternate replacement index to the LIBO Rate, including without limitation, whether the composition or characteristics of any such alternate replacement index to the LIBO Rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the Eurodollar Base Rate prior to its discontinuance or unavailability.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Excluded Taxes or Indemnified Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder (whether of principal, interest or otherwise), then, from time to time upon request of the Administrative Agent or such Lender, the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such increased costs actually incurred or reduction actually suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company in reasonable detail as specified in paragraph (a) or (b) of this Section 2.15 delivered to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments.

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense (excluding loss of profit) actually incurred by it as a result of such event. Such loss, cost or expense shall in no event exceed that which would have been incurred by such Lender had it funded each Eurodollar Loan made by it at the Adjusted LIBO Rate for such Term Loan by a matching deposit or other borrowing in the applicable interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 and the reasons therefor delivered to the Borrower (with a copy to the Administrative Agent) shall be prima facie evidence of such amounts. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction for any Taxes, except as required by applicable Requirements of Law. If the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Taxes from such payments, then the applicable withholding agent shall make such deductions and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law, and if such Taxes are Indemnified Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions have been made (including such deductions applicable to additional amounts payable under this Section 2.17), each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent, timely reimburse the Administrative Agent for its payment of any Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by, or required to be withheld or deducted from a payment to, the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of any Indemnified Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Required Lenders.

(e) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by any Requirement of Law, or reasonably requested by Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation expired, obsolete or inaccurate in any respect (including any specific documentation required below in this Section 2.17(e)), deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(i), (e)(ii)(A)–(D), and (e)(iii) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates, substantially in the form of Exhibit Q (any such certificate a “United States Tax Compliance Certificate”), and (y) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms),

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner that would be required under this Section 2.17 if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) On or before the date on which the Administrative Agent (and any successor or replacement Administrative Agent) becomes Administrative Agent under this Agreement, the Administrative Agent shall provide the Borrower with executed copies of, if it is a U.S. Person, IRS Form W-9 certifying it is exempt from U.S. federal backup withholding, and, if it is not a U.S. Person, to the extent it is legally entitled to do so, (1) IRS Form W-8ECI with respect to payments to be received by it as a beneficial owner and (2) IRS Form W-8IMY (together with required documentation) with respect to payments to be received by it on behalf of a Lender certifying that it is either a “qualified intermediary” within the meaning of Section 1.1441-1(e)(5) of the United States Treasury Regulations that has assumed primary withholding obligations under the Code (including Chapters 3 and 4 of the Code), or a “U.S. branch” within the meaning of Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations that is treated as a U.S. Person for purposes of withholding obligations under the Code (with respect to such payments) so that all payments hereunder made by the Borrower to the Administrative Agent may be made free of any U.S. withholding tax.

(g) If any party determines in good faith that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or any Lender, as applicable, be required to (x) pay any amount to the Borrower pursuant to this paragraph (g) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid or (y) make available its Tax returns (or any other information relating to Taxes that it deems confidential) to any Loan Party or any other Person.

(h) The agreements in this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(i) For purposes of this Section 2.17, the term “applicable Requirements of Law” includes FATCA.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, premium, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds (except in the case of interest that is paid in-kind and capitalized in accordance with Section 2.13(d)(iv)), without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest or fees thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Term Loan shall be made in dollars, all payments of accrued interest payable on a Term Loan shall be made in dollars, and all other payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, premium, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of premium and principal then due hereunder (with any premium being paid prior to principal), ratably among the parties entitled thereto in accordance with the amounts of principal and premium then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, premium, if any, or interest or fees on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest or fees thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest and fees on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Term Loans of that Class or any increase in the Applicable Rate in respect of Term Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(a), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender. The Borrower hereby agreed to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Term Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts payable under Section 2.17) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20 Incremental Credit Extensions.

(a) So long as the Delayed Draw Termination Date has occurred or will occur contemporaneously with the making of any Incremental Term Loans contemplated hereby, the Borrower may at any time or from time to time on one or more occasions, by written notice delivered to the Administrative Agent, request one or more additional Classes of term loans hereunder or additional term loans of the same Class of any existing Class of term loans hereunder (the “Incremental Term Loans”); provided that, subject to Section 1.06, at the time that any such Incremental Term Loan is made or effected (and also immediately after giving effect thereto), (A) (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) in the case of Incremental Term Loans the proceeds of which will be used to finance a Limited Condition Transaction in which an LCT Election has been made, no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing at the time that any such Incremental Term Loan is made and (B) subject to customary “SunGard” provisions in the case of an Incremental Term Loan the proceeds of which shall be used to fund a Limited Condition Transaction in which an LCT Election has been made, each of the representations and warranties made by any Loan Party set forth in Article III and in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of the effectiveness of any Incremental Amendment with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or in all respects, as the case may be) as of such earlier date. Notwithstanding anything to contrary herein, the aggregate principal amount of the Incremental Term Loans that can be incurred at any time shall not exceed the Incremental Cap at such time. Each Incremental Term Loan shall be in a minimum principal amount of $5,000,000 and integral multiples of $500,000 in excess thereof (unless the Borrower and the Administrative Agent otherwise agree); provided that such amount may be less than either of the foregoing amounts if either such amount represents all the remaining availability under the aggregate principal amount of Incremental Term Loans permitted to be incurred pursuant to this paragraph (a).

(b) The Incremental Term Loans (i) shall rank equal in right of payment with the Term Loans, shall be secured on a pari passu basis only by the Collateral securing the Secured Obligations and shall only be guaranteed by the Loan Parties, (ii) shall not mature earlier than the Term Maturity Date, (iii) shall not have a shorter Weighted Average Life to Maturity than the remaining Term Loans, (iv) shall have a maturity date (subject to the preceding clause (ii)), and interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums for the Incremental Term Loans as determined by the Borrower and the Additional Lenders thereunder; provided that, in the event that the Effective Yield for any Incremental Term Loans is greater than the Effective Yield for the Initial Term Loans by more than 0.50% per annum, then the Effective Yield for the Initial Term Loans shall be increased to the extent necessary so that the Effective Yield for the Initial Term Loans is equal to the Effective Yield for the Incremental Term Loans minus 0.50% per annum (provided that the “LIBOR floor” applicable to the outstanding Initial Term Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Incremental Term Loans prior to any increase in the Applicable Rate applicable to such Initial Term Loans then outstanding); (v) shall be prepaid with the proceeds of voluntary or mandatory prepayment events on a pro rata basis with other then outstanding Term Loans (unless the Lenders or Additional Lenders of such Incremental Term Loans elect to receive a lesser share of any such prepayment); and (vi) may otherwise have terms and conditions different from those of the Initial Term Loans; provided that, except with respect to matters contemplated by clauses (iv) and (v) above, the terms and conditions of any such Incremental Term Loans shall not be materially more restrictive to Holdings, the Borrower and its Restricted Subsidiaries, when taken as a whole, as reasonably determined by the Borrower in good faith, than the terms of the Initial Term Loans unless (1) such term is also added for the benefit of any corresponding existing Term Loans without the consent of the Administrative Agent or any Lender being required, (2) any such provisions apply after the Latest Maturity Date at the time of incurrence of such Incremental Term Loan or (3) such terms shall be reasonably satisfactory to the Required Lenders.

(c) Each notice from the Borrower pursuant to this Section 2.20 shall set forth the requested amount of the relevant Incremental Term Loans.

(d) Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. An Incremental Term Loan may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that each existing Lender shall have the right, but not the obligation, to participate in any Incremental Term Loan or, unless it agrees, to be obligated to provide any Term Loans pursuant thereto) or by any Additional Lender. Incremental Term Loans shall be “Term Loans” for all purposes of this Agreement and the other Loan Documents. The Incremental Amendment may, subject to Section 2.20(b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20. The effectiveness of any Incremental Amendment and the occurrence of any credit event (including the making (but not the conversion or continuation) of a Term Loan) pursuant to such Incremental Amendment shall be subject to the satisfaction of such conditions as the parties thereto shall agree and as required by this Section 2.20 and Section 4.02 (but otherwise subject to Section 1.06 to the extent applicable). The Borrower will use the proceeds of the Incremental Term Loans to finance Permitted Acquisitions and to pay any fees, costs and expenses incurred in connection therewith.

(e) Incremental Term Loans may be provided by any existing Lender (in its sole discretion), or, subject to the consent of the Administrative Agent (not to be unreasonably withheld or delayed) if such consent would be required under Section 9.04 for assignments of Term Loans or Commitments, as applicable, to an Additional Lender.

(f) Each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(g) The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into (i) any Incremental Amendment and/or any amendment to any other Loan Document as may be necessary in order to (A) establish new Classes or sub-Classes in respect of Term Loans or Commitments pursuant to this Section 2.20 and (B) implement any restrictive terms or conditions permitted or required to be provided to the Lenders pursuant to clause (b) of this Section 2.20 (which amendment shall be entered into by the Administrative Agent upon the reasonable request of the Borrower and at the direction of the Required Lenders) and (ii) such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.20.

(h) Notwithstanding anything to the contrary, this Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.21 Refinancing Amendments.

(a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which will be deemed to include any then outstanding Other Term Loans) in the form of Other Term Loans or Other Term Commitments, in each case, pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will be unsecured or will rank pari passu or junior in right of payment and of security with the other Term Loans and Commitments hereunder, (ii) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, (iii) the Net Proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans being so refinanced, as the case may be, (iv) to that extent that any such Credit Agreement Refinancing Indebtedness is in the form of Other Term Loans that are pari passu in right of payment and of security with the other Term Loans hereunder, such Other Term Loans may be prepaid with the proceeds of voluntary or mandatory prepayment events on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with other then outstanding Term Loans and (v) to the extent that any such Credit Agreement Refinancing Indebtedness is in the form of Other Term Loans that are not pari passu in right of payment or security with the other Term Loans hereunder, such Other Term Loans shall be prepaid with proceeds of voluntary or mandatory prepayment events on a junior basis to the other Term Loans. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Required Lenders). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof (in each case unless the Borrower and the Administrative Agent otherwise agree). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Term Loans and Commitments subject thereto as Other Term Loans and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21.

(b) This Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.22 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Subject to the last sentence of Section 2.11(f), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent and the Collateral Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Term Loans and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Term Loans of the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to this Section 2.22(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held on a pro rata basis by the Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.23 Illegality.

If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Term Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans denominated in dollars or to convert ABR Loans denominated in dollars to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three (3) Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.24 Loan Modification Offers.

(a) At any time after the Closing Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit cashless rollovers and exchanges by Lenders). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Term Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Term Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by Holdings, the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless Holdings and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Term Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder.

(c) If, in connection with any proposed Loan Modification Offer, any Lender declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”), then the Borrower may, on notice to the Administrative Agent and the Non-Accepting Lender, (i) replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Term Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) the applicable assignee shall have agreed to provide Term Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Term Loans of the Affected Class assigned by it pursuant to this Section 2.24(c), accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11(a)(i)) payable to it hereunder from the Borrower (in the case of any payment pursuant to Section 2.11(a)(i)) or otherwise from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (c) unless waived by the Administrative Agent, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) Notwithstanding anything to the contrary, this Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Agents and the Lenders that:

SECTION 3.01 Organization; Powers.

Each of Holdings, the Borrower and its Restricted Subsidiaries is (a) duly organized or incorporated and validly existing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required and under the jurisdiction of its organization, except in the case of clause (c) above, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability.

This Agreement has been duly authorized, executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is party, constitutes a legal, valid and binding obligation of Holdings, the Borrower or such other Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental and Other Third Party Approvals; No Conflicts.

The execution, delivery and performance by, and enforcement against, any Loan Party of this Agreement or any other Loan Document (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents and the ABL Loan Documents, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of (or the obligation to create or impose) any Lien on any asset of Holdings, the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents and the ABL Loan Documents or permitted by Section 6.02, except (in the case of each of preceding clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, or imposition of Lien, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the SPAC and the Borrower and its Subsidiaries (as applicable) as of the respective dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the SPAC or Atlas, as applicable, and the Borrower and its Subsidiaries (as applicable) as of the date thereof and their respective results of operations for the periods covered thereby, subject, in the case of preceding clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) The Borrower has heretofore furnished to the Lenders the pro forma consolidated balance sheet and related pro forma consolidated income statements of the Borrower and its Subsidiaries as of the twelve-month period ended December 31, 2020, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of the pro forma balance sheet) or as of the beginning of such period (in the case of the pro forma income statement), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) (such pro forma balance sheet and statement of income, the “Pro Forma Financial Statements”). The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis and in accordance with GAAP the estimated financial position of the Borrower and its Subsidiaries as at December 31, 2020, and their estimated results of operations for the periods covered thereby, assuming that the Transactions had actually occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(d) Since December 31, 2019, nothing has occurred, and no condition or circumstance exists, that has had, or would be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.05 Properties.

Each of Holdings, the Borrower and its Restricted Subsidiaries has good title to, or valid interests in, all its real and personal property material to its business (including all of the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, no Loan Party owns in fee any Material Real Property.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings, the Borrower or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any Environmental Liability or (iv) has any basis to reasonably expect that Holdings, the Borrower or any Restricted Subsidiary will become subject to any Environmental Liability.

SECTION 3.07 Compliance with Laws and Agreements.

Each of Holdings, the Borrower and its Restricted Subsidiaries is in compliance with all Requirements of Law and Contractual Obligations applicable to it or its property, except in such instances in which (a) such Requirements of Law or Contractual Obligations is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status.

None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09 Taxes.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes levied or imposed on their properties, income or assets (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings, provided that Holdings, the Borrower or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP. There is no proposed Tax assessment, deficiency or other claim, in each case, in writing, against Holdings, the Borrower or any Restricted Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.10 ERISA.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal and state laws.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the six (6) year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, and (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(c) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each employee benefit plan (as defined in Section 3(2) of ERISA) that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, (ii) to the knowledge of Holdings and the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status, and (iii) there are no pending or, to the knowledge of Holdings and the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any “employee benefit plan” (as defined in Section 3 of ERISA) that is maintained or contributed to by a Loan Party.

(d) If any Loan Party or ERISA Affiliate were to withdraw in a complete withdrawal from any Multiemployer Plan as of the date this representation is made or deemed made, the aggregate withdrawal liability would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 Disclosure.

Any of the confidential information memorandum, reports, financial statements, certificates or other written factual information (other than projections and information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Transactions, or any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished), when taken as a whole, is, when furnished, true and correct in all material respects, and do not or will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

SECTION 3.12 Subsidiaries.

As of the Closing Date, Schedule 3.12 sets forth the name of, and the ownership interest of Holdings and each of its Subsidiaries in, each Subsidiary of Holdings.

SECTION 3.13 Intellectual Property; Licenses, Etc.

Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each of Holdings, the Borrower and its Restricted Subsidiaries own, license or possess the right to use all Intellectual Property that is reasonably necessary for the operation of its business substantially as currently conducted. No Intellectual Property used by Holdings, the Borrower or any of its Restricted Subsidiaries in the operation of its business as currently conducted infringes upon the Intellectual Property of any Person, except for such infringements that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property is pending or, to the knowledge of Holdings and the Borrower, threatened against Holdings, the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.14 Solvency.

Immediately after the consummation of each of the Transactions to occur on the Closing Date and after giving effect to each incurrence of Term Loans thereafter, (a) the Fair Value of the assets of the Borrower and its Subsidiaries on a consolidated basis exceeds their Liabilities, (b) the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries on a consolidated basis exceeds their Liabilities, (c) the Borrower and its Subsidiaries on a consolidated basis Do Not Have Unreasonably Small Capital (as such phrase is defined below) and (d) the Borrower and its Subsidiaries on a consolidated basis Will be able to pay their Liabilities as they mature (as such phrase is defined below). For purposes hereof,

(1) “Do Not Have Unreasonably Small Capital” means the Borrower and its Subsidiaries on a consolidated basis on a consolidated basis after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Term Maturity Date;

(2) “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries on a consolidated basis would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act;

(3) “Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP consistently applied;

(4) “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries on a consolidated basis are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated; and

(5) “Will be able to pay their Liabilities as they mature” means, for the period from the date hereof through the Term Maturity Date, the Borrower and its Subsidiaries on a consolidated basis will have sufficient assets and cash flow to pay their Liabilities as those Liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

SECTION 3.15 Senior Indebtedness.

The Loan Document Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in any applicable Intercreditor Agreement (to the extent in effect).

SECTION 3.16 Federal Reserve Regulations.

None of Holdings, the Borrower or any of its Restricted Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Term Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

SECTION 3.17 Use of Proceeds.

The Borrower will use the proceeds of the (a) Initial Term Loans made on the Closing Date to directly or indirectly finance the Transactions (including to pay the Transaction Costs) and (b) Delayed Draw Term Loans made on any Delayed Draw Funding Date to finance Permitted Acquisitions and to pay any fees, costs and expenses incurred in connection therewith.

SECTION 3.18 Sanctions and Anti-Terrorism Laws.

Neither Holdings, the Borrower nor any of its Restricted Subsidiaries or their respective officers, directors or, to the knowledge of any Responsible Officer of Holdings, the Borrower or any of its Restricted Subsidiaries, their respective employees appears on, or is owned or controlled by persons that appear on, the Specially Designated Nationals and Blocked Persons List published by the Office of Foreign Assets Control (“OFAC”), or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States. Unless authorized by OFAC, neither Holdings, the Borrower nor any of its Restricted Subsidiaries does business or conducts any transactions with the governments of, or persons within, any country under economic sanctions administered and enforced by OFAC. Neither Holdings, the Borrower nor any of its Restricted Subsidiaries will directly or, to the knowledge of Holdings, the Borrower or such Restricted Subsidiary, indirectly use the proceeds from the Term Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund any activities of or business with any person that, at the time of such funding, is the subject of economic sanctions administered or enforced by OFAC, or is in any country or territory that, at the time of such funding or facilitation, is the subject of economic sanctions administered or enforced by OFAC. Neither Holdings, the Borrower nor any of its Restricted Subsidiaries is in violation of Executive Order No. 13224 or the USA PATRIOT Act or any other applicable anti-terrorism laws, anti-money laundering laws or laws relating to Sanctions.

SECTION 3.19 Anti-Corruption Laws.

(a) Holdings, the Borrower and its Restricted Subsidiaries, their respective directors and officers, and to the knowledge of Holdings and the Borrower, their respective agents and employees, have conducted their businesses in compliance with Anti-Corruption Laws.

(b) No part of the proceeds of the Term Loans will be used by Holdings, the Borrower or its Restricted Subsidiaries, directly or, to the knowledge of Holdings, the Borrower or such Restricted Subsidiaries, indirectly, in any manner that violates any provision of applicable Anti-Corruption Laws.

SECTION 3.20 Security Interests. Once executed and delivered, each of the Security Documents creates, as security for the Secured Obligations, a valid and enforceable, and upon making the filings, recordings, and taking the other perfection steps, required by this Agreement and the applicable Security Documents, perfected security interest in and Lien on all of the Collateral described therein to the extent intended to be created thereby and required to be perfected therein, in favor of the Collateral Agent for the benefit of the Secured Parties, free and clear of all Liens (other than Liens permitted by Section 6.02), except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 3.21 Beneficial Ownership Regulation. As of the Closing Date, the information included in the Beneficial Ownership Certification of the Borrower, if applicable, is true and correct in all material respects.

SECTION 3.22 Employment. Neither Holdings, the Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings, the Borrower or any of its Restricted Subsidiaries or, to the knowledge of Holdings and the Borrower, threatened in writing against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings, the Borrower or any of its Restricted Subsidiaries, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings, the Borrower or any of its Restricted Subsidiaries or, to the knowledge of Holdings and the Borrower, threatened against Holdings, the Borrower or any of its Restricted Subsidiaries, (iii) no union representation question exists with respect to the employees of Holdings, the Borrower or any of its Restricted Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to Holdings or the Borrower’s knowledge, threatened in writing against Holdings or any of its Restricted Subsidiaries and (v) no wage and hour department investigation has been made of Holdings, the Borrower or any of its Restricted Subsidiaries, except (with respect to any matter specified in clauses (i) through (v) above, individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.23 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.24 Insurance. Schedule 3.24 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance have been paid. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

ARTICLE IV
Conditions

SECTION 4.01 Closing Date.

The obligation of each Lender to make Term Loans hereunder on the Closing Date shall be subject to satisfaction of the following conditions (or waiver thereof in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) and the Lenders (or their counsel) shall have received from each Loan Party either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent and the Lenders (or their counsel) shall have received a customary written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Closing Date) of Thompson & Knight LLP, as counsel for the Loan Parties.

(c) The Administrative Agent and the Lenders (or their counsel) shall have received a certificate of the Borrower (on behalf of each Loan Party), dated the Closing Date, substantially in the form of Exhibit H with appropriate insertions, or otherwise in form and substance reasonably satisfactory to the Required Lenders, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section 4.01.

(d) The Administrative Agent and the Lenders (or their counsel) shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) copies of resolutions of the Board of Directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e) The Administrative Agent shall have received all fees and other amounts previously agreed in writing by the Administrative Agent, the Lenders and the Borrower to be due and payable on or prior to the Closing Date, including, to the extent invoiced at least two (2) Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under the Agent Fee Letter, the Closing Payment Letter or any other Loan Document. The Administrative Agent shall have a received a fully-executed copy of the Agent Fee Letter.

(f) The Collateral and Guarantee Requirement (other than in accordance with Section 5.14) shall have been satisfied (or arrangements reasonably satisfactory to the Lenders with respect to the same shall have been made) and the Administrative Agent and the Lenders (or their counsel) shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby.

(g) The Lenders shall have received the Audited Financial Statements, the Unaudited Financial Statements and the Pro Forma Financial Statements.

(h) The Administrative Agent and the Lenders (or their counsel) shall have received a solvency certificate in the form attached as Exhibit U hereto (appropriately completed), from a Financial Officer of the Borrower (any such officer being reasonably acceptable to the Required Lenders), dated the Closing Date, certifying that upon giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are solvent.

(i) Substantially contemporaneously with the funding of the Initial Term Loans, (a) the Refinancing shall have occurred (with all applicable related liens and guarantees to be released and terminated or customary provisions therefor made) and (b) the Redemption shall have occurred.

(j) The Administrative Agent and the Lenders, as applicable, shall have received, (x) at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, in each case, to the extent requested of the Borrower by the Administrative Agent or the Lenders at least ten (10) days prior to the Closing Date and (y) at least three (3) Business Days prior to the Closing Date, with respect to the Borrower to the extent that it qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation and requested of the Borrower by the Administrative Agent or the Lenders at least ten (10) days prior to the Closing Date.

(k) Since December 31, 2019, there has been no Material Adverse Effect.

(l) The Administrative Agent shall have received a Borrowing Request.

(m) The Administrative Agent and the Lenders (or their counsel) shall have received the results of a recent search of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Loan Party in the appropriate jurisdictions, together with copies of all such filings disclosed by such search.

(n) The Administrative Agent and the Lenders (or their counsel) shall have received evidence of insurance coverage in compliance with the terms of Section 5.07.

(o) The ABL Loan Documents and the ABL Intercreditor Agreement shall each have been executed and delivered in form and substance reasonably satisfactory to the Required Lenders (with true and complete copies of the ABL Credit Agreement, the ABL Collateral Agreement and each other material ABL Loan Document furnished to the Administrative Agent and the Lenders), and the credit facility established thereunder shall have become effective.

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the borrowing on the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such borrowing.

SECTION 4.02 Each Credit Event.

The obligation of each Lender to make a Term Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) subject to Section 2.20 (including with respect to the references to “SunGard” provisions therein) in the case of Incremental Term Loans, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be;

(b) subject to Section 2.20 (including with respect to the references to “SunGard” provisions therein) in the case of Incremental Term Loans, at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing; and

(c)  the Administrative Agent shall have received a Borrowing Request in accordance with, and within the time period required by, the requirements of Section 2.03.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

SECTION 4.03 Delayed Draw Term Loans.

The obligation of each Delayed Draw Lender to make a Delayed Draw Term Loan on the occasion of any Delayed Draw Borrowing is subject to the satisfaction of the following conditions:

(a) subject to Section 1.06, at the time that such Delayed Draw Term Loan is made or effected (and also immediately after giving effect thereto), (i) (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) in the case of Delayed Draw Term Loans the proceeds of which will be used to finance a Limited Condition Transaction in which an LCT Election has been made, no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing at the time of such Borrowing and (ii) subject to customary “SunGard” provisions in the case of a Delayed Draw Term Loan the proceeds of which shall be used to fund a Limited Condition Transaction in which an LCT Election has been made, each of the representations and warranties made by any Loan Party set forth in Article III and in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Borrowing (or, in the case of the Bambino Acquisition, the Closing Date) with the same effect as though made on and as of such date (or, in the case of the Bambino Acquisition, the Closing Date), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or in all respects, as the case may be) as of such earlier date;

(b) on a Pro Forma Basis immediately after giving effect to the funding of such Delayed Draw Term Loan and the application of the proceeds thereof, (i) the Total Net Leverage Ratio as of such time is less than or equal to (A) at any time on or prior to the date that is nine (9) calendar months following the Closing Date, 6.10 to 1.00 or (B) at any time thereafter, 5.85 to 1.00 and (ii) the sum of Availability (as defined in the ABL Credit Agreement) plus Unrestricted Cash & Investments is greater than or equal to $20,000,000, and, in each case, the Administrative Agent shall have received a certificate of a Responsible Officer containing reasonably detailed calculations in support thereof; and

(c) the Administrative Agent shall have received a Borrowing Request in accordance with the requirements of, and within the time period required by, Section 2.03.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.03) shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.03.

ARTICLE V

Affirmative Covenants

From and after the Closing Date and until the Commitments shall have expired or been terminated, the principal of and interest on each Term Loan and all fees, expenses and other amounts (other than contingent amounts not yet due or for which no claim has been made) payable under any Loan Document shall have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information.

Holdings or the Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) commencing with the financial statements for the Fiscal Year ending December 31, 2020, on or before the date that is ninety (90) days after the end of each Fiscal Year of the Borrower, audited consolidated balance sheet and audited consolidated statements of operations and income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing (without any qualification as to scope or any “going concern” or like statement or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (B) any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) commencing with the financial statements for the Fiscal Quarter ending April 2, 2021, on or before the date that is forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year of the Borrower, unaudited consolidated balance sheet and unaudited consolidated statements of operations and income, shareholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year and the budget for such Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such Fiscal Quarter and such portion of the Fiscal Year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) [Reserved];

(d) concurrently with the delivery of each set of consolidated financial statements referred to in paragraphs (a) and (b) above, the related unaudited consolidating financial information (i) that explains in reasonable detail the differences (if any) between the information relating to the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand, and (ii) reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(e) concurrently with the delivery of the financial statements under paragraphs (a) and (b) above, (A) a customary management discussion and analysis with respect to such financial statements, and (B) a Compliance Certificate executed by a Financial Officer (i) certifying as to whether a Default or an Event of Default then exists and, if a Default or an Event of Default does then exist, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (x)  demonstrating compliance with the Financial Performance Covenant and (y) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the Fiscal Year of the Borrower ending December 31, 2021, of Excess Cash Flow for such Fiscal Year and the applicable Excess Cash Flow Prepayment Amount (if any) for such Fiscal Year and (iii) in the case of financial statements delivered under paragraph (a) above, setting forth a reasonably detailed calculation of the Net Proceeds received during the applicable period by or on behalf of Holdings, the Borrower or any of its Restricted Subsidiaries in respect of any event described in clause (a) of the definition of the term “Prepayment Event” and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with the proviso in Section 2.11(c);

(f) not later than ninety (90) days after the commencement of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending December 31, 2021), a detailed consolidated budget for the Borrower and its Restricted Subsidiaries for such Fiscal Year in the form customarily prepared by the Borrower;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Atlas, Holdings, the Borrower or any of its Restricted Subsidiaries with the SEC or with any national securities exchange;

(h) promptly after furnishing thereof, copies of any material written notices received by any Loan Party or Restricted Subsidiary thereof or any material statements or reports furnished to any holder (or any agent, trustee or other representative thereof) of any Material Indebtedness to the extent not otherwise required to be furnished to the Administrative Agent or the Lenders pursuant to any other clause of this Section 5.01; and

(i) promptly following any request in writing by (x) the Administrative Agent or any Lender through the Administrative Agent, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of its Restricted Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing and (y) the Administrative Agent or any Lender, such other information that the Administrative Agent or any Lender reasonably determines is required by regulatory authorities under the Beneficial Ownership Regulation and applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act.

Notwithstanding the foregoing (but otherwise subject to paragraph (d) above (to the extent applicable)), the obligations in paragraphs (a) and (b) of this Section 5.01 and with respect to all financial ratios and other financial calculations may be satisfied with respect to financial information of the Borrower and its Subsidiaries by (A) filing the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower (or any direct or indirect parent company thereof) with the SEC within the applicable time periods required by paragraph (a) or (b) above or (B) furnishing the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) within the applicable time periods required by paragraph (a) or (b) above; provided that (i) such financial statements include footnotes generally consistent with those included in the historical financial statements, including, without limitation, with respect to the results of Holdings and its Subsidiaries so that any information relating solely to parent may be identified or, upon request of the Administrative Agent, the Borrower shall provide consolidating information, which may be unaudited and shall not be required to be accompanied by a report of Grant Thornton LLP or any other independent registered public accounting firm, to show the information or financial results included in such financial statements that solely relates to parent, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials (other than the consolidating information described in clause (i)) accompanied by a report and opinion of Grant Thornton LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period).

Documents required to be delivered pursuant to Section 5.01(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)), or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Notwithstanding anything to the contrary herein, none of Holdings, the Borrower or any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) with respect to which any Loan Party owes confidentiality obligations (to the extent not created in contemplation of such Loan Party’s obligations under this Section 5.01) to any third party; provided that, if Holdings, the Borrower or any Subsidiary does not provide (or allow access to) information in reliance on the exclusions in this sentence, Holdings, the Borrower or such Subsidiary shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld and Holdings, the Borrower or such Subsidiary shall use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and to eliminate such restrictions or would not waive any such privilege.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Holdings or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, DebtDomain or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to the Borrower’s or its Affiliates’ securities. Holdings and the Borrower hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” Holdings and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, to the extent that such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”, (iv) the Borrower and any Affiliate thereof shall be entitled to deliver any Borrower Materials that are not marked “PUBLIC” as being suitable only for delivery to the designated representative of the Lender entitled to receive such non-PUBLIC information, and (v) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information” and shall only post such Borrower Materials on a portion of the Platform designated “PRIVATE”; provided that neither Holdings’ nor the Borrower’s failure to comply with this sentence shall constitute a Default or an Event of Default. Notwithstanding the foregoing, neither Holdings nor the Borrower shall be under any obligation to mark any Borrower Materials as “PUBLIC”. Each Loan Party hereby acknowledges and agrees that, unless either Holdings or the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 5.01(a), (b), (d) and (e) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any Material Non-Public Information.

SECTION 5.02 Notices of Material Events.

Promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof, Holdings or the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings, the Borrower or any Subsidiary, affecting Holdings, the Borrower or any Subsidiary, in each case, that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(d) the occurrence of any default or event of default under and as defined in any Material Indebtedness;

(e) (i) the receipt by Holdings, the Borrower or any of its Restricted Subsidiaries of a written notice of an Environmental Liability or (ii) any investigation, removal, remediation or other corrective action in response to any actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any real property owned, leased or operated by Holdings, the Borrower or any of its Restricted Subsidiaries, in each case, that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(f) (i) any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral in excess of $2,500,000 or (ii) any loss, damage, or destruction to the Collateral in the amount of $2,500,000 or more, whether or not covered by insurance;

(g) within ten (10) days after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment thereto, together with copies of all agreements evidencing such Swap Agreement or amendment;

(h) the occurrence or existence of any event, condition or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(i) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and

(j) any amendments, supplements or modifications of the ABL Credit Agreement or the ABL Collateral Agreement and shall deliver a copy of any such amendments, supplements or modifications, in each case, within ten (10) days after the effective date of any such amendments, supplements or modifications.

Each notice delivered under this Section 5.02 (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02 of Credit Agreement dated as of February 25, 2021” and (iii) shall be accompanied by a written statement of a Responsible Officer of Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral.

(a) Holdings or the Borrower will furnish to the Administrative Agent prompt (and in any event within thirty (30) days or such longer period as reasonably agreed to by the Administrative Agent (at the direction of the Required Lenders)) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization or the location of the chief executive office of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number to the extent that such Loan Party is organized or owns Mortgaged Property in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction.

(b) Not later than five (5) days after delivery of financial statements pursuant to Section 5.01(a), Holdings or the Borrower will deliver to the Administrative Agent a certificate executed by a Responsible Officer of Holdings or the Borrower (i) setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no material change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.03, (ii) identifying any Wholly Owned Restricted Subsidiary that has become, or ceased to be, a Material Subsidiary or an Excluded Subsidiary during the most recently ended Fiscal Quarter and (iii) certifying that all notices required to be given prior to the date of such certificate by this Section 5.03 have been given (or if not, providing any such notices in such certificate).

SECTION 5.04 Existence; Conduct of Business.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, Intellectual Property and Governmental Approvals necessary or desirable in the conduct of its business, except to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

SECTION 5.05 Payment of Taxes, etc.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay all Taxes (whether or not shown on a Tax return) and other assessments, charges and levies of Governmental Authorities imposed upon it or its income or properties or in respect of its property or assets, before the same shall become delinquent or in default, except where (a) the same are being contested in good faith by an appropriate proceeding diligently conducted by Holdings, the Borrower or any of its Restricted Subsidiaries and for which adequate reserves in accordance with GAAP have been maintained or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all tangible property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07 Insurance.

(a) Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that Holdings and the Borrower believe (in the good faith judgment of the management of Holdings and the Borrower) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Holdings and the Borrower believe (in the good faith judgment of management of Holdings and the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Holdings and the Borrower believe (in the good faith judgment or the management of Holdings and the Borrower) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the Collateral Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance (other than directors and officers policies, workers compensation policies and business interruption insurance) shall (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or mortgagee endorsement that names the Collateral Agent, on behalf of the Lenders as the loss payee or mortgagee thereunder.

(b) If any portion of any improved Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws (as now or hereafter in effect or successor act thereto), then the Borrower will, or will cause each applicable Loan Party to, (i) maintain, or cause to be maintained, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) furnish to the Lenders, upon written request from the Collateral Agent, information presented in reasonable detail as to the flood insurance so carried.

SECTION 5.08 Books and Records; Inspection and Audit Rights.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or its Restricted Subsidiaries, as the case may be. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at reasonable times during normal business hours and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent (or its designee) on behalf of the Lenders may exercise visitation, inspection and discussion rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default and such annual visit shall be at the Borrower’s expense; provided, further that (a) when an Event of Default exists, the Administrative Agent or any Lender, in each case acting at the direction of the Required Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing as may be reasonably desired at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice, (b) the Administrative Agent and the Lenders shall give Holdings and the Borrower the opportunity to participate in any discussions with Holdings’ or the Borrower’s independent public accountants, and (c) the Administrative Agent, Lenders, and their representatives shall comply at all times with all reasonable health and safety policies and protocols of Holdings, Borrower, or the Restricted Subsidiary, as applicable, during any such visits or inspections. Notwithstanding anything to the contrary herein, the Borrower and Holdings shall not, and no Restricted Subsidiary shall, be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by Requirements of Law or any binding confidentiality obligation to a third party (to the extent not created in agreement contemplation of Holdings’, the Borrower’s or such Restricted Subsidiary’s obligations under this Section 5.08) or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

SECTION 5.09 Compliance with Laws and Organizational Documents.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, comply with its Organizational Documents and all Requirements of Law (including Environmental Laws) with respect to it, its property and its operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10 Use of Proceeds.

The Borrower will use the proceeds of the Initial Term Loans to directly or indirectly finance the Transactions (including to pay all or a portion of the Transaction Costs). The proceeds of the Delayed Draw Term Loans made on any Delayed Draw Funding Date will be used to finance Permitted Acquisitions and to pay any fees, costs and expenses incurred in connection therewith.

SECTION 5.11 Additional Subsidiaries.

(a) If (i) any additional Restricted Subsidiary is formed or acquired after the Closing Date, (ii) any Subsidiary ceases to be an Excluded Subsidiary or (iii) the Borrower, at its option, elects to cause a Domestic Subsidiary that is not a Wholly Owned Subsidiary to become a Subsidiary Loan Party, then, Holdings or the Borrower will, within thirty (30) days (or such longer period as may be agreed to by the Administrative Agent (acting at the direction of the Required Lenders) in its reasonable discretion) after such newly formed or acquired Restricted Subsidiary is formed or acquired or such Subsidiary ceases to be an Excluded Subsidiary or the Borrower has made such election, notify the Administrative Agent thereof, and will cause such Restricted Subsidiary (unless such Restricted Subsidiary is an Excluded Subsidiary) to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Loan Party within thirty (30) days after such notice (or such longer period as the Administrative Agent (acting at the direction of the Required Lenders) shall reasonably agree) and the Administrative Agent shall have received a completed Perfection Certificate (or supplement thereof) with respect to such Restricted Subsidiary signed by a Responsible Officer of such Restricted Subsidiary, together with all attachments contemplated thereby.

(b) Within sixty (60) days (or such longer period as otherwise provided in this Agreement or as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably agree) after Holdings or the Borrower identifies any new Material Subsidiary pursuant to Section 5.03(b), all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary, to the extent not already satisfied pursuant to Section 5.11(a).

(c) Notwithstanding the foregoing, in the event any real property which would qualify as Material Real Property is owned in fee by any Loan Party after the Closing Date (including any Subsidiary on or after the time it becomes a Loan Party pursuant to this Section 5.11) (including any such real property acquired pursuant to a Division/Series Transaction), Holdings, the Borrower or such other Loan Party shall be required to comply with the “Collateral and Guarantee Requirement” as it relates to such Material Real Property within ninety (90) days (or such longer period as may be agreed to by the Administrative Agent (acting at the direction of the Required Lenders) in its reasonable discretion) following the acquisition of such Material Real Property or the formation or acquisition of such Loan Party.

SECTION 5.12 Further Assurances; After-Acquired Property.

(a) Each of Holdings and the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that may be required under any applicable law or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b) If, after the Closing Date, any material assets (other than Excluded Assets), including any owned (but not leased or ground-leased) Material Real Property or improvements thereto or any interest therein, are acquired or constructed by the Borrower or any other Loan Party (other than assets constituting Collateral under a Security Document that become subject to the perfected Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Administrative Agent thereof, and the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent or the Required Lenders to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.12 and as required pursuant to the “Collateral and Guarantee Requirement,” all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.” In the event any Material Real Property is mortgaged pursuant to this Section 5.12(b), the Borrower or such other Loan Party, as applicable, shall be required to comply with the “Collateral and Guarantee Requirement” and paragraph (a) of this Section 5.12 within ninety (90) days following the acquisition of such Material Real Property or such longer time period as agreed by the Administrative Agent (acting at the direction of the Required Lenders) in its reasonable discretion.

SECTION 5.13 Designation of Subsidiaries.

The Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with a Total Net Leverage Ratio of no greater than 4.40 to 1.00 (or, if lower, the Financial Performance Covenant), in either case, for the Test Period then most recently ended, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any other Specified Indebtedness of Holdings, the Borrower or any Restricted Subsidiary, (iv) no Unrestricted Subsidiary may own, and none of Holdings, the Borrower or any of its Restricted Subsidiaries may transfer to any Unrestricted Subsidiary, any Material Intellectual Property, (v) no Unrestricted Subsidiary may hold any Liens or Equity Interests of or in Holdings, the Borrower or any Restricted Subsidiary (or any of their respective assets) and (vi) at the time of such designation of an Unrestricted Subsidiary and after giving effect thereto, the aggregate assets or revenues of all Unrestricted Subsidiaries do not exceed 3.5% of the consolidated revenues or consolidated assets, as applicable, of the Borrower (including, for this purpose, all Unrestricted Subsidiaries). The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower or the applicable Restricted Subsidiary therein at the date of designation in an amount equal to the portion of the fair market value (as reasonably determined by the Borrower in good faith) of the assets of such Restricted Subsidiary attributable to the Borrower’s or its applicable Restricted Subsidiary’s equity interest therein as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such Investment is otherwise permitted herein). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of such designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value (as reasonably determined by the Borrower in good faith) at the date of such designation of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment in such Unrestricted Subsidiary; provided that, immediately after such designation, the Borrower or its Restricted Subsidiary shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the amount of the Borrower’s or its Restricted Subsidiary’s Investment in such Restricted Subsidiary at the time of such designation, less (b) the portion of the fair market value (as reasonably determined by the Borrower in good faith) of the assets of such Restricted Subsidiary attributable to the Borrower’s or it’s Restricted Subsidiary’s equity therein at the time of such designation.

SECTION 5.14 Certain Post-Closing Obligations.

As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.14 or such later date as the Administrative Agent (acting at the direction of the Required Lenders) agrees to in writing, Holdings, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14 that would have been required to be delivered or taken on the Closing Date, in each case except to the extent otherwise agreed by the Administrative Agent (acting at the direction of the Required Lenders) pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

SECTION 5.15 Sanctions; Anti-Corruption Laws and Anti-Money Laundering Laws.

(a) The Borrower will not, directly or, to the knowledge of Holdings and the Borrower, indirectly, use the proceeds of the Term Loans or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of (i) funding any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any Sanctions, except where the activity or business is authorized by OFAC or would otherwise be lawful if conducted by a U.S. Person, or (ii) making any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or in any other manner which would result in a violation of any Anti-Corruption Laws.

(b) Holdings, the Borrower and its Restricted Subsidiaries will comply with the USA PATRIOT Act (to the extent applicable), applicable anti-money laundering laws, and all applicable Anti-Corruption Laws and Sanctions.

SECTION 5.16 Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and a public rating of the Term Loans by each of S&P and Moody’s but not, in each case, any specific rating.

SECTION 5.17 Atlas Activities. Holdings and the Borrower shall ensure that Atlas will not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests of Holdings, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Atlas, Holdings and the Borrower, (iv) any public offering of its common stock or any other issuance or registration of its Equity Interests for sale or resale that do not give rise to a Change of Control, including the costs, fees and expenses related thereto, (vi) making any Investment in the Borrower, (vi) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (vii) providing indemnification to officers and members of its Board of Directors, (viii) activities incidental to the consummation of the Transactions and (ix) activities incidental to the businesses or activities described in clauses (i) to (viii) of this paragraph.

ARTICLE VI

Negative Covenants

From and after the Closing Date and until the Commitments have expired or been terminated and the principal of and interest on each Term Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due or for which no claim has been made) under any Loan Document have been paid in full, each of Holdings (with respect to Sections 6.03(c), 6.03(d), 6.07(a) and 6.13 only) and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness of the Borrower and any of the Subsidiary Loan Parties under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20 or Section 2.21);

(ii) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01 and any Permitted Refinancing thereof;

(iii)  Guarantees by the Borrower and its Restricted Subsidiaries in respect of Indebtedness of the Borrower or any of its Restricted Subsidiaries otherwise permitted hereunder; provided that (A) each such Guarantee is otherwise permitted by Section 6.04, (B) no Guarantee by any Restricted Subsidiary of any Junior Financing or other Indebtedness of the Borrower or any other Loan Party shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement, and (C) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness (as reasonably determined by the Borrower in good faith);

(iv) Indebtedness of the Borrower owing to any Restricted Subsidiary or of any Restricted Subsidiary owing to any other Restricted Subsidiary or the Borrower, in each case, to the extent permitted by Section 6.04; provided that all such Indebtedness of any Loan Party shall be subordinated to the Loan Document Obligations on terms (i) at least as favorable to the Lenders as those set forth in the Intercompany Note (as reasonably determined by the Borrower in good faith) or (ii) otherwise reasonably satisfactory to the Required Lenders;

(v) (A) Indebtedness (including Capital Lease Obligations and purchase money indebtedness) of the Borrower or any Restricted Subsidiary financing the acquisition, purchase, lease, construction, repair, replacement or improvement of fixed or capital property or equipment; provided that such Indebtedness is incurred concurrently with or within ninety (90) days after the applicable acquisition, purchase, lease, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A) (or successive Permitted Refinancings thereof); provided, further that, at the time of any such incurrence of the Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) (excluding any Capital Leases Obligations incurred pursuant to a sale and leaseback transaction permitted under Section 6.06) shall not exceed the greater of (A) $11,000,000 and (B) 15% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(vi) Indebtedness in respect of Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(vii) (A) First Lien Indebtedness of the Borrower, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) assumed after the Closing Date in connection with, but not in contemplation of, any Permitted Acquisition or any other similar Investment permitted by Section 6.04; provided that (i) such Indebtedness is subject to the terms of the First Lien Intercreditor Agreement or subject to other intercreditor agreements otherwise reasonably satisfactory to the Required Lenders and the Borrower, (ii) after giving effect to the assumption of such Indebtedness on a Pro Forma Basis, (I) the First Lien Net Leverage Ratio as of such time is less than or equal to 5.50 to 1.00 and (II) the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Performance Covenant for the Test Period most recently ended (in each case, (1) assuming all commitments under any such Indebtedness were fully drawn and (2) without “netting” the cash proceeds of such Indebtedness), (iii) the relevant Liens with respect to such Indebtedness are limited to the applicable assets so acquired and the proceeds thereof, (iv) no Event of Default shall have occurred and be continuing or would result therefrom, and (v) the aggregate outstanding principal amount of such Indebtedness, if assumed by a Restricted Subsidiary that is not a Loan Party, together with the aggregate outstanding principal amount of Indebtedness assumed pursuant to Section 6.01(viii) and Section 6.01(ix) by a Restricted Subsidiary that is not a Loan Party, shall not exceed, at the time of assumption thereof and after giving Pro Forma Effect thereto, the greater of $11,000,000 and 15% of Consolidated EBITDA for the most recently ended Test Period; and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

(viii) (A) Indebtedness of the Borrower, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary (or any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) assumed after the Closing Date in connection with, but not in contemplation of, any Permitted Acquisition or any other similar Investment permitted by Section 6.04 that is secured on a junior basis to the Secured Obligations; provided that (i) such Indebtedness is secured on a junior basis to the Secured Obligations, with such priority being on terms and pursuant to documentation reasonably satisfactory to the Required Lenders, (ii) after giving effect to such assumption of such Indebtedness on a Pro Forma Basis, (I) the Total Net Leverage Ratio as of such time is less than or equal to 5.50 to 1.00 and (II) the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Performance Covenant for the Test Period most recently ended (in each case, (1) assuming all commitments under any such Indebtedness were fully drawn and (2) without “netting” the cash proceeds of such Indebtedness), (iii) the relevant Liens with respect to such Indebtedness are limited to the applicable assets so acquired and the proceeds thereof, (iv) no Event of Default shall have occurred and be continuing or would result therefrom and (v) the aggregate outstanding principal amount of such Indebtedness, if assumed by a Restricted Subsidiary that is not a Loan Party, together with the aggregate outstanding principal amount of Indebtedness assumed pursuant to Section 6.01(vii) and Section 6.01(ix) by a Restricted Subsidiary that is not a Loan Party, shall not exceed, at the time of assumption thereof and after giving Pro Forma Effect thereto, the greater of $10,000,000 and 15% of Consolidated EBITDA for the most recently ended Test Period, and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

(ix) (A) Indebtedness of the Borrower, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary (or any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) assumed after the Closing Date in connection with, but not in contemplation of, any Permitted Acquisition or any other similar Investment permitted by Section 6.04 that is unsecured; provided that (i) after giving effect to such assumption of such Indebtedness on a Pro Forma Basis, (a) the Total Net Leverage Ratio as of such time is less than or equal to 5.50 to 1.00 and (b) the Borrower and its Restricted Subsidiary shall be in compliance with the Financial Performance Covenant for the Test Period most recently ended (in each case, (1) assuming all commitments under any such Indebtedness were fully drawn and (2) without “netting” the cash proceeds of such Indebtedness), (ii) no Event of Default shall have occurred and be continuing or would result therefrom and (iii) the aggregate outstanding principal amount of such Indebtedness, if assumed by a Restricted Subsidiary that is not a Loan Party, together with the aggregate principal amount of Indebtedness assumed pursuant to Section 6.01(vii) and Section 6.01(viii) by a Restricted Subsidiary that is not a Loan Party, shall not exceed, at the time of assumption thereof and after giving Pro Forma Effect thereto, the greater of $11,000,000 and 15% of Consolidated EBITDA for the most recently ended Test Period; and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

(x) Settlement Indebtedness;

(xi) Indebtedness in respect of Cash Management Obligations and other similar Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements, in each case, in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xii) Indebtedness consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non-competes and other contingent obligations) or other similar arrangements incurred or assumed in connection with any Permitted Acquisition, any other similar Investment or any Disposition, in each case, to the extent such Investment or Disposition is permitted under this Agreement, in each case, until such obligation becomes a liability on the balance sheet of the Borrower or any Restricted Subsidiary in accordance with GAAP and is not paid after being due and payable;

(xiii) Indebtedness of the Borrower or any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary after the Closing Date (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary); provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiii) shall not exceed the greater of (A) $11,000,000 and (B) 15% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xiv) (A) Indebtedness of the Borrower that is incurred or issued (as opposed to assumed) and is secured by the Collateral on a junior basis to the Secured Obligations, with such priority being on terms and pursuant to documentation reasonably satisfactory to the Required Lenders; provided that (i) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, (I) the Total Net Leverage Ratio as of such time is less than or equal to 5.50 to 1.00 and (II) the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Performance Covenant for the Test Period most recently ended (in each case, (1) assuming all commitments under any such Indebtedness were fully drawn and (2) without “netting” the cash proceeds of such Indebtedness), (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) such Indebtedness (I) shall only be incurred or issued by the Borrower, (II) shall be secured only by the Collateral securing the Secured Obligations and (III) shall only be guaranteed by the Loan Parties, (iv) such Indebtedness (1) does not mature earlier than, or have a Weighted Average Life to Maturity prior to, the date that is ninety-one (91) days after the Latest Maturity Date then in effect and (2) does not have payments of principal (other than scheduled amortization subject to the Weighted Average Life to Maturity requirement in the foregoing subclause (1), customary offers to repurchase and prepayment events upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is ninety-one (91) days after the Latest Maturity Date then in effect (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing which does not mature earlier than ninety-one (91) days after the Latest Maturity Date then in effect), (v) except (x) as provided in preceding clauses (i) through (iv) and (y) for interest rates, fees, funding discounts, original issue discount and prepayment premiums, such Indebtedness shall not be materially more restrictive to Holdings, the Borrower and its Restricted Subsidiaries, when taken as a whole, as reasonably determined by the Borrower in good faith, than the terms of this Agreement, unless (1) such terms are also added for the benefit of the Lenders hereunder, without the consent of the Administrative Agent or any Lender, (2) such terms apply after the Latest Maturity Date then in effect or (3) such terms are reasonably acceptable to the Required Lenders, and (vi) the Delayed Draw Termination Date has occurred or will occur contemporaneously with the incurrence of such Indebtedness, and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

(xv) (A) Indebtedness of the Borrower that is incurred or issued (as opposed to assumed) and is unsecured; provided that (i) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, (a) the Total Net Leverage Ratio as of such time is less than or equal to 5.50 to 1.00 and (b) the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Performance Covenant for the Test Period most recently ended (in each case, (1) assuming all commitments under any such Indebtedness were fully drawn then in effect and (2) without “netting” the cash proceeds of such Indebtedness), (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) such Indebtedness (I) shall only be incurred or issued by the Borrower and (II) shall only be guaranteed by the Loan Parties, (iv) such Indebtedness (1) does not mature earlier than, or have a Weighted Average Life to Maturity prior to, the date that is ninety-one (91) days after the Latest Maturity Date then in effect and (2) does not have payments of principal (other than scheduled amortization subject to the Weighted Average Life to Maturity requirement in the foregoing subclause (1), customary offers to repurchase and prepayment events upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is ninety-one (91) days after the Latest Maturity Date then in effect (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing which does not mature earlier than ninety-one (91) days after the Latest Maturity Date then in effect), (v) except (x) as provided in preceding clauses (i) through (iv) and (y) for interest rates, fees, funding discounts, original issue discount and prepayment premiums, such Indebtedness shall not be materially more restrictive to Holdings, the Borrower and its Restricted Subsidiaries, when taken as a whole, as reasonably determined by the Borrower in good faith, than the terms of this Agreement, unless (1) such terms are also added for the benefit of the Lenders hereunder, without the consent of the Administrative Agent or any Lender, (2) such terms apply after the Latest Maturity Date then in effect or (3) such terms are reasonably acceptable to the Required Lenders, and (vi) the Delayed Draw Termination Date has occurred or will occur contemporaneously with the incurrence of such Indebtedness, and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

(xvi) (A) Indebtedness of the Borrower that is incurred or issued (as opposed to assumed) and is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Secured Obligations, and is subject to the terms of the First Lien Intercreditor Agreement or otherwise satisfactory to the Administrative Agent, the Required Lenders and the Borrower; provided that (i) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, (I) the First Lien Net Leverage Ratio as of such time is less than or equal to 5.50 to 1.00 and (II) the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Performance Covenant for the Test Period most recently ended (in each case, (1) assuming all commitments under any such Indebtedness were fully drawn and (2) without “netting” the cash proceeds of such Indebtedness), (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) such Indebtedness (I) shall only be incurred or issued by the Borrower, (II) shall be secured only by the Collateral securing the Secured Obligations and (III) shall only be guaranteed by the Loan Parties, (iv) such indebtedness (1) does not mature earlier than, or have a Weighted Average Life to Maturity prior to, the Latest Maturity Date then in effect, (2) does not have payments of principal (other than scheduled amortization subject to the Weighted Average Life to Maturity requirement in the foregoing subclause (1), customary offers to repurchase and prepayment events upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) earlier than the Latest Maturity Date then in effect (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing Indebtedness which does not mature earlier than the Latest Maturity Date then in effect) and (3) in the event such Indebtedness is in the form of term loans and the Effective Yield for such Indebtedness is greater than the Effective Yield for the Initial Term Loans by more than 0.50% per annum, then the Effective Yield for the Initial Term Loans shall be increased to the extent necessary so that the Effective Yield for the Initial Term Loans are equal to the Effective Yield for such Indebtedness minus 0.50% per annum (provided that the “LIBOR floor” applicable to the outstanding Initial Term Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Indebtedness prior to any increase in the Applicable Rate applicable to such Initial Term Loans then outstanding), (v) except (x) as provided in preceding clauses (i) through (iv) and (y) for interest rates, fees, funding discounts, original issue discount and prepayment premiums, such Indebtedness shall not be materially more restrictive to Holdings, the Borrower and its Restricted Subsidiaries, when taken as a whole, as reasonably determined by the Borrower in good faith, than the terms of this Agreement, unless (1) such terms are also added for the benefit of the Lenders hereunder, without the consent of the Administrative Agent or any Lender, (2) such terms apply after the Latest Maturity Date then in effect or (3) such terms are reasonably acceptable to the Required Lenders, and (vi) the Delayed Draw Termination Date has occurred or will occur contemporaneously with the incurrence of such Indebtedness, and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

(xvii) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xviii) [reserved];

(xix) Indebtedness under the ABL Credit Agreement (including any Permitted Refinancing thereof in accordance with the ABL Intercreditor Agreement) in an aggregate principal amount outstanding at any time not to exceed the sum (without duplication) of (a) $40,000,000, plus (b) to the extent the lenders under the ABL Credit Agreement increase the commitments thereunder, the amount of such increase not to exceed $20,000,000 (provided that, after giving effect to the incurrence of such Indebtedness pursuant to this clause (b) on a Pro Forma Basis, (x) the Total Net Leverage Ratio as of such time is less than or equal to 5.50 to 1.00 and (y) the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Performance Covenant for the Test Period most recently ended (in each case, (1) assuming all commitments under any such Indebtedness were fully drawn then in effect and (2) without “netting” the cash proceeds of such Indebtedness), plus (c) the product of (i) the sum on such date of the amounts described in the foregoing clauses (a) and, if applicable, (b) multiplied by (ii) fifteen percent (15%) (provided that that the amount set forth in this clause (c) may only be utilized for the purpose of incurring an “ABL DIP Financing” in accordance with the terms of (and as defined in) the ABL Intercreditor Agreement), minus (d) the aggregate amount of all payments of ABL Obligations that result in permanent reduction of the commitments under the ABL Credit Agreement after the date hereof (other than reductions in connection with a refinancing thereof that is permitted under the terms of the ABL Intercreditor Agreement and the Loan Documents; provided that the Person providing such refinancing agrees to be bound by the terms of the ABL Intercreditor Agreement), plus (e) the aggregate amount of all ABL Secured Cash Management Liabilities on such date, plus (f) the aggregate amount of all ABL Secured Swap Liabilities on such date;

(xx) Permitted Unsecured Refinancing Debt, and any Permitted Refinancing thereof;

(xxi) Permitted First Priority Refinancing Debt, and any Permitted Refinancing of any of the foregoing;

(xxii) Permitted Second Priority Refinancing Debt, and any Permitted Refinancing of any of the foregoing;

(xxiii) Indebtedness of any Restricted Subsidiary that is not a Loan Party; provided that, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xxiii) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $7,300,000 and 10% of Consolidated EBITDA for the most recently ended Test Period;

(xxiv) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, warehouse receipts, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xxv) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(xxvi) (x) Indebtedness representing deferred compensation or stock-based compensation owed to employees, consultants or independent contractors of Holdings, the Borrower or its Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice and (y) Indebtedness consisting of obligations of the Borrower or its Restricted Subsidiaries under deferred compensation to employees, consultants or independent contractors of the Borrower (or any direct or indirect parent thereof) or its Restricted Subsidiaries or other similar arrangements incurred by such Persons in connection with the Transactions and Permitted Acquisitions or any other similar Investment permitted by this Agreement;

(xxvii) Indebtedness consisting of unsecured promissory notes issued by the Borrower or any of its Restricted Subsidiaries to future, current or former officers, directors, employees, managers and consultants or their respective estates, spouses or former spouses, successors, executors, administrators, heirs, legatees or distributees, in each case to finance the purchase or redemption of Equity Interests of the Borrower (or any direct or indirect parent thereof) to the extent permitted by Section 6.07(a);

(xxviii) Capital Lease Obligations arising under any sale-leaseback transaction permitted hereunder in reliance upon Section 6.05(f);

(xxix) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxviii) above; and

(xxx) CARES Debt to the extent the CARES Debt Escrow Conditions are met.

(b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, issue any preferred Equity Interests or any Disqualified Equity Interests, except (A) in the case of the Borrower, preferred Equity Interests that are Qualified Equity Interests issued to Holdings and (B) in the case of a Restricted Subsidiary, preferred Equity Interests (other than Disqualified Equity Interests) issued to and held by the Borrower or any Subsidiary Loan Party.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, however, that if such Indebtedness is a Permitted Refinancing incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased. Notwithstanding any other provision of this Section 6.01, the maximum amount of Indebtedness the Borrower and its Restricted Subsidiaries may incur pursuant to this Section 6.01 shall not be deemed exceeded by fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness.

SECTION 6.02 Liens.

The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset (in either case) now owned or hereafter acquired by it, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) Liens existing on the Closing Date; provided that any Lien securing Indebtedness or other obligations in excess of $2,500,000 individually and $5,000,000 in the aggregate shall only be permitted if set forth on Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided further, that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

(iv) Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within ninety (90) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for replacements, additions, accessions and improvements to such property and the proceeds and the products thereof; provided further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)  (i) easements, leases, licenses, subleases or sublicenses granted to others (including licenses and sublicenses of Intellectual Property) that do not (A) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness and (ii) any interest or title of a lessor, sublessor or licensor under any lease, sublease, license or sublicense (other than leases constituting Capital Lease Obligations) entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of its business and covering only the assets so leased, subleased, licensed or sublicensed;

(vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (B) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, or (C) in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry;

(viii) Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix) Liens on property or assets of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case permitted under Section 6.01(a);

(x) (A) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of the Borrower or any Restricted Subsidiary and (B) Liens granted by a Loan Party in favor of any other Loan Party (other Holdings) so long as, in the case of this clause (B), such Liens are subordinated to the Liens of the Collateral Agent on terms reasonably satisfactory to the Required Lenders;

(xi) Liens existing on property or assets at the time of its acquisition or existing on the property or assets of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Closing Date and any modifications, replacements, renewals or extensions thereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) if such Liens secure Indebtedness, the Indebtedness secured thereby is permitted under Section 6.01(a)(vii) or (viii);

(xii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xiii) Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(xiv) Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xv) Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xvi) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(xvii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xviii) Liens on Collateral securing Indebtedness permitted under Section 6.01(a)(xxi) or 6.01(a)(xxii);

(xix) Settlement Liens;

(xx) Liens on Collateral securing Indebtedness permitted under Section 6.01(a)(vii), (a)(viii), (a)(xiv) or (a)(xvi);

(xxi) Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(xxii) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxiii) Liens on Equity Interests of any joint venture (other than a Restricted Subsidiary) (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(xxiv) other Liens on property or assets of the Borrower or any Restricted Subsidiary; provided that at the time of the granting of and after giving Pro Forma Effect to any such Lien and the obligations secured thereby (including the use of proceeds thereof), the lesser of (x) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xxiv) and (y) the fair market value of the assets securing such obligations shall not exceed the greater of $11,000,000 and 15% of Consolidated EBITDA for the Test Period then last ended; and

(xxv) subject to the ABL Intercreditor Agreement, Liens granted on the Collateral pursuant to the ABL Loan Documents to secure the ABL Obligations.

SECTION 6.03 Fundamental Changes; Line of Business; Holdings Covenant.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Restricted Subsidiaries, taken as a whole, to or in favor of any Person (including, in each case, pursuant to a Division/Series Transaction), except that:

(i) any Restricted Subsidiary may merge into or consolidate or amalgamate with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (B) any one or more other Restricted Subsidiaries; provided that, when any Subsidiary Loan Party is merging, consolidating or amalgamating with another Restricted Subsidiary, (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.04 and, provided further, in the event that a Loan Party is the surviving Person of any such transaction, the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the applicable Security Documents shall be maintained or created in accordance with the terms of this Agreement and the other Loan Documents;

(ii) (A) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (B) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders so long as, in the case of a Subsidiary Loan Party, the Lien and security interest in the Collateral of such Subsidiary Loan Party granted in favor of the Collateral Agent under the applicable Security Documents shall be maintained in accordance with the terms of this Agreement and the other Loan Documents;

(iii) any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party (other than Holdings), (B) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair market value (as reasonably determined in good faith by the Borrower) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(iv) the Borrower may merge or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be organized or existing under the laws of the United States, any State thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the Loan Document Obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Required Lenders, (3) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Required Lenders, that its Guarantee of and grant of any Liens as security for the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that such merger or consolidation complies with this Agreement; provided, further that (x) in either case, if such Person is not a Subsidiary Loan Party, no Event of Default shall exist immediately before or after giving effect to such merger or consolidation and (y) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided further, that the Borrower will provide any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by the Administrative Agent or any Lender through the Administrative Agent that the Administrative Agent or such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act and the Beneficial Ownership Regulation;

(v) any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect a Permitted Acquisition or similar Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12; and

(vi) any Restricted Subsidiary may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05.

(b) the Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Closing Date and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing.

(c) Holdings will not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Atlas, Holdings and the Borrower, (iv) the performance of its obligations under and in connection with the Loan Documents, the ABL Loan Documents, any documentation governing any Guarantees of Indebtedness otherwise permitted to be incurred by the Borrower or any Restricted Subsidiary hereunder to the extent that such Guarantee is otherwise contemplated hereunder, (v) any public offering of its common stock or any other issuance or registration of its Equity Interests (other than Disqualified Equity Interests) for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (vi) making any Investment in the Borrower, (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (viii) providing indemnification to officers and members of its Board of Directors, (ix) activities incidental to the consummation of the Transactions and (x) activities incidental to the businesses or activities described in clauses (i) to (ix) of this paragraph.

(d) Holdings will not (x) own or acquire any material assets (other than Equity Interests as referred to in paragraph (c)(i) above, cash and Permitted Investments and intercompany Investments permitted hereunder) or incur any liabilities (other than liabilities as referred to in paragraph (c) above, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement) or (y) create or suffer to exist any consensual Liens on the Equity Interests of the Borrower other than to secure its Guarantee of Indebtedness of the Borrower permitted by Sections 6.01(a)(vi), (viii), (xiv) and (xvi).

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.

Subject to the last paragraph of this Section 6.04, the Borrower will not, and will not permit any Restricted Subsidiary to, make or hold any Investment, except:

(a) Permitted Investments at the time such Permitted Investment is made;

(b) loans or advances to officers, members of the Board of Directors and employees of Holdings, the Borrower and its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash in exchange for common equity or other Qualified Equity Interests) and such amounts shall not increase the Available Amount and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time not to exceed $2,500,000;

(c) Investments by the Borrower in any Restricted Subsidiary and Investments by any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary; provided that, in the case of any Investment by a Loan Party in a Restricted Subsidiary that is not a Loan Party, (i) no Event of Default shall have occurred and be continuing or would result therefrom at the time such Investment is made and (ii) the aggregate amount of all such Investments made by Loan Parties after the Closing Date in Restricted Subsidiaries that are not Loan Parties in reliance on this clause (c), together with the aggregate cash consideration paid for Permitted Acquisitions of Persons that do not become Subsidiary Loan Parties (or are not merged with and into the Borrower or a Subsidiary Loan Party) or of assets that are not owned by the Borrower or a Subsidiary Loan Party after giving Pro Forma Effect to each such applicable Permitted Acquisition and any transactions occurring in connection therewith in reliance on clause (h) below, shall not exceed the greater of $7,300,000 and 10% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment;

(d) Investments consisting of extensions of trade credit in the ordinary course of business;

(e) Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 6.04(e) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Closing Date by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment as, and to the extent, set forth on Schedule 6.04(e) or as otherwise permitted by another clause of this Section 6.04;

(f) Investments in Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(g) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(h) Permitted Acquisitions; provided that the aggregate cash consideration paid for Permitted Acquisitions of Persons that do not become Subsidiary Loan Parties (or are not merged with and into the Borrower or a Subsidiary Loan Party) or of assets that are not owned by the Borrower or a Subsidiary Loan Party, together with the aggregate amount of all Investments made by Loan Parties after the Closing Date in Restricted Subsidiaries that are not Loan Parties in reliance on clause (c) above, shall not exceed the greater of $7,300,000 and 10% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Permitted Acquisition and any transactions occurring in connection therewith;

(i) the Transactions;

(j) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;

(k) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Section 6.07(a); provided that any such loan or advance shall reduce the amount of such applicable Restricted Payments thereafter permitted under Section 6.07(a) by a corresponding amount (if the applicable provision of Section 6.07(a) contains a maximum amount);

(m) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, additional Investments; provided that at the time any such Investment is made, the aggregate outstanding amount of such Investment made in reliance on this clause (m), together with the aggregate amount of all consideration paid in connection with all other Investments made in reliance on this clause (m) (including the aggregate principal amount of all Indebtedness assumed in connection with any such other Investment or acquisition previously made under this clause (m)), shall not exceed the sum of (A) the greater of $11,000,000 and 15% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment or other acquisition, plus (B) so long as after giving effect to such Investment on a Pro Forma Basis, the Total Net Leverage Ratio is equal to or less than 4.90 to 1.00, the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment;

(n) advances of payroll payments to employees in the ordinary course of business;

(o) Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests of Holdings (or any direct or indirect parent thereof);

(p) Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or consolidated with any Restricted Subsidiary in accordance with this Section 6.04 and Section 6.03 after the Closing Date or that otherwise becomes a Restricted Subsidiary (provided that if such Investment is made under Section 6.04(h), existing Investments in subsidiaries of such Restricted Subsidiary or Person shall comply with the requirements of Section 6.04(h)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q) receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(r) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(s) non-cash Investments in connection with bona fide tax planning and reorganization activities; provided that after giving effect to any such non-cash Investments, the security interests of the Lenders in the Collateral, taken as a whole, and the Guarantees by the Loan Parties under the Guarantee Agreement, would not be materially impaired;

(t) additional Investments so long as at the time of any such Investment and after giving effect thereto, (A) on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 4.15 to 1.00 (or, to the extent that this clause (t) is used to make an Investment in, or to designate a Restricted Subsidiary as, an Unrestricted Subsidiary, the Total Net Leverage Ratio is no greater than 3.90 to 1.00) and (B) no Default or Event of Default exists or would result therefrom;

(u) Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 6.04(u)) under Sections 6.01, 6.02, 6.03, 6.05 and 6.07, respectively;

(v) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(w) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business and consistent with past practices;

(x) Investments in any Term Loans in accordance with Section 9.04(f);

(y) Investments in the ordinary course of business in connection with Settlements;

(z) Investments arising as a result of sale-leaseback transactions permitted by Section 6.06; and

(aa) so long as no Default or Event of Default has occurred and is continuing or would otherwise result therefrom, Investments in joint ventures and Unrestricted Subsidiaries in an aggregate amount not exceed the greater of $11,000,000 and 15% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment.

Notwithstanding anything to the contrary in this Section 6.04, (i) no Material Intellectual Property owned by any Loan Party may be directly or indirectly contributed and/or assigned as an Investment or otherwise transferred to any Person that is not a Loan Party and (ii) the Borrower will not, and will not permit any Restricted Subsidiary to, make or hold any Investment in any Unrestricted Subsidiary unless, at the time of such Investment and after giving effect thereto, the Borrower shall be in compliance, on a Pro Forma Basis, with a Total Net Leverage Ratio of no greater than 4.15 to 1.00 (or, if lower, the Financial Performance Covenant), in either case, for the Test Period then most recently ended.

SECTION 6.05 Asset Sales.

The Borrower will not, and will not permit any Restricted Subsidiary to, (i) sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it (including any disposition of property pursuant to a Division/Series Transaction) or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than (x) issuing directors’ qualifying shares and nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and (y) issuing Equity Interests to the Borrower or a Restricted Subsidiary or in the case of a Restricted Subsidiary that is not a Subsidiary Loan Party, joint venture partners in compliance with Section 6.01(b) or 6.04(c), as applicable) (each, a “Disposition” and the term “Dispose” as a verb has the corresponding meaning), except:

(a) Dispositions of obsolete, damaged, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Borrower and its Restricted Subsidiaries (including allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse, go abandoned, or be invalidated);

(b) Dispositions of inventory and other assets (including Settlement Assets) in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party (other than Holdings), (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair market value (as reasonably determined in good faith by the Borrower) and any promissory note or other non-cash consideration received in respect thereof is a permitted investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(e) Dispositions permitted by Section 6.03, Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.07 and Liens permitted by Section 6.02, in each case, other than by reference to this Section 6.05(e);

(f) Dispositions of property pursuant to sale-leaseback transactions permitted by Section 6.06;

(g) Dispositions of Permitted Investments for cash;

(h) Dispositions or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof (including sales to factors or other third parties) and not as part of any financing transactions;

(i) leases, subleases, service agreements, product sales, licenses or sublicenses, in each case that do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(j) non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course of business;

(k) transfers of property subject to Casualty Events;

(l) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Dispositions of property to Persons other than Holdings, the Borrower or its Restricted Subsidiaries (including the sale or issuance of Equity Interests of a Restricted Subsidiary) for fair market value (as reasonably determined in good faith by the Borrower) not otherwise permitted under this Section 6.05; provided that, with respect to any Disposition (or series of related Dispositions) pursuant to this clause (l) for a purchase price in excess of the greater of $11,000,000 and 15% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to such Disposition, the Borrower or any Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that solely for the purposes of this clause (l), (A) any liabilities (as shown on the most recent balance sheet of the Borrower or such Restricted Subsidiary or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within one hundred and eighty (180) days following the closing of the applicable Disposition shall be deemed to be cash, (C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to the Borrower or its Restricted Subsidiaries), to the extent that the Borrower and all of the Restricted Subsidiaries (to the extent previously liable thereunder) are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition, shall be deemed to be cash, (D) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value (as reasonably determined by a Responsible Officer of the Borrower in good faith), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (l) that is at that time outstanding, not in excess of $5,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value (as determined in good faith by the Borrower) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash, (E) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(c), and (F) no Dispositions of the Equity Interests of any Subsidiary Loan Party shall be permitted pursuant to this clause (l) unless all of the Equity Interests of such Subsidiary Loan Party are Disposed;

(m) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n) Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other similar permitted Investment permitted hereunder, which assets are not used or useful to the core or principal business of the Borrower and its Restricted Subsidiaries and (B) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition or other similar permitted Investment; provided that the Net Proceeds of such Dispositions shall be applied and/or reinvested as (and to the extent) required by Section 2.11(c);

(o) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(p) any Disposition of the Equity Interests of any Unrestricted Subsidiary; and

(q) transactions consummated pursuant to the Factoring Agreement.

Notwithstanding anything to the contrary contained in this Section 6.05, no Material Intellectual Property owned by any Loan Party as of the Closing Date may be directly or indirectly Disposed to any Person that is not a Loan Party (other than non-exclusive leases or non-exclusive licenses with respect thereto).

SECTION 6.06 Sale and Leaseback Transactions.

The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any tangible property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair market value (as reasonably determined in good faith by the Borrower) of such fixed or capital asset and is consummated within two hundred seventy (270) days after the Borrower or such Restricted Subsidiary, as applicable, acquires or completes the construction of such fixed or capital asset; provided that, the fair market value (as reasonably determined in good faith by the Borrower) of all such property subject to such arrangements shall not exceed, at the time of entry into any such arrangement and after giving Pro Forma Effect thereto, (i) the greater of $7,300,000 and 10% of Consolidated EBITDA for the most recently ended Test Period from and after the Closing Date or (ii) $2,500,000 in any Fiscal Year of the Borrower.

SECTION 6.07 Restricted Payments; Certain Payments of Indebtedness.

(a) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i) each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary; provided that, in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary pro rata based on their relative ownership interests of the relevant class of Equity Interests of such Restricted Subsidiary;

(ii) Holdings, the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person (other than Disqualified Equity Interests) and, in the case of Holdings, subject to the limitations set forth in Section 6.03(c)(v);

(iii) cashless redemption or conversion of Equity Interests of Holdings in exchange for common stock of Atlas;

(iv) payments made or expected to be made by Holdings, the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise, vesting or settlement of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(v) Restricted Payments to Holdings, which Holdings shall use (A) to redeem, acquire, retire or repurchase shares of its Equity Interests through open market purchases or (B) to redeem, acquire, retire, repurchase or settle its Equity Interests (or any options, warrants, restricted stock or stock appreciation rights or similar securities issued with respect to any such Equity Interests) or to service Indebtedness incurred by Holdings to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interest (or make Restricted Payments to allow any of Holdings’ direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests or to service Indebtedness incurred to finance the redemption, retirement, acquisition or repurchase of such Equity Interests), in each case in respect of this clause (B), held directly or indirectly by current or former officers, managers, consultants, members of the Board of Directors, employees or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, trustees, legatees or distributees) of Holdings (or any direct or indirect parent thereof), the Borrower or any of its Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount after the Closing Date, together with (in the case of either preceding clause (A) or (B)) the aggregate amount of loans and advances to Holdings (or any direct or indirect parent thereof) made pursuant to Section 6.04(l) in lieu of Restricted Payments permitted by this clause (v), not to exceed (x) solely with respect to the preceding clause (A), $3,000,000 in the aggregate, and (y) collectively for the preceding clauses (A) and (B), $3,000,000 in any calendar year and $10,000,000 in the aggregate; provided that, after giving effect to any such Restricted Payments made in reliance on the foregoing, on a Pro Forma Basis, the Total Net Leverage Ratio is equal to or less than 5.65 to 1.00; provided further that such Restricted Payment may only be made in reliance on this clause (v);

(vi) the Borrower and its Restricted Subsidiaries may make the following Restricted Payments in cash to Holdings:

(A) cash distributions from Borrower to Holdings distributed solely for the purpose of funding, without duplication, (i) payments by Holdings in respect of franchise and similar taxes directly payable by Holdings and that are required to maintain its corporate existence, and (ii) so long as the Borrower and Holdings are flow-through entities for U.S. federal and state income tax purposes, payments to the members of Holdings for any taxable year equal to the amount of tax-related distributions required to be made by Holdings to the holders of common units of Holdings pursuant to Section 6.2 of the Amended and Restated Limited Liability Company Agreement of Holdings, dated as of February 14, 2020 (the “Tax Distributions”);

(B) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business and otherwise directly attributable to the operations of the Borrower and its Restricted Subsidiaries, (2) any reasonable and customary indemnification claims made by members of the Board of Directors or officers, employees, directors, managers, consultants or independent contractors of Holdings (or any parent thereof) directly attributable to the ownership or operations of Holdings, the Borrower and its Restricted Subsidiaries and (3) amounts that would otherwise be permitted to be paid pursuant to Section 6.08(iii);

(C) to finance any Investment made by Holdings that, if made by the Borrower, would be permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to Section 6.04(b)) to be contributed to the Borrower or its Restricted Subsidiaries or (2) the Person formed or acquired to merge into or consolidate with the Borrower or any of the Restricted Subsidiaries to the extent such merger or consolidation is permitted in Section 6.03) in order to consummate such Investment, in each case in accordance with the requirements of Sections 5.11 and 5.12;

(D) the proceeds of which shall be used to pay (or to make Restricted Payments to allow Holdings to pay) fees and expenses related to any equity or debt offering not prohibited by this Agreement; and

(E) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are directly attributable to the operations of Holdings, the Borrower and its Restricted Subsidiaries;

(vii) in addition to the foregoing Restricted Payments and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments to Holdings (and Holdings in turn may make additional Restricted Payments), in an aggregate amount, when taken together with the aggregate amount of loans and advances previously made pursuant to Section 6.04(l) in lieu of Restricted Payments permitted by this clause (vii), not to exceed, to the extent that after giving effect to such Restricted Payment on a Pro Forma Basis, the Total Net Leverage Ratio is equal to or less than 4.40 to 1.00, the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment;

(viii) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests (other than Disqualified Equity Interests) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (other than Disqualified Equity Interests and Cure Amounts); provided that (x) such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby and (y) such amounts shall not increase the Available Amount;

(ix) Holdings may (and the Borrower may make Restricted Payments to Holdings to enable Holdings to) (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(x) [reserved];

(xi) Restricted Payments in an aggregate amount equal to the sum of (x) Net Proceeds of new public or private issuances of Qualified Equity Interests (excluding Qualified Equity Interests the proceeds of which will be applied as Cure Amounts) of Holdings (or any parent thereof) which are contributed to the Borrower after the Closing Date, plus (y) Net Proceeds of capital contributions received by Holdings (and contributed to the Borrower) after the Closing Date (other than in respect of any Disqualified Equity Interest or applied as Cure Amounts); provided that any such Net Proceeds received by the Borrower pursuant to this clause (xi) shall not build the Available Amount;

(xii) the Loan Parties may consummate the Redemption; and

(xiii) additional Restricted Payments; provided that after giving effect to such Restricted Payment (A) on a Pro Forma Basis, the Total Net Leverage Ratio is equal to or less than 3.65 to 1.00 and (B) no Default or Event of Default exists or would result therefrom.

(b) The Borrower will not, and will not permit any Restricted Subsidiary to, pay or make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or premium or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, or any other payment that has a substantially similar effect to any of the foregoing, except:

(i) to the extent such Junior Financing is Indebtedness permitted by Section 6.01, (a) the payment of regularly scheduled interest and principal payments, (b) mandatory offers to repay, repurchase or redeem, mandatory prepayments of principal, premium and interest, and (c) the payment of fees, expenses and indemnification obligations, with respect to such Junior Financing, in each case, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii) refinancings of Junior Financings to the extent permitted by Section 6.01;

(iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parent companies;

(iv) in addition to the foregoing, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financing prior to their scheduled maturity in an aggregate amount not to exceed, to the extent that after giving effect to such prepayment, redemption, purchase, defeasance or other payment in respect of Junior Financing on a Pro Forma Basis, the Total Net Leverage Ratio is equal to or less than 4.40 to 1.00, the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such prepayment, redemption, purchase, defeasance or other payment in respect of Junior Financing;

(v) payments made in connection with the Transactions;

(vi) additional prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financing prior to their scheduled maturity; provided that after giving effect to such Restricted Payment (A) on a Pro Forma Basis, the Total Net Leverage Ratio is equal to or less than 3.65 to 1.00 and (B) no Default or Event of Default then exists or would result therefrom; and

(vii) prepayment of Junior Financing owed to the Borrower or a Restricted Subsidiary to the extent not otherwise prohibited by any applicable subordination provisions.

SECTION 6.08 Transactions with Affiliates.

The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) (A) transactions between or among the Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction to the extent such transactions are not prohibited hereunder and (B) transactions (or series of related transactions) involving aggregate payment or consideration of less than $5,000,000, (ii) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (iii) the consummation of the Transactions and the payment of Transaction Costs, (iv) issuances of Qualified Equity Interests of the Borrower to Holdings to the extent otherwise permitted by this Agreement, (v) employment and severance arrangements between the Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Sections 6.04(b) and 6.04(n)), (vi) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the Board of Directors, officers and employees of Holdings (or any direct or indirect parent thereof), the Borrower and its Restricted Subsidiaries in the ordinary course of business to the extent directly attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries (provided that any such payments to Holdings (or any direct or indirect parent thereof) may only be made if otherwise permitted by Section 6.07(a)(vi)), (vii) transactions pursuant to permitted agreements in existence or contemplated on the Closing Date and set forth on Schedule 6.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (viii) Restricted Payments permitted under Section 6.07 and loans and advances in lieu thereof pursuant to Section 6.04(l), (ix) reasonable payments to or from, and transactions with, any joint venture in the ordinary course of business and (x) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

SECTION 6.09 Restrictive Agreements.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to:

(i) restrictions and conditions imposed by (1) Requirements of Law, (2) any Loan Document, the ABL Loan Documents as in effect on the Closing Date and the Factoring Agreement as in effect on the Closing Date, (3) any documentation governing Permitted Unsecured Refinancing Debt, Permitted Second Priority Refinancing Debt or Permitted First Priority Refinancing Debt (4) any documentation governing Indebtedness incurred pursuant to Section 6.01(a)(xxiii) and (5) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (1) through (3) above, in each case, so long as such restrictions are not more restrictive in any material respect than the corresponding restrictions set forth in this Agreement and such restrictions, in any event, permit the Collateral Agent’s Liens on the Collateral;

(ii) restrictions and conditions existing on the Closing Date and set forth as Schedule 6.09(a) and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(iii) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(iv) customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment thereof;

(v) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (other than any secured Indebtedness referred to in clause (a) above) to the extent such restriction applies only to the property securing such Indebtedness;

(vi) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Restricted Subsidiary;

(vii) restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(viii) customary restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(ix) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.04; and

(x) customary net worth provisions contained in real property leases entered into by Restricted Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Restricted Subsidiaries to meet their ongoing obligations.

(b) The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist any encumbrance or restriction which prohibits or otherwise restricts the ability of any Restricted Subsidiary to (A) make Restricted Payments or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (B) make loans or advances to the Borrower or any of its Restricted Subsidiaries, (C) transfer any of its properties or assets to the Borrower or any Subsidiary Loan Party or (D) other than any Excluded Subsidiary, act as a Loan Guarantor and pledge its assets pursuant to the Loan Documents, except in each case for prohibitions or restrictions existing under or by reason of:

(i) restrictions and conditions imposed by (1) Requirements of Law, (2) any Loan Document, ABL Loan Document and the Factoring Agreement as in effect on the Closing Date, or (3) so long as such restrictions are not more restrictive in any material respect on the Borrower or any of its Restricted Subsidiaries than those set forth in this Agreement, (I) any documentation governing Permitted Unsecured Refinancing Debt, Permitted Second Priority Refinancing Debt or Permitted First Priority Refinancing Debt, (II) any documentation governing Permitted Ratio Debt and (III) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in this subclause (3)(I) through (III);

(ii) restrictions deemed to exist by virtue of fiduciary duties, or civil, criminal, or personal liability imposed under applicable law on officers and directors of Foreign Subsidiaries of the Borrower;

(iii) restrictions and conditions existing on the Closing Date and set forth as Schedule 6.09(b) and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(iv) (x) restrictions in connection with Indebtedness permitted to be incurred hereunder by any Restricted Subsidiary that is not a Loan Party, and (y) other restrictions in connection with Indebtedness permitted to be incurred hereunder, so long as, in each case, such restrictions, when taken as a whole, would not materially impair the ability of the Borrower to meet its payment obligations under the Loan Documents;

(v) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Restricted Subsidiary; and

(vi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.04.

SECTION 6.10 Amendment of Junior Financing or ABL Loan Documents.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, amend or modify any documentation governing any Junior Financing, in each case, to the extent the terms of such amendment or modification (i) would not have been permitted hereunder at the time the applicable Junior Financing was incurred or (ii) would not be permitted by the applicable Intercreditor Agreement or subordination agreement.

(b) The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly amend, modify, alter, increase or change any of the terms or conditions of any ABL Loan Document in violation of the provisions of the ABL Intercreditor Agreement.

SECTION 6.11 Financial Performance Covenant.

The Borrower will not permit the Total Net Leverage Ratio as of the last day of any Fiscal Quarter of the Borrower set forth below to exceed the ratio set forth opposite such Fiscal Quarter below:

Fiscal Quarter Ending	Ratio
April 2, 2021	8.25 to 1.00
July 2, 2021	8.25 to 1.00
October 1, 2021	8.00 to 1.00
December 31, 2021	8.00 to 1.00
April 1, 2022	7.50 to 1.00
July 1, 2022	7.50 to 1.00
September 30, 2022	7.25 to 1.00
December 30, 2022	7.25 to 1.00
March 31, 2023	7.00 to 1.00
June 30, 2023	7.00 to 1.00
September 29, 2023	6.75 to 1.00
December 29, 2023	6.75 to 1.00
March 29, 2024	6.50 to 1.00
June 28, 2024	6.50 to 1.00
September 27, 2024	6.50 to 1.00
January 3, 2025	6.50 to 1.00
April 4, 2025 and the last day of each Fiscal Quarter of the Borrower thereafter	6.50 to 1.00

SECTION 6.12 Changes in Fiscal Periods.

The Borrower will not make any change in its Fiscal Year; provided, however, that the Borrower may, upon written notice to the Administrative Agent and the Lenders, change its Fiscal Year to any other Fiscal Year reasonably acceptable to the Required Lenders.

SECTION 6.13 Amendments of Organizational Documents

Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, amend or modify its Organizational Documents in a manner materially adverse to the interests of the Lenders in their capacities as such.

ARTICLE VII
Events of Default

SECTION 7.01 Events of Default.

If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal or premium of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Term Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section 7.01) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of its Restricted Subsidiaries in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document required to be furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, and if such incorrect representation or warranty is capable of being cured (including by a restatement of any relevant financial statements), such incorrectness shall remain incorrect for a period of thirty (30) days after the date such representation or warranty is made or deemed made;

(d) Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of Holdings, the Borrower or any Subsidiary Loan Party), 5.13, 5.14, or in Article VI; provided that any Event of Default under the Financial Performance Covenant is subject to cure as provided in Section 7.02;

(e) Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (x) written notice thereof from the Administrative Agent to the Borrower and (y) a Responsible Officer of a Loan Party having become aware of such default; provided that, any Default or Event of Default which may occur as a result of the failure to timely meet any delivery requirements under Section 5.01 or 5.02 shall cease to exist upon any delivery otherwise in compliance with such requirements, and provided further that, any Default or Event of Default which may occur as a result of noncompliance with Environmental Laws under Section 5.09 shall cease to exist upon approval of a compliance plan or other agreement by the relevant Governmental Authority if returning to compliance would reasonably be expected to take more than thirty (30) days; provided that, following approval of such plan or agreement by the Governmental Authority that Holdings, Borrower or any of its Restricted Subsidiaries, as applicable, continues to demonstrate reasonably good faith efforts to diligently cure such noncompliance under such plans or agreements;

(f) Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) (1) Holdings, the Borrower or any of its Restricted Subsidiaries shall (A) fail to pay any principal, interest or other amount due in respect of any Material Indebtedness (other than the ABL Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (B) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Indebtedness if the effect of any failure referred to in this clause (B) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor or (2) (A) Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to pay any principal, interest or other amount due in respect of the ABL Obligations, when and as the same shall become due and payable beyond any applicable grace period, (B) any of the ABL Obligations shall have been accelerated or have become due prior to their stated maturity, (C) any commitments under the ABL Loan Documents shall have been terminated by the ABL Agent or the lenders under the ABL Loan Documents or any lenders thereunder have refused to fund such commitments, in each case, solely as a result of an event of default under the ABL Loan Documents, (D) any of the ABL Agent or any lender under the ABL Loan Documents has taken any “Enforcement Action” (as defined in the ABL Intercreditor Agreement) with respect to the Common Collateral (as defined in the ABL Intercreditor Agreement) with respect to any material portion of the ABL First Priority Collateral or (E) Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any term, covenant, condition or agreement contained in any ABL Loan Document if the effect of such failure referred to in this clause (E) is to permit the holder or holders of the ABL Obligations or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause all or any portion of the ABL Obligations to become due prior to their stated maturity and such failure to observe or perform such term, covenant condition or agreement continues uncured for a period of sixty (60) days;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings, the Borrower, any Subsidiary Loan Party or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Holdings, the Borrower, any Subsidiary Loan Party or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower, any Subsidiary Loan Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Holdings, the Borrower, any Subsidiary Loan Party or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) one or more enforceable judgments for the payment of money in an aggregate amount of $20,000,000 or more (to the extent not paid or covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against Holdings, the Borrower and any of its Restricted Subsidiaries or any combination thereof and the same shall remain unpaid or otherwise undischarged for a period of ninety (90) consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of Holdings, the Borrower or any of its Restricted Subsidiaries that are material to the businesses and operations of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(k) one or more ERISA Events occur that, individually or in the aggregate, have resulted or would reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on the Collateral (other than immaterial portions thereof), with the priority required by the applicable Security Documents, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents;

(m) any material provision of any material Loan Document or any Guarantee of the Loan Document Obligations shall for any reason not be (or asserted in writing by any Loan Party not to be) a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n) any Guarantees of the Loan Document Obligations by any Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(o) a Change of Control shall occur; or

(p) after the execution and delivery thereof, any Intercreditor Agreement shall cease, for any reason, to be in full force and effect (other than in accordance with its terms) or the security interest of the Collateral Agent in any substantial portion of the Collateral shall for any other reason cease to be senior to the security interest of the applicable Senior Representative on the Collateral (except with respect to the ABL First Priority Collateral), or, in either case, any Loan Party shall so assert, then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take one or more of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder (including Applicable Premium), shall become due and payable immediately and (iii) exercise (or direct the Collateral Agent to exercise) any and all rights and remedies under the Security Documents, the Guarantee Agreement, the other Loan Documents and applicable law, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings, the Borrower and each other Loan Party; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder (including Applicable Premium), shall immediately and automatically become due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Holdings, the Borrower and each other Loan Party.

SECTION 7.02 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower and its Restricted Subsidiaries fail to comply with the requirements of the Financial Performance Covenant as of the last day of any applicable Fiscal Quarter of the Borrower, at any time after the end of such Fiscal Quarter and until the expiration of the tenth (10th) Business Day subsequent to the date on which the financial statements with respect to such Fiscal Quarter (or the Fiscal Year ended on the last day of such Fiscal Quarter) are required to be delivered pursuant to Section 5.01(a) or (b), as applicable (such period, the “Cure Period”), Holdings shall have the right to issue Qualified Equity Interests (other than to the Borrower or a Subsidiary) for cash or otherwise receive cash contributions to the capital of Holdings (other than from the Borrower or a Subsidiary) as cash common equity or other Qualified Equity Interests (which, in either case, Holdings shall contribute as cash common equity to the Borrower) (collectively, the “Cure Right”), and upon the receipt by the Borrower of 100% of the cash proceeds of such issuance (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustment:

(i) Consolidated EBITDA shall be increased with respect to such applicable Fiscal Quarter and any four (4) Fiscal Quarter period that contains such Fiscal Quarter, solely for the purpose of measuring actual (as opposed to pro forma) compliance with the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Borrower and its Restricted Subsidiaries, in each case, in the Test Period with respect to which the Cure Right is exercised, provided that any repayment of Indebtedness shall be given effect in subsequent Test Periods), the Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default or Event of Default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement;

provided that the Borrower shall have notified the Administrative Agent of the exercise of such Cure Right within five (5) Business Days prior to the issuance of the relevant Qualified Equity Interests for cash or the receipt of the cash contributions by Holdings.

(b) Notwithstanding anything herein to the contrary, (i) in each four (4) consecutive Fiscal Quarter period of the Borrower there shall be at least two (2) Fiscal Quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five (5) times, and (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant and any amounts in excess thereof shall not be deemed to be a Cure Amount; provided that any portion of any Indebtedness the Borrower, at its sole option, chooses to prepay with all or any portion of a Cure Amount shall be deemed to remain outstanding throughout the Fiscal Quarter in which such Cure Right was exercised but not in subsequent Fiscal Quarters. Notwithstanding any other provision in this Agreement to the contrary, (i) no increase in Consolidated EBITDA on account of the exercise of any Cure Right shall be applicable for any other purpose under this Agreement or any other Loan Document, including determining pricing, the availability or amount of any covenant basket, carve-out or compliance on a Pro Forma Basis with the Financial Performance Covenant or any other financial ratio, and (ii) there shall be no pro forma or other reduction of Indebtedness (including any Term Loans and including by way of cash netting) as a result of any Cure Amount in determining the Financial Performance Covenant (or any other leverage based test) for the applicable Fiscal Quarter in respect of which such Cure Right is exercised but any such reduction in Indebtedness shall be given effect for any subsequent period that includes such Fiscal Quarter. Upon receipt by the Administrative Agent of a written notice, prior to the end of the applicable Cure Period, that Holdings intends to exercise the Cure Right in respect of a Fiscal Quarter, none of the Administrative Agent, the Collateral Agent or the Lenders shall be permitted to accelerate Term Loans held by them, to terminate the Commitments or to exercise remedies against the Collateral solely on the basis of a failure to comply with the requirements of the Financial Performance Covenant, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the end of the applicable Cure Period.

SECTION 7.03 Application of Proceeds.

After the exercise of remedies provided for in Section 7.01 (or after an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

(a) first, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 9.03 and amounts owing in respect of (x) the preservation of Collateral or the Collateral Agent’s security interest in the Collateral or (y) with respect to enforcing the rights of the Secured Parties under the Loan Documents) payable to the Administrative Agent and the Collateral Agent in their respective capacity as such;

(b) second, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses, prepayment premiums and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Sections 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (c) held by them;

(c) third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) held by them;

(d) fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause (d) held by them;

(e) fifth, to the payment of all other Secured Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Secured Obligations then owing to the Administrative Agent and the other Secured Parties; and

(f) last, after all of the Secured Obligations have been paid in full (other than contingent indemnification obligations not yet due and owing), to the Borrower or as otherwise required by Law.

ARTICLE VIII

Administrative Agent

SECTION 8.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Wilmington Trust, National Association to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Collateral Agent (including through its agents or employees) to execute, deliver and administer the Loan Documents and to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders, and none of Holdings, the Borrower or any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent and the Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent or the Required Lenders, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto and all references to Administrative Agent in this Article VIII shall, where applicable, be read as including a reference to the Collateral Agent. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent as Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(c) Any corporation or association into which any Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which such Agent is a party, will be and become the successor Agent, as applicable, under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

SECTION 8.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity, if applicable, as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include, if applicable, the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions.

The Administrative Agent and Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of their respective Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment; provided that neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by Holdings, the Borrower or a Lender; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, validity, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. The Administrative Agent shall not be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Each party to this Agreement acknowledges and agrees that the Administrative Agent and the Collateral Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other Collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent and the Collateral Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by any such service provider. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from any confirmation or determination of (x) the Effective Yield or (y) the terms and conditions of any Intercreditor Agreement. The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover pro rata from other Lenders any payment equal to the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

In no event shall any Agent be liable for any failure or delay in the performance of their respective obligations under this Agreement or any related documents because of circumstances beyond such Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Agent’s control whether or not of the same class or kind as specified above.

Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.

The Agents shall have no obligation for (a) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under the Credit Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby; (b) the filing, re-filing, recording, re-recording, or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance, or other instrument in any public office at any time or times; or (c) providing, maintaining, monitoring, or preserving insurance on or the payment of taxes with respect to any Collateral.

The Agents shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

SECTION 8.04 Reliance by Administrative Agent.

Each of the Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Term Loan. Each of the Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties.

Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent. Each of the Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII and the indemnity provisions of Section 9.03 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or the Collateral Agent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any of its subagents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent or the Collateral Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06 Resignation of Administrative Agent.

The Administrative Agent may resign upon thirty (30) days’ notice to the Lenders, and the Borrower and such notice shall also be effective in respect of its role as Collateral Agent unless the Administrative Agent otherwise agrees in writing. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank or trust company with an office in the United States, or an Affiliate of any such bank or trust company with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent, which shall be an Approved Bank or trust company with an office in New York, New York, or an Affiliate of any such Approved Bank or trust company (the date upon which the retiring Administrative Agent is replaced or such resignation otherwise becomes effective as provided below, the “Resignation Effective Date”). If no successor Administrative Agent shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice.

If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders and the Borrower may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Administrative Agent and, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (the “Defaulting Agent Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

The Required Lenders may, in their sole discretion, to the extent permitted by applicable law, by notice in writing to the Person serving as Administrative Agent remove such Person as Administrative Agent and Collateral Agent and, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (the “Agent Removal Effective Date” and, together with the Defaulting Agent Removal Effective Date, each a “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Agent Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent and Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent and Collateral Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent and Collateral Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent and Collateral Agent shall be discharged from all of their respective duties and obligations hereunder and under the other Loan Documents as set forth in this Section. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent and Collateral Agent, their sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent and Collateral Agent was acting as Administrative Agent and Collateral Agent.

SECTION 8.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender acknowledges that the Administrative Agent, the Collateral Agent and their Affiliates have not made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent and/or the Collateral Agent to the Lenders, the Administrative Agent and the Collateral Agent shall not have any duty or responsibility (either express or implied) to provide any Lender with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of the Administrative Agent, the Collateral Agent or any of their Affiliates.

Each Lender, by delivering its signature page to this Agreement and funding its Term Loans on the Closing Date, or delivering its signature page to an Assignment and Assumption, Incremental Amendment or Refinancing Amendment pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

Except as otherwise provided in Section 8.10, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and the Collateral Agent on behalf of the Secured Parties in accordance with the terms hereby and thereof. In the event of a foreclosure by the Administrative Agent or the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent or the Collateral Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent or the Collateral Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

SECTION 8.08 No Other Duties, Etc.

Each of the Lenders and the other Secured Parties irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to, and the Administrative Agent and the Collateral Agent, as applicable, shall (a) release and terminate, or to confirm or evidence any automatic release and termination of, any Guarantees and Liens created under the Loan Documents as provided in Section 9.14 or in any other Loan Document and (b) subordinate, at the request of the Borrower, any Lien on any property granted to or held by the Collateral Agent under any Security Document to the holder of any Lien on such property that is permitted by Section 6.02 and is otherwise in accordance with Section 9.14.

SECTION 8.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

SECTION 8.10 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Each Lender agrees that, except as otherwise provided in any of the Loan Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Loan Party with respect to any of the Secured Obligations or Collateral, or accelerate or otherwise enforce its portion of the Secured Obligations.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the Collateral Agent in accordance with Article VII for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or the Collateral Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent and the Collateral Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 8.11 Withholding Taxes.

To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties pursuant to Section 2.17 and without limiting any obligation of the Loan Parties to do so pursuant to such Section) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

SECTION 8.12 Certain ERISA Matters.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(a) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments or this Agreement,

(b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, or

(c) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, e-mail or other electronic transmission, as follows:

(i) if to Holdings, the Borrower, the other Loan Parties or the Administrative Agent or the Collateral Agent, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain Material Non-Public Information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; any notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower or any of their Affiliates or any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower and the Administrative Agent may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Collateral Agent or any Lender in exercising any right or power under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.20 with respect to any Incremental Amendment, Section 2.21 with respect to any Refinancing Amendment (other than as provided below in this clause (b)) or Section 2.24 with respect to any Permitted Amendment, neither this Agreement, any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, and the Required Lenders, and acknowledged by the Administrative Agent, or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent (as applicable) and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders (subject to clause (B) below); provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Sections 4.02 or 4.03 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce or forgive the principal amount of any Term Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness of principal) or reduce the rate of interest thereon, or reduce any premiums or fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of Total Net Leverage Ratio or First Lien Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction of interest or fees for purposes of this clause (ii)), provided that only the consent of the Required Lenders shall be necessary to waive (or reduce) any obligation of the Borrower to pay default interest pursuant to Section 2.13(c) or otherwise, (iii) postpone the maturity of any Term Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness of principal or an extension of any maturity date, date of any scheduled amortization payment or date for payment of interest or fees), or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Amendment, Refinancing Amendment or Loan Modification Agreement, or any date for the payment of any interest, premium or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (it being understood that a waiver of any Default or Event of Default shall not constitute an extension of any maturity date, date of any scheduled amortization payment or date for payment of interest, premium or fees) without the written consent of each Lender directly and adversely affected thereby, (iv) change any of the provisions of this Section 9.02(b) without the written consent of each Lender directly and adversely affected thereby; provided that any such change which is in favor of a Class of Lenders holding Term Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Term Loans or Commitments) will require the written consent of the Required Lenders with respect to each Class directly and adversely affected thereby, (v) reduce the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Loan Documents) without the written consent of each Lender, (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender, except as expressly provided in the Loan Documents, (viii) modify the provisions of Section 2.18 or any other provision of this Agreement relating to pro rata sharing or pro rata payments without the consent of each Lender, (ix) modify the provisions of Sections 2.18 or 7.03 of this Agreement or Section 4.02 of the Collateral Agreement without the consent of each Lender or (x) otherwise subordinate the Loan Document Obligations, or the Liens granted by the Loan Parties under the Loan Documents, to any other Indebtedness or Lien, as the case may be, without the written consent of each Lender directly and adversely affected thereby; provided further that (A) (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable, or (y) any amendment or modification to the Agent Fee Letter, or waiver of any rights or privileges thereunder, shall only require the consent of the Borrower and the Agents party thereto, as applicable, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, defect or inconsistency if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following the Lenders’ receipt of notice thereof, (y) add collateral or (z) effect or facilitate a transaction otherwise permitted hereunder, including the releases contemplated by Section 9.14, and (C) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Term Loans or Commitments of a particular Class (but not the Lenders holding Term Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Term Loans of any Class pursuant to clause (iv), (ix) or (xi) of paragraph (b) of this Section 9.02, the consent of a Majority in Interest of the outstanding Term Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, (i) if no Event of Default under Section 7.01(a), (b), (h) or (i) exists, permanently prepay all of the Term Loans of any Class owing by it to, and terminating any Commitments of, such Non-Consenting Lender or (ii) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Term Loans or Commitments, as applicable, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.11(a)(i)) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all amounts owing under Section 2.11(a)(i) and all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Term Loans of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e) Notwithstanding anything to the contrary contained herein, the Required Lenders shall have the ability to waive, amend, supplement or modify (i) the Financial Performance Covenant (including any defined terms used therein as they relate thereto) without the consent or approval of any other Lender and (ii) this Agreement without the consent or approval of any other Lender if and to the extent necessary in connection with any appointment of a successor Administrative Agent and Collateral Agent on behalf of the Lenders pursuant to Section 8.06.

(f) Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to the ABL Intercreditor Agreement, any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement or any other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of the ABL Intercreditor Agreement, such First Lien Intercreditor Agreement, such Second Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable, so long as the Administrative Agent consents to such amendment or supplement to the ABL Intercreditor Agreement, any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement or any other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of the ABL Intercreditor Agreement, such First Lien Intercreditor Agreement, such Second Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent (as applicable).

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay, whether or not the Closing Date occurs, (i) all reasonable and documented and invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Blackstone Entities and their respective Affiliates (without duplication) (limited, in the case of legal fees and expenses, to, the reasonable, documented and invoiced fees, disbursements and other charges of (w) one primary legal counsel to the Blackstone Entities (which as of the date hereof is Willkie Farr & Gallagher LLP), and to the extent reasonably determined by Blackstone to be necessary, one local counsel, one foreign counsel and one regulatory counsel to the Blackstone Entities (taken as a whole) in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions), (x) one counsel to Administrative Agent and the Collateral Agent (taken as whole) and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel, one foreign counsel and one regulatory counsel to the Administrative Agent and the Collateral Agent (taken as a whole) in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions), (y) in the case of an actual or potential conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel (and, to the extent reasonably determined by the Required Lenders to be necessary, one additional conflicts local counsel, foreign counsel and regulatory counsel in each applicable jurisdiction) for the affected Indemnitees similarly situated and (z) such other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)) in connection with the syndication of the credit facilities provided for herein, and the preparation, negotiation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (or proposed amendments, modifications or waivers of the provisions thereof) and (ii) all reasonable and documented and invoiced out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and each Lender, including the fees, disbursements and other charges of counsel for the Administrative Agent, the Collateral Agent and the Lenders, in connection with the enforcement, protection or preservation of any rights or remedies (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section 9.03 or (B) in connection with the Term Loans made hereunder, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans; provided that such counsel shall be limited to (w) one lead counsel for the Agents (taken as a whole) and one local counsel to the Agents (taken as a whole) in each applicable jurisdiction (exclusive of any reasonably necessary special counsel in each jurisdiction), (x) one lead counsel for the Required Lenders and one local counsel for the Required Lenders in each applicable jurisdiction (exclusive of any reasonably necessary special counsel in each jurisdiction) (and, in the case of an actual or potential conflict of interest, where any Lender affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel (and, to the extent reasonably determined by the Required Lenders to be necessary, one additional conflicts local counsel, foreign counsel and regulatory counsel in each applicable jurisdiction)), (y) such other counsel as may be retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) and (z) such other counsel as may be retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed).

(b) The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented and invoiced out-of-pocket fees and expenses (limited, in the case of legal fees and expenses, to (x) the reasonable, documented and invoiced fees, disbursements and other charges of one counsel for the Administrative Agent and the Collateral Agent and their Related Parties, taken as a whole and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel, one foreign counsel and one regulatory counsel in each relevant jurisdiction to the Administrative Agent and the Collateral Agent and their Related Parties (taken as a whole)) and (y) the reasonable, documented and invoiced fees, disbursements and other charges of one counsel for all other Indemnitees and to the extent reasonably determined by the Required Lenders to be necessary, one local counsel, one foreign counsel and one regulatory counsel for all other Indemnities in each relevant jurisdiction (and in the case of an actual or potential conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel (and one additional conflicts local counsel, foreign counsel and regulatory counsel in each applicable jurisdiction)) for the affected Indemnitees similarly situated (which may include a single special counsel acting in multiple jurisdictions) incurred by or asserted against any Indemnitee by any third party or by the Borrower, Holdings or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby or the syndication of the credit facilities provided for herein, (ii) any Term Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threat of Release of any Hazardous Material on, at, to or from any Mortgaged Property or any other property currently or formerly owned, leased or operated by Holdings, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, Holdings or any Subsidiary or their Affiliates and regardless of whether any Indemnitee is a party thereto; provided that (A) such indemnity shall not, as to the Administrative Agent, the Collateral Agent and their Related Parties, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses resulted from the gross negligence or willful misconduct of the Administrative Agent, the Collateral Agent or their Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment) and (B) such indemnity shall not, as to any Indemnitee (other than the Administrative Agent, the Collateral Agent and their Related Parties), be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (w) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (x) other than in the case of the Agents and their Related Parties, resulted from acts or omissions related to the control or management of Hazardous Materials by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) resulted from a material breach of the Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (z) arise from disputes between or among Indemnitees that do not involve an act or omission by Holdings, the Borrower or any Subsidiary or Affiliate thereof. For the avoidance of doubt, this Section 9.03(b) shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent or any Lender under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or such Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Term Loans shall have been repaid in full, as of the time most recently prior thereto when any Term Loans or Commitments remained outstanding)) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or such Lender in its capacity as such. For purposes hereof, “pro rata share” shall mean, with respect to any Lender at any time, the percentage obtained by dividing (i) the sum of the aggregate outstanding principal amount of the Term Loans of such Lender at such time and its unused Commitments at such time by (ii) the sum of the aggregate outstanding principal amount of the Term Loans of all Lenders at such time and the aggregate unused Commitments of all Lenders at such time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)). Each Lender hereby authorizes the Administrative Agent and Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the Collateral Agent to such Lender from any source against any amount due to the Administrative Agent or the Collateral Agent under this Section 9.03(c).

(d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith (other than in the case of the Agents and their Related Parties) or willful misconduct of, or (other than in the case of the Agents and their Related Parties) a material breach of the Loan Documents by, such Indemnitee or its Related Parties or (ii) on any theory of liability, for special, indirect, consequential, incidental, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Term Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 9.03 shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final and non-appealable judicial determination by a court of competent jurisdiction that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below and the respective limitations otherwise set forth in this Section 9.04, any Lender may assign to one or more Eligible Assignees (provided that, in the case of the Disqualified Lender prong of the definition of Eligible Assignee, only to the extent the list of Disqualified Lenders has been made available to all Lenders) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) by a Lender to any other Lender or an Affiliate of any Lender or an Approved Fund or (y) to any Eligible Assignee (other than a Disqualified Lender) if an Event of Default has occurred and is continuing; and (B) the Administrative Agent (which shall be provided if (x) the Borrower consents or (y) in its reasonable discretion); provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) subject to Section 9.04(f), Holdings, the Borrower or any of its Subsidiaries. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to an assignment within ten (10) Business Days after written notice of such assignment, the Borrower shall be deemed to have consented to such assignment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Term Loans of any Class, the amount of the Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Term Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, together with a processing and recordation fee of $3,500; provided that (i) the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee and, (ii) such process and recordation fee shall not be required with respect to any assignment by a Blackstone Entity to another Blackstone Entity or (for the avoidance of doubt) an Approved Fund of a Blackstone Entity; provided further, that any such Assignment and Assumption shall include a representation by the assignee that the assignee is not a Disqualified Lender or an Affiliate of a Disqualified Lender (provided that, in the case of the Disqualified Lender prong of the definition of Eligible Assignee, only to the extent such list of Disqualified Lenders has been made available to all Lenders); provided further, that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the date each Assignment and Assumption is recorded in the Register, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender (but, in the case of any Lender, only as to its own Commitments and Term Loans under this Agreement), at any reasonable time and from time to time upon reasonable prior written notice. Notwithstanding anything to the contrary contained herein, each Loan Party and the Lenders acknowledge and agree that in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Person is a Disqualified Lender or have any liability with respect to or arising out of (x) any assignment or participation made to a Disqualified Lender or (y) any disclosure of confidential information by the Lenders to a Disqualified Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of Holdings, the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons (other than to a Person that is not an Eligible Assignee (provided that, in the case of the Disqualified Lender prong of the definition of Eligible Assignee, only to the extent that the list of Disqualified Lenders has been available to all Lenders)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations thereof and Section 2.19, it being understood that any tax forms required by Section 2.17(e) shall be provided solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Term Loans or other obligations under the Loan Documents) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any Term Loan or other obligation under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Term Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) Any Lender may, at any time, assign all or a portion of its Term Loans to Holdings or any of its Subsidiaries, through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.11(a)(ii) or other customary procedures acceptable to the Administrative Agent and/or (y) open market purchases on a non-pro rata basis, provided that (i) any Term Loans that are so assigned will be automatically and irrevocably cancelled and the aggregate principal amount of the tranches and installments of the relevant Term Loans then outstanding shall be reduced by an amount equal to the principal amount of such Term Loans, (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (iii) each Lender making such assignment to Holdings or any of its Subsidiaries acknowledges and agrees that in connection with such assignment, (1) Holdings or its Subsidiaries then may have, and later may come into possession of Material Non-Public Information, (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Material Non-Public Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Material Non-Public Information. Each Lender entering into such an assignment further acknowledges that the Material Non-Public Information may not be available to the Administrative Agent or the other Lenders.

(g) Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Lender (only to the extent such list of Disqualified Lenders has been made available to all Lenders) without the prior written consent of the Borrower; provided that, upon request by any Lender to the Administrative Agent, the Administrative Agent shall be permitted to disclose to such Lender the list of Disqualified Lenders and, in any event, the Administrative Agent shall be entitled to post such list to the Lenders generally; provided further, that inclusion on the list of Disqualified Lenders shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Term Loans or Commitments if such Person was not included on the list of Disqualified Lenders at the time of such assignment or participation. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender was a Disqualified Lender at the time of the assignment of any Term Loans or Commitments to such Lender, following written notice from the Borrower to such Lender and the Administrative Agent: (1) such Lender shall promptly assign all Term Loans and Commitments held by such Lender to an Eligible Assignee; provided that (A) the Administrative Agent shall not have any obligation to the Borrower, such Lender or any other Person to find such a replacement Lender, (B) the Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to the Borrower’s consent in accordance with Section 9.04(b)(i) and (C) the assignment of such Term Loans and/or Commitments, as the case may be, shall be at the lesser of (x) par and (y) the amount that such Disqualified Lender paid to acquire such Term Loans and/or Commitments, in each case plus accrued and unpaid interest and fees; (2) such Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of any Class), all affected Lenders (or all affected Lenders of any Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender; and (3) no Disqualified Lender is entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender or will be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices or Borrowings, notices or prepayments and other administrative notices in respect of its Term Loans or Commitments required to be delivered to Lenders pursuant to Article II.

SECTION 9.05 Survival.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans and all other amounts payable hereunder, and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Term Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08 Right of Setoff.

If an Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrower or any other Loan Party (excluding, for the avoidance of doubt, any Settlement Assets except to effect Settlement Payments such Lender is obligated to make to a third party in respect of such Settlement Assets or as otherwise agreed in writing between the Borrower and such Lender) against any of and all the obligations of the Borrower or any other Loan Party then due and owing under this Agreement or the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York, Borough of Manhattan and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings, the Borrower or any other Loan Party or their respective properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality.

(a) Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent or the relevant Lender, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process or in connection with the exercise of remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; provided that (x) solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding and (y) in the case of preceding clause (ii) only, each Lender and the Administrative Agent shall use commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and, provided further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by (or on behalf of) Holdings, the Borrower or any Subsidiary of Holdings, (iii) to any other party to this Agreement, (iv) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 9.12, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), (v) if required by any rating agency on a customary basis, (vi) to service providers providing administrative and ministerial services solely in connection with the syndication and administration of the Loan Documents and the facilities (e.g., identities of parties, maturity dates, interest rates, etc.) on a confidential basis, (vii) (x) to a Person that is an investor or prospective investor in a securitization or other financing, separate account or commingled fund so long such investor or prospective investor agrees that its access to information regarding the Loan Parties and the Term Loans and Commitments is solely for purposes of evaluating an investment in such securitization or other financing, separate account or commingled fund and who agrees to treat such information as confidential or (y) to a Person that is a trustee, collateral agent, collateral manager, servicer, noteholder, equityholder or secured party in a securitization in connection with the administration, servicing and evaluation of, and reporting on, the assets serving as collateral for such securitization, (viii) to the extent such Information (w) becomes publicly available other than as a result of a breach of this Section 9.12 or (x) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary, which source is not known by the recipient of such information to be subject to a confidentiality obligation, (y) unless provided by a Loan Party or any of its Affiliates or advisors, was already in the possession of (not otherwise in violation of this Section 9.12) or was independently developed by the Administrative Agent, any Lender or any Affiliate thereof or (z) was available to the Administrative Agent, any Lender or any Affiliate thereof on a non-confidential basis prior to its disclosure to any such Person, or (ix) with the Borrower’s prior written consent. For the purposes hereof, “Information” means all information received from or on behalf of Holdings or the Borrower relating to Holdings, the Borrower, any other Subsidiary or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings, the Borrower or any Subsidiary; provided that, in the case of information received from Holdings, the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Without limiting the rights of the Administrative Agent and each Lender to disclose Information in accordance with clauses (i) through (ix) above, any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person notifies the Borrower as promptly as practicable of any requested or required disclosure of Information and such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, including complying with all applicable requirements of any requesting Governmental Authority for the preservation of such confidentiality. Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Lender that constitutes a Disqualified Lender at the time of such disclosure without the Borrower’s prior written consent.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13 USA PATRIOT Act.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.14 Release of Liens and Guarantees.

(a) A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a permitted merger with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary). Upon any sale or other transfer by any Loan Party (other than to Holdings, the Borrower or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral, the security interests in such Collateral created by the Security Documents shall be automatically released. Upon the release of Holdings or any Subsidiary Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by Holdings or such Subsidiary created by the Security Documents shall be automatically released. Upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement, the security interest created by the Security Documents in the Equity Interests of such Subsidiary shall automatically be released. Upon termination of the aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations), all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. Without further written consent or authorization from Lenders, the Administrative Agent and/or the Collateral Agent may execute any documents or instruments necessary to release or subordinate any Lien on any Collateral granted to or held by the Administrative Agent and/or the Collateral Agent under any Security Document to the holder of any Lien on such property that is a Permitted Encumbrance or is permitted pursuant clauses (iv), (viii), (xiii) and (xxiii) of Section 6.02. In connection with any termination or release pursuant to this Section 9.14, the Administrative Agent or the Collateral Agent, as the case may be, shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent or the Collateral Agent, as the case may be, such certifications or documents as the Administrative Agent or the Collateral Agent, as the case may be, shall reasonably request in order to demonstrate compliance with this Agreement (and the Lenders hereby authorize and direct the Agents to rely on any such certifications and documents in performing their obligations under this paragraph).

(b) The Administrative Agent or the Collateral Agent, as the case may be, will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release or subordinate its Lien on any property granted to or held by the Administrative Agent or the Collateral Agent, as the case may be, under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv), (viii), (xi), (xiii), (xiv), (xvi), and (xx) (with respect to Indebtedness under Section 6.01(a)(viii)) so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent or the Collateral Agent, as the case may be, such certifications or documents as the Administrative Agent or the Collateral Agent, as the case may be, shall reasonably request in order to demonstrate compliance with this Agreement (and the Lenders hereby authorize and direct the Agents to rely on any such certifications and documents in performing their obligations under this paragraph).

(c) Each of the Lenders irrevocably authorizes the Administrative Agent or the Collateral Agent, as the case may be, to provide any release or evidence of release, termination or subordination contemplated by this Section 9.14. Upon request by the Administrative Agent or the Collateral Agent, as the case may be, at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority or the Collateral Agent’s authority, as the case may be, to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.14.

(d) Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Loan Document, unless otherwise consented to by the Required Lenders, no Subsidiary Loan Party shall be released from its obligations under the Loan Documents, and no security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be released, unless and until such Subsidiary Loan Party is released from the ABL Loan Documents on substantially the same terms.

SECTION 9.15 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Lenders and their respective Affiliates are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent and the Lenders on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Collateral Agent, the Lenders and their respective Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, any of their respective Affiliates or any other Person and (B) none of the Administrative Agent, the Collateral Agent, the Lenders and their respective Affiliates has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Collateral Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Administrative Agent, the Collateral Agent or the Lenders has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings and their respective Affiliates hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent or the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

SECTION 9.17 Certain Intercreditor Provisions.

(a) Each Secured Party irrevocably appoints, designates and authorizes the Administrative Agent and the Collateral Agent to enter into on its behalf and to take such action on its behalf pursuant to the provisions of each Intercreditor Agreement.  Each Secured Party agrees to be bound by the terms of each Intercreditor Agreement.  In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any Intercreditor Agreement, the terms of such Intercreditor Agreement shall govern.

(b) No reference to any Intercreditor Agreement or any other intercreditor or subordination agreement in this Agreement or any other Loan Documents shall be construed to provide that any Loan Party is a third party beneficiary of the provisions of such Intercreditor Agreement or such other agreement or may assert any rights, defense or claims on account of such Intercreditor Agreement or such other agreement or this Section 9.17, and each Loan Party agrees that nothing in any Intercreditor Agreement or such other agreement is intended or shall impair the obligation of any Loan Party to pay the Loan Document Obligations under this Agreement or any other Loan Document as and when the same shall become due and payable in accordance with their respective terms, or to affect the relative rights of the creditors with respect to any Loan Party or, except as expressly otherwise provided in any Intercreditor Agreement or such other agreement as to a Loan Party’s obligations, such Loan Party’s properties.

SECTION 9.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto to any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ATLAS TC HOLDINGS LLC, as Holdings

By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

ATLAS INTERMEDIATE HOLDINGS LLC, as Borrower

By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

[Signature Page to Credit Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Nicole Kroll
Name:	Nicole Kroll
Title:	Assistant Vice President

[Signature Page to Credit Agreement]

Emerald Direct Lending 1 Limited Partnership

By: Blackstone Alternative Credit Advisors LP as investment manager

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

Emerald Murray Street LP

By: Blackstone Alternative Credit Advisors LP as investment manager

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

Emerald Spring Street LP

By: Blackstone Alternative Credit Advisors LP as investment manager

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

GN Loan Fund LP

By: Blackstone Alternative Credit Advisors LP as investment manager

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

GSO Capital Opportunities Fund III LP

By: GSO Capital Opportunities Associates III LLC, its general partner

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

GSO ESDF II AIV-1 LP

By: GSO European Senior Debt Associates II LP, its general partner

By: GSO European Senior Debt Associates II (Delaware) LLC, its general partner

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

Blackstone Holdings Finance Co. L.L.C.

By: Blackstone Holdings I L.P., as Sole Member

By: Blackstone Holdings I/II GP, Inc., as General Partner

By:	/s/ Eric Liaw
Name:	Eric Liaw
Title:	Authorized Signatory

[Signature Page to Credit Agreement]